Exhibit 10.02
Execution Version: 19th April 2010
AMENDMENT AGREEMENT
This Agreement is made in Madrid on          2010.
BETWEEN
(1)	PROMOTORA DE INFORMACIONES, S.A. a company of Spanish nationality, with registered office at Madrid, calle Gran Vía 32, with Tax ID Code A-28.297.059, registered with the Mercantile Registry of Madrid, at section 3rd, sheet M-19511, as Borrower under the Bridge Facilities Agreement (as defined below) (hereinafter, “Prisa” or the “Borrower”). Acting in its name and on its behalf is Mr. Juan Luis Cebrian Echarri, with Spanish Identity Card number 00.551.854-S, duly empowered for these purposes;

(2)	GRUPO EMPRESARIAL DE MEDIOS IMPRESOS, S.L., a company duly incorporated under the laws of Spain, with registered offices at Madrid, Gran Vía 32,and Spanish Tax Identity Number 82.499.856 (hereinafter, “GMI”), duly represented by Mr. José Ángel García Olea, with Spanish Identity Card number 22.711.002-C, duly empowered for these purposes.

(3)	DIARIO EL PAÍS, S.L., a company duly incorporated under the laws of Spain, with registered offices at Madrid, Calle Miguel Yuste 40 and Spanish Tax Identity Number B-78.426.046 (hereinafter, “Diario El País”), duly represented by Mr. José Ángel García Olea, with Spanish Identity Card number 22.711.002-C, duly empowered for these purposes.

(4)	VERTIX, S.G.P.S, S.A., a company duly incorporated under the laws of Portugal, with registered offices at Estrada de Outurela, 118, Carnaxide — Oerias, registered with the commercial registry of Cascais with Number 82.499.856 (hereinafter, “Vertix”), duly represented by Mr. Manuel Polanco Moreno, with Spanish Identity Card number 50.307.639-S, duly empowered for these purposes.

(5)	GRUPO SANTILLANA DE EDICIONES, S.L., a company duly incorporated under the laws of Spain, with registered offices at Madrid, calle Torrelaguna 60 and Spanish Tax Identity Number B-28.095.420 (hereinafter, “Santillana”), duly represented by Mr. Miguel Ángel Cayuela Sebastián, with Spanish Identity Card number 13.093.494-A, duly empowered for these purposes.

(6)	SOGECABLE, S.A., a Spanish company, with registered office at [...] (“Sogecable”) duly represented by [...], with National Identity Document (DNI) no. [...], duly authorised to enter into this Agreement.

(7)	HSBC BANK PLC, SUCURSAL EN ESPAÑA with registered office at Madrid, Plaza Pablo Ruiz Picasso s/n, Torre Picasso, floor 33, with Tax ID Code W-0061401-F and registered with the Commercial registry of Madrid (Page M-48471), as Agent under the Bridge Facilities Agreement (as defined below) (hereinafter, the “Agent”). Acting in its name and on its behalf are Mr. Francisco Javier Neira Menéndez with Spanish identity card number 02531784-J and by Mr. Mark Hall with British Passport number 704930986, both duly empowered for these purposes;

Execution Version: 19th April 2010
(8)	HSBC BANK PLC with registered office at Level 3, Canada Square, London E14 5HQ, registered at the Registration Office of Companies of England and Wales under the No. 14259 (hereinafter, “HSBC”). Acting in its name and on its behalf is Mr. Francisco Javier Neira Menéndez with Spanish identity card number 02531784-J and Mr. Mark Hall with British Passport number 704930986, both duly empowered for these purposes;

(9)	BANCO ESPAÑOL DE CRÉDITO, S.A. with registered office at Avenida Gran Vía de Hortaleza 3, Madrid, with Tax ID Code A-28000032, registered with the Mercantile Registry of Madrid, at volume 36, page 177, sheet 1595 (hereinafter, “Banesto”). Acting in its name and on its behalf is represented by Mr. Asier González Linaza with Spanish Identity Card number 78.880.194-S and Mr. Jose Carlos Fernández Sánchez with Spanish Identity Card number 50304905-H, both duly empowered for these purposes;

(10)	BNP PARIBAS, SUCURSAL EN ESPAÑA with registered office at C/Ribera del Loira 28 -28042 Madrid, with Tax ID Code A-00111171-I, registered with the Mercantile Registry of Madrid, at 5121 general, 4271 of section 3[a], page 120, sheet 40598, first inscription (hereinafter, “BNP”). Acting in its name and on its behalf is Ms. Carmen Pino Lozano with Spanish Identity Card number 25.084.965-S and Mr. Carlos Gardeazábal Ortiz with Spanish Identity Card number 50.303.379-X, both duly empowered for these purposes;

(11)	CAIXA D´ESTALVIS I PENSIONS DE BARCELONA “LA CAIXA” with registered office at Avenida Diagonal, 621-629 08028, Barcelona, with Tax ID Code G.58.89999/8, registered with the Mercantile Registry of Barcelona, at volume 20.397, page 1, sheet B-5.614, first inscription (hereinafter, “La Caixa”). Acting in its name and on its behalf is Mr. Carlos de Parias Halcón with Spanish Identity Card number 27.312.996-J and Mr. Oscar Sánchez Bargos with Spanish Identity Card number 00.837.908-H, both duly empowered for these purposes;

(12)	CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID with registered office at Plaza de Celenque, 2 — 28013 Madrid, with Tax ID Code G-28029007, registered with the Mercantile Registry of Madrid, at 3067 general, page 20, sheet M-52454, first inscription (hereinafter, “Caja Madrid”). Acting in its name and on its behalf is Mr. Francisco Javier Fernández-Montes López-Morato with Spanish Identity Card number 50.298.754-P and Mr. José Luis García Pérez with Spanish Identity Card number 821.184-S, both duly empowered for these purposes;

(13)	NATIXIS, SUCURSAL EN ESPAÑA with registered office at Paseo de Recoletos 7-9, 28004 Madrid, with Tax ID Code W-0013055-I (hereinafter, “Natixis”). Acting in its name and on its behalf is Mr José Luis Sánchez García with Spanish Identity Card number 46.112.737-Z and Mr. Pedro Aragonés González with Spanish Identity Card number 405.859-R, both duly empowered for these purposes; and

(14)	BANCO SANTANDER, S.A. with registered office at Paseo Pereda 9-12, 39004 Santander, Spain, with Tax ID Code A-39000013 (hereinafter, “Santander”). Acting in its name and on its behalf is Mr. Luis Estades Gutiérrez with Spanish Identity Card number 7.227.353-V and Mr. Víctor Menéndez de Miguel with Spanish Identity Card number 52.477.632-G, both duly empowered for these purposes (hereinafter HSBC,

Execution Version: 19th April 2010
Banesto, BNP, La Caixa, Caja Madrid, Natixis and Santander shall be jointly referred to as the “Lenders” and, each of them, the or a “Lender”).

1.	INTRODUCTION

1.1	This Agreement refers to:
1.1.1	a bridge term and revolving credit facilities agreement dated 20 December 2007 (as amended on 27 December 2007, 19 February 2008, 22 May 2008, 20 June 2008, 18 July 2008, 10 November 2008, 31 March 2009, 30 April 2009 and 13 May 2009) between, among others, Prisa as Borrower and HSBC Bank plc, Sucursal en España as Agent (the “Bridge Facilities Agreement”)

1.1.2	an accession agreement and guarantee dated 18 July 2008 between, among others, GMI as Guarantor and HSBC Bank plc, Sucursal en España as Agent and the Original Lenders (the “GMI Guarantee”);

1.1.3	an accession agreement and guarantee dated 18 July 2008 between, among others, Diario El País as Guarantor and HSBC Bank plc, Sucursal en España as Agent and the Original Lenders (the “Diario El País Guarantee”);

1.1.4	a share pledge agreement over 137,861,303 shares, representing 100% of the share capital of Sogecable, S.A dated 18 July 2008 between, among others, Prisa as Pledgor and the Original Lenders as Pledgees (the “Pledge over Sogecable Shares”);

1.1.5	a deed of pledge of shares over the shares representing 94.69% of the share capital of Grupo Media Capital, S.G.P.S., S.A. dated 18 July 2008 between among others, Vertix as Pledgor and the Original Lenders as Pledgees (the “Existing Pledge over Media Capital Shares”);

1.1.6	a transfer agreement dated 30 March 2009 by virtue of which Banesto transferred a part of its participation under the Bridge Facilities Agreement (and consequently, in accordance with article 1,528 of the Spanish Civil Code, a participation under the Guarantees and the Pledges over Shares) to Santander; and

1.1.7	an accession agreement and guarantee dated 14 May 2009 between, among others, Santillana as Guarantor and HSBC Bank plc, Sucursal en España as Agent and the Original Lenders and Santander (the “Santillana Guarantee”).
1.2	In this Agreement:

“2013 Extended Termination Date” means 19 May 2013.

“Business Combination Agreement” shall have the meaning given to such term in the definition of “New Equity Investment Documents” contained in this Clause 1.2.

“Digital +” means the direct-to-home satellite TV operation of Sogecable S.A.

Execution Version: 19th April 2010
“Digital + Sale” means the sale of a stake in Distribuidora de Televisión Digital + S.A. as described in clause 2.3 of the Refinancing Agreement.

“Extended Bilateral Loans” means the Existing Bilateral Loans, once their respective maturity dates have been extended to the 2013 Extended Termination Date.

“Existing Bilateral Loans” means all the bilateral loans listed in Annex III of the Refinancing Agreement.

“Extension Finance Documents” means this Agreement, the Refinancing Agreement, the Guarantees and Security Agreement, the Pledge over Media Capital Shares, the Pledge over Telecinco Shares, the Pledge over Digital + Shares, and the Senior Amendment Agreement.

“Existing Pledges over Shares” means the Pledge over Sogecable Shares and the Existing Pledge over Media Capital Shares.

“Existing Pledgors” means Prisa and Vertix.

“First Extension Effective Date” shall have the meaning given to that term in Clause 2 (Extension and Amendments).

“Guarantees” shall mean the GMI Guarantee, the Diario El País Guarantee and the Santillana Guarantee.

“Guarantees and Security Agreement” means the security and guarantee release, ratification and constitution agreement entered into by, amongst others, the Lenders, the Senior Lenders, the hedge counterparties under the Permitted Hedging Agreements, the lenders under the Existing Bilateral Loans, the Borrower and the Guarantors (other than the Telecinco Pledgor(s)) dated on or around the date of this Agreement for the purposes of, amongst others, (i) effecting the releases referred to in Clause 3 (Release of guarantees and security), (ii) effecting the ratification referred to in the definition of the Pledge over Santillana Shares contained in this Clause 1.2 and imposing on the Media Capital Pledgor(s) the obligation to undertake the ratification exercise described in the definition of the Pledge over Media Capital Shares contained in this Clause 1.2, (iii) granting the Pledge over Union Radio Shares and imposing on the Borrower the obligation to procure the granting of the Pledge over Telecinco Shares and the Pledge over Digital + Shares, in each case at the relevant time and (iv) imposing on each Guarantor the obligation to ratify any guarantee(s) already granted by it as of the date of the Guarantees and Security Agreement (if the relevant Guarantor guarantees any of the Borrower’s obligations under the Finance Documents and/or, as the case may be, the Senior Finance Documents as of date of the Guarantees and Security Agreement).

“Guarantors” shall mean GMI, Diario El País and Santillana.

“Liberty Virginia” shall have the meaning given to such term in the definition of “New Equity Investment Documents” contained in this Clause 1.2.

Execution Version: 19th April 2010
“Material Prisa Subsidiary” means a Material Prisa Subsidiary as defined in the draft of the Bridge Facilities Agreement annexed as Schedule 1 Part B (Amended Bridge Facilities Agreement).

“Media Capital” means Grupo Media Capital, S.G.P.S., S.A.

“Media Capital Pledgor” means any member of the Prisa Group which holds an interest in Media Capital following completion of the Media Capital Sale.

“Media Capital Sale” means the sale of a stake in Media Capital for an amount which would result in Sale Proceeds of at least EUR 100,000,000 as described in clause 2.1 of the Refinancing Agreement.

“Minimum Equity Proceeds” shall have the meaning given to that term in the definition of “New Equity Investment Documents” contained in this Clause 1.2.

“New Equity Investment Documents” means, amongst other documents, (1) a “business combination agreement” (the “Business Combination Agreement”), dated 5 March 2010 and entered into by the Borrower and Liberty Acquisitions Holdings Corp. (the “New Equity Investor”) (2) an “agreement of commitment to vote in favour of the resolution for increase of capital in Promotora de Informaciones S.A.” dated 5 March 2010 and entered into by Rucandio S.A. and the New Equity Investor, (3) a “sponsor support agreement” dated 5 March 2010 and entered into by the Borrower, Berggruen Acquisition Holdings Ltd. And Marlin Equitis II LLC, and (4) an “amendment agreement” to a Second Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company and the New Equity Investor and dated 6 December 2007, such amendment agreement dated 5 March 2010 and entered into by, amongst others, the New Equity Investor and the Borrower, all such documents (as amended and/or restated from time to time so long as any such amendment and/or restatement could not (in the opinion of the Agent acting on the instructions of the Lenders) reasonably be expected to be materially adverse to the interests of the Lenders) evidencing an agreement between the Borrower and the New Equity Investor to increase the share capital of the Borrower by an in-kind share exchange through the delivery to the Borrower of all the shares in the New Equity Investor and any warrants over shares in the New Equity Investor that may exist from time to time, for a combination of ordinary and non-voting convertible shares of the Borrower, following which the Borrower will acquire (on or before the Second Extension Effective Date), once the merger between the New Equity Investor and a newly formed, wholly owned subsidiary of the New Equity Investor incorporated in the Commonwealth of Virginia takes place on the terms set out in the Business Combination Agreement (the merged company being “Liberty Virginia”), a cash net amount in USD of not less than, once converted into EUR at an EUR/USD exchange rate of 1:1.364 and together with the net proceeds effectively received by the Borrower as a consequence of the Rights Issue, EUR 450,000,000 (the “Minimum Equity Proceeds”) (and shall include, without limitation, evidence of the filing of the related form 8-K with the United States Securities and Exchange Commission Written as required pursuant to Rule 425 under the Securities Act (17 CFR 230.425) (Commission File Number 001-33862)).

Execution Version: 19th April 2010
“New Equity Investor” shall have the meaning given to such term in the definition of “New Equity Investment Documents” contained in this Clause 1.2.

“New Senior Amortisation” means the amortisation instalment payment of the Senior Facilities in an amount of EUR 70,115,165.84 required to be made under the Senior Facilities Agreement (as novated on 24 March 2010) on the earlier of the following dates: the date which falls three days after (i) any date(s) on which the Prisa Group receives, from the minority disposals (other than the Digital + Sale) and/or equity raisings referred to in the Restructuring Agreement and the New Equity Investment Documents (including, without limitation, any Sale Proceeds other than the proceeds from the Digital + Sale and any Minimum Equity Proceeds), up to an aggregate net amount of EUR 70,115,165.84, or (ii) 30 June 2010.

“Pledge over Digital + Shares” means a first ranking pledge of shares in respect of the remaining shares in Digital + held by Sogecable following completion of the Digital + Sale to be granted (to the extent legally possible) by Sogecable pursuant to clause 6 (Obligation of Prisa to grant new security) of the Refinancing Agreement in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the Lenders (in respect of the Borrower’s payment obligations under the Finance Documents), (iii) the Secured Bilateral Lenders (in respect of the Borrower’s and Santillana’s respective payment obligations under, in each case, the relevant Extended Bilateral Loans) and, (iv) the hedge counterparties under the Permitted Hedging Agreements pari passu, pursuant to Clause 6.1.1 of the Guarantees and Security Agreement.

“Pledge over Media Capital Shares” means a Portuguese law ratification deed of first ranking pledge of shares agreement in respect of the remaining shares in Media Capital held by the Media Capital Pledgor(s) following completion of the Media Capital Sale entered into by the Media Capital Pledgor(s) in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the Lenders (in respect of the Borrower’s payment obligations under the Finance Documents), (iii) the Secured Bilateral Lenders (in respect of the Borrower’s and Santillana’s respective payment obligations under, in each case, the relevant Extended Bilateral Loans) and (iv) the hedge counterparties under the Permitted Hedging Agreements pari passu (together with any other release documents granted by the Media Capital Pledgor(s) at the time of that deed).

“Pledge over Santillana Shares” means a first ranking pledge of shares in respect of the remaining shares in Santillana held by the Santillana Pledgor(s) following completion of the Santillana Sale in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the Lenders (in respect of the Borrower’s payment obligations under the Finance Documents), (iii) the Secured Bilateral Lenders (in respect of the Borrower’s and Santillana’s respective payment obligations under, in each case, the relevant Extended Bilateral Loans), and (iv) the hedge counterparties under the Permitted Hedging Agreements pari passu, as ratified pursuant to Clause 3.2.3 of the Guarantees and Security Agreement.

Execution Version: 19th April 2010
“Pledge over Telecinco Shares” means a first ranking deed of pledge of shares over all shares owned by the Telecinco Pledgor(s) in the share capital of Telecinco granted by the Telecinco Pledgor(s) in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the Lenders (in respect of the Borrower’s payment obligations under the Finance Documents), (iii) the Secured Bilateral Lenders (in respect of the Borrower’s and Santillana’s respective payment obligations under, in each case, the relevant Extended Bilateral Loans), and (iv) the hedge counterparties under the Permitted Hedging Agreements pari passu, required to be delivered to the Agent under Clause 7 (Undertaking to grant the Pledge over Telecinco Shares).

“Pledge over Union Radio Shares” means a first ranking pledge of shares in respect of the remaining shares in Union Radio held by the Union Radio Pledgor(s) in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the Lenders (in respect of the Borrower’s payment obligations under the Finance Documents), (iii) the Secured Bilateral Lenders (in respect of the Borrower’s and Santillana’s respective payment obligations under, in each case, the relevant Extended Bilateral Loans), and (iv) the hedge counterparties under the Permitted Hedging Agreements pari passu, pursuant to Clause 5.1 (Creation of the Union Radio Quota Pledge) of the Guarantees and Security Agreement.

“Prisa Group” means the Prisa Group as defined in the draft of the Bridge Facilities Agreement annexed as Schedule1 Part B (Amended Bridge Facilities Agreement).

“Refinancing Agreement” means the refinancing master agreement entered into by, amongst others, the Lenders, the Senior Lenders, the Subordinated Lender, the hedge counterparties under the Permitted Hedging Agreements, the lenders under the Existing Bilateral Loans and the Borrower and dated on or around the date of this Agreement, setting out the restructuring plan for the Prisa Group agreed between the parties thereto.

“Rights Issue” means the offer to be made by the Borrower to its shareholders in accordance with the terms of Clauses 9.3(d) and 9.18 of the Business Combination Agreement to subscribe in cash for the increase of its share capital in an amount of up to EUR 150,000,000.

“Sale” means, as the context may require, the Digital +Sale, the Media Capital Sale, the Santillana Sale or, provided that it effectively takes place, the Union Radio Capital Increase.

“Sale Proceeds” means, in relation to the Media Capital Sale or, as applicable, the Santillana Sale, the net cash proceeds received by the Prisa Group (including any amount received in repayment of intercompany debt other than from a member of the Prisa Group which remains a member of the Prisa Group) under or in relation to the Media Capital Sale or, as applicable, the Santillana Sale, after deducting:
(a)	reasonable out of pocket expenses, costs and liabilities incurred by any member of the Prisa Group under or in connection with the Media Capital Sale or, as applicable, the Santillana Sale, to (i) person(s) who are not members of the Prisa Group or (ii) as a result of the movement of cash intra-group in order to make

Execution Version: 19th April 2010
available the amounts required to fund the payments or prepayments referred to in paragraphs 4 and 5 of Schedule 2 (Final Conditions Precedent) of the Refinancing Agreement, as the case may be;

(b)	VAT and other taxes paid or payable or reasonably reserved by any member of the Prisa Group as a direct result of the Media Capital Sale or, as applicable, the Santillana Sale (with any unused portion of any reserved amount to constitute Sale Proceeds if it is not required to pay the relevant tax) or as a result of the movement of cash intra-group in order to make available the amounts required to fund the payments or prepayments referred to in sub-clauses paragraphs 4 and 5 of Schedule 2 (Final Conditions Precedent) of the Refinancing Agreement, as the case may be;

(c)	the amount of any reserve reasonably maintained by any member of the Prisa Group in accordance with the Accounting Principles with respect to warranty or indemnification obligations owing pursuant to the documentation by means of which the Media Capital Sale or, as applicable, the Santillana Sale is effected (with any unused portion of such reserve to constitute Sale Proceeds on the date upon which the warranty or indemnification obligations terminate or such reserve is reduced other than in connection with a payment);

(d)	any amounts required to be held in escrow pending determination of whether a purchase price adjustment or indemnity or other payment or adjustment will be made, for so long as and to the extent held in escrow; and

(e)	any net cash Sale Proceeds effectively paid under any warranty or indemnity given in respect of the Media Capital Sale or, as applicable, the Santillana Sale to make available the amounts required to fund the payments or prepayments referred to in Clause paragraphs 4 and 5 of Schedule 2 (Final Conditions Precedent) of the Refinancing Agreement (Other documents and evidence) below.
“Santillana” means Grupo de Ediciones Santillana, S.L.

“Santillana Pledgor” means any member of the Prisa Group which holds an interest in Santillana following completion of the Santillana Sale.

“Santillana Sale” means the sale of a stake in Santillana for an amount which would result in Sale Proceeds of at least EUR 230,000,000 as described in clause 2.2 of the Refinancing Agreement.

“Second Extension Effective Date” shall have the meaning given to that term in Clause 2 (Extension and Amendments).

“Secured Bilateral Lenders” means the lenders under the Extended Bilateral Loans.

“Senior Amendment Agreement” means the amendment agreement in respect of the Existing Senior Facilities Agreement entered into, amongst others, the Borrower and the Senior Lenders and dated on or around the date of this Agreement.

Execution Version: 19th April 2010
“Sogecable” means Sogecable S.A.

“Sogecuatro” means Sociedad General de Televisión Cuatro, S.A.U.

“Strategic Repositioning Fee Letter” means the fee letter dated 13 May 2009 and made between, amongst others, the Borrower and the Lenders (a copy of which is attached hereto as Appendix 2).

“Telecinco” means Gestevisión Telecinco S.A.

“Telecinco Pledgor” means any member of the Prisa Group which holds an interest in Telecinco after the increase of capital in kind of Telecinco has been subscribed by Sogecable through the delivery to Telecinco of all the shares in Sogecuatro.

“Union Radio” means Sociedad de Servicios Radiofónicos Unión Radio, S.L.

“Union Radio Pledgor” means any member of the Prisa Group which holds an interest in Union Radio.

“Union Radio Capital Increase” means the capital increase that may take place in Union Radio which would be subscribed by 3i Investments[1].

“USD” means the lawful currency of the United States of America.

1.3	Unless otherwise defined herein, capitalised terms used in this Agreement shall have the same meaning as in the Bridge Facilities Agreement.

1.4	The parties agree and acknowledge that in case of any inconsistency between the provisions of this Agreement and the provisions of the Bridge Facilities Agreement as of the date of this Agreement (and as it may be amended pursuant to the terms of this Agreement), the provisions of this Agreement shall prevail.

1.5	The parties agree and acknowledge that in case of any inconsistency between the provisions of this Agreement or the provisions of the Bridge Facilities Agreement (either as of the date of this Agreement or as it may be amended pursuant to the terms of this Agreement) and the provisions of the Refinancing Agreement, the provisions of the Refinancing Agreement shall prevail.

2.	EXTENSION AND AMENDMENTS

Pursuant to Clause 34 (Remedies, Amendments and Waivers) of the Bridge Facilities Agreement, each of the parties hereto agrees that:

2.1	the Bridge Facilities Agreement shall be automatically amended (without any further action being required) from the date of execution of this Agreement so that the definition of “Termination Date” shall be amended as follows:

““Termination Date” shall mean the earlier of a) 23 April 2010 and b) the date on which the Refinancing Agreement has been signed by each of the parties thereto and has become fully effective.”

[1]	Full name to be included once further information is obtained

Execution Version: 19th April 2010
2.2	the Bridge Facilities Agreement shall be automatically amended (without any further action being required) as set out in Part A of Schedule 1 (June 2010 Amended Bridge Facilities Agreement) with effect from the First Extension Effective Date provided that, by the earlier of (i) 23 April 2010 and (ii) the date on which the Refinancing Agreement has been signed by each of the parties thereto and has become fully effective, the Agent has received (in form and substance satisfactory to it in consultation with the Lenders (acting reasonably)) all of the documents and other evidence listed in Schedule 1 (Interim Conditions Precedent) of the Refinancing Agreement and has notified the Borrower and the Lenders that it is so satisfied (the date of such notice being the “First Extension Effective Date”); and

2.3	the Bridge Facilities Agreement shall be automatically amended (without any further action being required) as set out in Part B of Schedule 1 (Amended Bridge Facilities Agreement) with effect from the Second Extension Effective Date, provided that, on or before 30 July 2010, the Agent has received (in form and substance satisfactory to it in consultation with the Lenders (acting reasonably)) all of the documents and other evidence listed in Schedule 2 (Final Conditions Precedent) of the Refinancing Agreement and has notified the Borrower and the Lenders that it is so satisfied (the date of such notice being the “Second Extension Effective Date”).

3.	RATIFICATION

3.1	The Guarantors and the Lenders declare the full force and unconditional effectiveness of the Guarantees as from the date of their execution and, except as expressly provided herein, the terms and conditions of the Guarantees are not amended, modified or affected, and are expressly ratified hereby.

Notwithstanding the above, the Guarantors and the Lenders agree that all references made in the Guarantees to the “Bridge Facilities Agreement” shall be deemed to be made to the Bridge Facilities Agreement as amended by virtue of this Agreement.

3.2	The Existing Pledgors and the Lenders declare the full force and unconditional effectiveness of the Existing Pledges over Shares as from the date of their execution and, except as expressly provided herein, the terms and conditions of the Existing Pledges over Shares are not amended, modified or affected, and are expressly ratified hereby.

Notwithstanding the above, the Existing Pledgors and the Lenders agree that all references made in the Existing Pledges over Shares to the “Bridge Facilities Agreement” shall be deemed to be made to the Bridge Facilities Agreement as amended by virtue of this agreement.

Finally, the Existing Pledgors do hereby expressly ratify any power of attorney granted in favour of the Agent under each of the Existing Pledges over Shares.

4.	RELEASE OF GUARANTEES AND SECURITY

Subject to the satisfaction of any conditions required, as relevant, under Clause 2 (Release Of Guarantees And Security) of the Guarantees and Security Agreement, each of the parties hereto agrees to the releases effected or to be effected pursuant to Clause

Execution Version: 19th April 2010
Clause 2 (Release Of Guarantees And Security) of the Guarantees and Security Agreement.

5.	ACCESSION OF SOGECABLE AS OBLIGOR

Sogecable, to the extent that such accession does not constitute a breach under the Target Facilities Agreement, hereby accedes to the Bridge Facilities Agreement as an Obligor, assuming all the obligations that may derive for the Obligors thereunder.

The Lenders hereby accept such an accession.

6.	MISCELLANEOUS

6.1	Except as expressly amended by this Agreement, the Finance Documents shall continue in full force and effect in accordance with their respective terms.

6.2	Each of the documents defined as Extension Finance Documents in Clause 1.2 is designated as a Finance Document by the Agent and the Borrower.

6.3	The provisions of Clause 34 (Remedies, Amendments and Waivers) and Clause 35 (Governing Law and Jurisdiction) of the Bridge Facilities Agreement shall be incorporated into this Agreement as if set out in full herein and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

7.	UNDERTAKING TO GRANT THE PLEDGE OVER TELECINCO SHARES

The Borrower shall procure that, as soon as possible after the increase of capital in kind of Telecinco has been subscribed by Sogecable through the delivery to Telecinco of all the shares in Sogecuatro and, in any event not later than the day immediately after the date falling one Month after such increase of capital in kind has been registered with the relevant Commercial Registry,

7.1	the Pledge over Telecinco Shares is duly executed by all parties thereto (at the cost and expense of the Telecinco Pledgor(s) and/or the Borrower); and

7.2	the Agent receives the evidence and documents listed below in form and substance satisfactory to the Agent in consultation with the Lenders (acting reasonably):
7.2.1	evidence, in respect of each Telecinco Pledgor(s), that the Pledge over Telecinco Shares is executed by signatory(ies) with the necessary authority to execute on its behalf such pledge (either individually or jointly, and in the last case, evidence that all joint signatories execute the Pledge over Telecinco Shares on its behalf); and

7.2.2	a legal opinion on the Pledge over Telecinco Shares delivered by Clifford Chance LLP, legal advisers to the Agent in Spain, as to Spanish law.
8.	UNDERTAKING REGARDING THE MEDIA CAPITAL SALE

The Borrower shall procure that, as soon as possible and in any event on or before 31 December 2010:

Execution Version: 19th April 2010
8.1	the Media Capital Sale has been completed,

8.2	to the extent that by the time of receipt by the Prisa Group of the Sale Proceeds arising from the Media Capital Sale payment of the New Senior Amortisation has been totally or partially made, the remaining Sale Proceeds are applied as follows:
8.2.1	EUR 30,000,000 (or, to the extent the scheduled amortisation payment referred to above has been only partially made, the corresponding proportionate decreased amount) may be retained by the Prisa Group for financing or refinancing the working capital of the Prisa Group, and

8.2.2	the outstanding balance, pro rata in prepayment of the Facilities and the Senior Facilities (in this case, against scheduled amortisation instalments in chronological order),
8.3	the Pledge over Media Capital Shares is duly executed by all parties thereto (at the cost and expense of the Media Capital Pledgor(s) and/or the Borrower), and

8.4	the Agent receives the evidence and documents listed below in form and substance satisfactory to the Agent in consultation with the Lenders (acting reasonably):
8.4.1	evidence, in respect of each Media Capital Pledgor(s), that the Pledge over Media Capital Shares is executed by signatory(ies) with the necessary authority to execute on its behalf such pledge (either individually or jointly, and in the last case, evidence that all joint signatories execute the Pledge over Media Capital Shares on its behalf); and

8.4.2	a legal opinion on the Pledge over Media Capital Shares delivered by the legal advisers to the Agent in Portugal as to Portuguese law.
9.	STRATEGIC REPOSITIONING FEE

The Borrower shall pay to the Agent (for the account of each Lender) the “strategic repositioning fee” (as such term is defined in paragraph 1 (b) of the Strategic Repositioning Fee Letter) on or before the Second Extension Effective Date.
The parties hereto, stating their full conformity with the contents of this Agreement as drafted, execute this Agreement by signing against their respective names and deliver this Agreement to the Notary for its raising to public document status, on the date and in the place first above written.
Hereafter, at once, the parties hereto raise this Agreement to public document status by the execution of a public deed (escritura pública) certified by the Notary of Madrid Mr. [•]2, for the purposes of Section 517.2.4 of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), Sections 1.216, 1.865, 1.924.3 and 1.929 of the Spanish Civil Code, Section 90.6 of the Spanish Insolvency Law (Ley Concursal) and any other applicable legal provisions.

[2]	Details to be completed

Execution Version: 19th April 2010
SCHEDULE 1
Part A
June 2010 Amended Bridge Facilities Agreement
Definitions
(1)	In Clause 1.1 (Definitions) of the Bridge Facilities Agreement, the definition of “Termination Date” shall be deleted in its entirety and be replaced by the following:
““Termination Date” means 30 July 2010.”
(2)	In Clause 1.1 (Definitions) of the Bridge Facilities Agreement, the definition of “Security Documents” shall be deleted in its entirety and be replaced by the following:
““Security Documents” means each of the share pledges listed in Clause 21.23 (Security and Guarantees), and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.”
(3)	Clause 1.1 (Definitions) of the Bridge Facilities Agreement shall be amended by the inclusion of the following paragraphs, where relevant alphabetically:
““Digital +” means the direct-to-home satellite TV operation of Sogecable S.A..

“Digital + Sale” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Digital + Share Pledge” means the Pledge over Digital + Shares (as such term is defined in the Eleventh Amendment Agreement) granted following completion of the Digital + Sale.

“DTS” means Distribuidora de Televisión Digital S.A.

“Eleventh Amendment Agreement” means the agreement made on the Eleventh Amendment Date between, amongst others, the Borrower and the Agent pursuant to the terms of which certain amendments are to be made to this Agreement.

“Eleventh Amendment Date” means the date of execution of the Eleventh Amendment Agreement.

“Extension Effective Date” shall have the meaning given to the term “First Extension Effective Date” in the Eleventh Amendment Agreement.

“Media Capital” means Grupo Media Capital, S.G.P.S., S.A.

“Media Capital Pledgor” means any member of the Prisa Group which holds an interest in Media Capital following completion of the Media Capital Sale.

Execution Version: 19th April 2010
“Media Capital Sale” means the sale means the sale of a stake in Media Capital for an amount which would result in Sale Proceeds of at least EUR 100,000,000 as described in clause 2.1 of the Refinancing Agreement.

“Media Capital Share Pledge” means:

a) before the date on which the sale referred to in clause 8.1 of the Eleventh Amendment Agreement is complied with, a share pledge executed by Vertix, S.G.P.S., S.A. in favour of (among others) the Lenders over 94.69% of the issued share capital of Media Capital; and

b) from (and including) the date on which the sale referred to in clause 8.1 of the Eleventh Amendment Agreement is complied with, a Portuguese law ratification deed of first ranking pledge of shares agreement in respect of the remaining shares in Media Capital held by the Media Capital Pledgor(s) following completion of the Media Capital Sale entered into by the Media Capital Pledgor(s) in favour of, amongst others, (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), and (ii) the Lenders (in respect of the Borrower’s payment obligations under the Finance Documents) pari passu.

“Obligors” shall have the meaning given to that term at the beginning of this Agreement provided that the Parties expressly agree and acknowledge that, for the purposes of Clauses 18 (Representations), 19 (Information Undertakings), 20 (Financial Covenants), 21 (General Undertakings) and 22 (Events of Default), the term “Obligors” shall also include at all times (provided that they remain to be Prisa’s Subsidiaries) Sogecable and its Subsidiaries (other than Digital +) (upon their accession to this Agreement), Santillana, Media Capital, and Unión Radio (whether or not they are Guarantors).

Notwithstanding the above, the Parties acknowledge and agree that:
(a)	Sogecable and each of its Subsidiaries other than Digital + becomes an Obligor within 15 days of the date on which the Target Subordinated Indebtedness and the indebtedness under the Target Facilities Agreement have been repaid in full

(b)	Digital + shall only be considered as an “Obligor” for the purposes of Clauses 18 (Representations), 19 (Information Undertakings), 20 (Financial Covenants), 21 (General Undertakings) and 22 (Events of Default) until the Digital + Sale is completed and only to the extent that its consideration as an “Obligor” during such interim period does not entail a breach of the undertakings and commitments contractually agreed in the Target Facilities Agreement, the terms governing the Target Subordinated Indebtedness, the share purchase agreement dated 25 November 2009 regarding the sale of a minority stake in DTS entered into Sogecable as seller and Telefónica de España S.A. as buyer, and the share purchase agreement dated 14th April 2010 entered into between Telecinco, Sogecable and Prisa.

Execution Version: 19th April 2010
“Prisa Group” means the Borrower and its Subsidiaries which, at any time, are consolidated in a group (whether on a global, proportional or equivalent (puesta en equivalencia) basis).

“Prisa Group Assets” means the assets of the Prisa Group listed in the Audited Consolidated Annual Financial Statements.

“Prisa Group Income” means the income of the Prisa Group evidenced in the relevant Audited Consolidated Annual Financial Statements.

“Refinancing Agreement” means the refinancing master agreement entered into, amongst others, the Lenders, the Subordinated Lender, the hedge counterparties under the Permitted Hedging Agreements, the lenders under the Existing Bilateral Loans and the Borrower and dated on or around the date of the Eleventh Amendment Agreement setting out the restructuring plan for the Prisa Group agreed between the parties thereto.

“Sale Proceeds” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Santillana” means Grupo de Ediciones Santillana, S.L.

“Santillana Share Pledge” means:

a) before the date on which the sale referred to in paragraph 1 of Schedule 2 (Final Conditions Precedent) of the Refinancing Agreement is complied with, a share pledge executed by the Borrower in favour of (among others) the Lenders over 100% of the issued share capital of Santillana; and

b) from (and including) the date on which the sale referred to in paragraph 1 of Schedule 2 (Final Conditions Precedent) of the Refinancing Agreement is complied with, the Pledge over Santillana Shares as such term is defined in the Eleventh Amendment Agreement.

“Sogecable Share Pledge” means (i) a share pledge executed by the Borrower in favour of (among others) the Lenders over the entire share capital of the Target and (ii) if any of the Target’s assets are transferred to another member of the Prisa Group, a share pledge in favour of (among others) the Lenders over the entire share capital of the relevant transferee (other than (i) the shares in Sociedad General de Televisión Cuatro, S.A.U. that are to be delivered by the Target to Telecinco as contribution in kind for the increase of capital of Telecinco (but only from (and including) the date on which such in kind increase of capital is effected) and (ii) the shares in DTS being sold to Telefónica de España S.A. and Telecinco respectively ).

“Telecinco” means Gestevisión Telecinco S.A.

“Union Radio” means Sociedad de Servicios Radiofónicos Unión Radio, S.L.

“Union Radio Capital Increase” means the capital increase that may take place in Union Radio which would be subscribed by 3i Investments.

Execution Version: 19th April 2010
“Union Radio Share Pledge” means the Pledge over Union Radio Shares.”
General Undertakings
(4)	Clause 21.8 (Acquisitions) of the Bridge Facilities Agreement shall be amended by the inclusion of the following sub-paragraph as sub-clause 21.8.3:
“21.8.3	Notwithstanding sub-clauses 21.8.1 and 21.8.2 above, the Parties acknowledge and agree that, from (and including) the Eleventh Amendment Date to (and excluding) the date on which the Agreement is, as the case may be, amended and extended pursuant to clause 2.3 of the Eleventh Amendment Agreement, the Borrower shall procure that no member of the Prisa Group shall incorporate or acquire a company or acquire (or acquire an interest in) shares or equity securities or a business or assets.”
(5)	Clause 21.10 (Financial Indebtedness incurred) of the Bridge Facilities Agreement shall be deleted in its entirety and replace by the following:
“21.10	Financial Indetedness

21.10.1	No Obligor shall (and the Borrower shall ensure that no company being a Material Prisa Subsidiary shall) incur or allow to remain outstanding any Financial Indebtedness (save for the Permitted Financial Indebtedness).

21.10.2	The Borrower shall procure that any Subordinated Debt incurred from the Eleventh Amendment Date is subordinated to the Existing Bilateral Loans in similar terms as it is subordinated to the present and future obligations of (i) the Senior Obligors under the Senior Finance Documents and (ii) the Obligors under this Agreement as per the definition of Subordinated Debt contained in Clause 1.1 (Definitions).”
(6)	Clause 21.20 (Guarantor Coverage) of the Bridge Facilities Agreement shall be deleted in its entirety and replaced by the following:
“21.20	Guarantor coverage

21.20.1	The Borrower shall ensure that each Media Capital Pledgor is a Guarantor from (and including) the Extension Effective Date and that Santillana, Diario El País and Grupo Empresarial de Medios Impresos (GMI) remain, to the extent legally and contractually permitted, as Guarantors from (and including) the Extension Effective Date.

21.20.2	The Borrower shall ensure that, at all times after the Extension Effective Date, the aggregate unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), aggregate unconsolidated gross

Execution Version: 19th April 2010
tangible assets and aggregate unconsolidated turnover of the Guarantors and the Borrower (calculated on an unconsolidated basis and excluding all intra-group items) is equal to or higher than 90% of Consolidated EBITDA, the Prisa Group Assets and the Prisa Group Income (respectively) (excluding, for these purposes only, Santillana, Media Capital (but such exclusion only from (and including) the date on which the Media Capital Share Pledge has been created), Union Radio (but such exclusion only from (and including) the date on which the Union Radio Share Pledge has, as the case may be, been created) and Digital + (but such exclusion only from (and including) the date on which the Digital + Share Pledge has been created)).

21.20.3	This Clause 21.20 shall be applied in accordance with the terms and conditions set forth in sub-clause 19.3.21 (Guarantías Personales) of the Existing Senior Facilities Agreement which the Parties acknowledge and accept and which will be incorporated into this Clause 21.20 by reference with the same effect as if it were reproduced herein in full.”
(7)	Clause 21.23 (Security and Guarantees) of the Bridge Facilities Agreement shall be deleted in its entirety and replaced by the following:
“21.23	Security Ranking

21.23.1	The Borrower shall at all times hold such number of shares as are necessary to maintain Control over Vertix, S.G.P.S., S.A..

21.23.2	The Lenders acknowledge that the Transaction Security created pursuant to the Sogecable Share Pledge shall be, as of the Extension Effective Date, (A) first ranking in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the counterparties of any Permitted Hedging Agreements (in respect of the Borrower’s payment obligations under such Permitted Hedging Agreements) and (iii) the Lenders (in respect of the Borrower’s payment obligations under this Agreement) pari passu and (B) second ranking in favour of the Subordinated Lenders (in respect of the Borrower’s payment obligations under the Existing Subordinated Facility Agreement).

21.23.3	The Lenders acknowledge that the Transaction Security created pursuant to the Santillana Share Pledge (as such term is defined in paragraph (a) of the definition of Santillana Share Pledge contained in Clause 1.1 (Definitions)) shall be (A) first ranking in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the counterparties of any Permitted Hedging Agreements (in respect of the Borrower’s payment obligations under such Permitted Hedging

Execution Version: 19th April 2010
Agreements), (iii) the Lenders (in respect of the Borrower’s payment obligations under this Agreement), (iv) provided only that the conditions set out in the relevant Transaction Security are satisfied, the lenders of any bilateral facilities provided to the Borrower and/or Santillana as at the Ninth Amendment Date as specified in Schedule 2 (Bilateral Facilities) of the Ninth Amendment Agreement, (v) with the prior written consent of the Majority Lenders, the lenders of any additional bilateral facilities provided to the Borrower and/or Grupo de Ediciones Santillana, S.L. and (vi) the lenders of any facilities that refinance any of the above pari passu and (B) second ranking in favour of the Subordinated Lenders (in respect of the Borrower’s payment obligations under the Existing Subordinated Facility Agreement).”
(8)	A new Clause 21.29 (Liberty Virginia Undertaking) shall be added to the Bridge Facilities Agreement as follows:
“21.29	Liberty Virginia Undertaking

The Borrower shall take all necessary or desirable action and/or pass and/or take all necessary or desirable decisions (and shall procure that any of its Subsidiaries shall do so) for the purpose of Liberty Virginia promptly distributing to the Borrower by way of dividends cash in a net amount which will enable the Borrower to comply with paragraph 5 of Schedule 2 (Final conditions Precedent) of the Refinancing Agreement in a timely manner.”

Execution Version: 19th April 2010
Part B
Amended Bridge Facilities Agreement

Execution Version: 19th April 2010
APPENDIX 1
REFINANCING AGREEMENT

Execution Version: 19th April 2010
APPENDIX 2
STRATEGIC REPOSITIONING FEE LETTER

Execution Version: 19th April 2010
SIGNATURES

BORROWER:

PROMOTORA DE INFORMACIONES S.A.

/s/ Juan Luis Cebrián

AGENT:

HSBC BANK PLC SUCURSAL EN ESPAÑA

/s/ Mark Hall

/s/ Francisco Meira

LENDERS:

HSBC BANK PLC

/s/ Francisco Meira

/s/ Mark Hall

BANCO ESPAÑOL DE CRÉDITO, S.A.

/s/ Asier González Linaza

/s/ José Carlos Fernandez Sanchez

BNP PARIBAS, SUCURSAL EN ESPAÑA:

/s/ Carmen Pino Lozano

/s/ Carlos Gardeazábal

Execution Version: 19th April 2010

CAIXA D´ESTALVIS I PENSIONS DE BARCELONA “LA CAIXA”:

/s/ Carlos de Parias Halcón

/s/ Oscar Sánchez Bargos

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID:

/s/ José Luis García Pérez

/s/ Javier Fernández-Montes

NATIXIS, SUCURSAL EN ESPAÑA:

/s/ José Luis Sánchez García

/s/ Pedro Aragonés

BANCO SANTANDER, S.A.:

/s/ Luis Estades

/s/ Victor Menendez

SOGECABLE, S.A.

/s/ Pedro Garcia Guillén

GRUPO EMPRESARIAL DE MEDIOS IMPRESOS, S.L.

/s/José Ángel García Olea

DIARIO EL PAÍS, S.L.

/s/ Jose Ángel García Olea

VERTIX SGPS, S.A.

/s/ Manuel Polanco Moreno

GRUPO DE EDICIONES SANTILLANA, S.L.

/s/ Miguel Ángel Cayuela

ITACA, S.A.

/s/ Miguel Ángel Cayuela

CLIFFORD CHANCE LLP
EXECUTION VERSION
DATED 20 DECEMBER 2007
EUR 4,144,000,000 FACILITIES
FOR
PROMOTORA DE INFORMACIONES S.A.
arranged by
BANCO ESPAÑOL DE CRÉDITO, S.A
BNP PARIBAS, SUCURSAL EN ESPAÑA
CAIXA D’ESTALVIS I PENSIONS DE BARCELONA “LA CAIXA”
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
HSBC BANK PLC
NATIXIS, SUCURSAL EN ESPAÑA
as Mandated Lead Arrangers
with
HSBC BANK PLC, SUCURSAL EN ESPAÑA
acting as Agent
and
THE LENDERS
BRIDGE FACILITIES AGREEMENT
(AS AMENDED ON 27 DECEMBER 2007, 19 FEBRUARY 2008, 22 MAY 2008, 20 JUNE 2008,
18 JULY 2008, 10 NOVEMBER 2008, 31 MARCH 2009, 30 APRIL 2009, 13 MAY 2009 AND [•] 2010)
NOTE: SCHEDULES TO BE UPDATED TAKING INTO ACCOUNT THE NEW LIST OF OBLIGORS

This Agreement is made in Madrid, on 20 December 2007.
BETWEEN
(1)	PROMOTORA DE INFORMACIONES, S.A., a company of Spanish nationality, with registered office at Madrid, calle Gran Vía 32, with Tax ID Code A-28.297.059, registered with the Mercantile Registry of Madrid, at section 3[a], sheet M-19511 (hereinafter, either the “Borrower” or “Prisa”). Acting in its name and on its behalf is Mr. Juan Luis Cebrián Echarri, with Spanish identity card number 551854-S, being duly authorised for this purpose as “Consejero Delegado” of the Borrower and by virtue of a resolution of the board of directors of the Borrower dated 20 December 2007;

(2)	HSBC BANK PLC, SUCURSAL EN ESPAÑA with registered office at Madrid, Plaza Pablo Ruiz Picasso s/n, Torre Picasso, floor 33, with Tax ID Code A-0061401-F and registered with the Commercial registry of Madrid (Page M-48471) (hereinafter, “HSBC Sp”). Acting in its name and on its behalf are Mr. Francisco Javier Neira Menéndez with Spanish identity card number 02.531.784-J, being duly authorised for this purpose by virtue of a power of attorney granted in his favour in Madrid on 24 May 2005 before the Notary public of Madrid Mr. Gerardo Muñoz de Dios under number 2.502 of his records and Mr. Mark Hall, with passport number 704.930.986, being duly authorised for this purpose by virtue of a power of attorney granted in his favour in Madrid on 28 de November 2006 before the Notary public of Madrid Mr. Don Francisco Javier Vigil de Quiñones y Parga under number 2.562 of his records;

(3)	HSBC BANK PLC with registered office at Level 3, Canada Square, London E14 5HQ, registered at the Registration Office of Companies of England and Wales under the No. 14259 (hereinafter, “HSBC”). Acting in its name and on its behalf are Mr. Mark Hall, of British nationality and with passport number 704930986, being duly authorised for this purpose by virtue of a power of attorney granted in his favour in London on 19 December 2007 before the Notary public of London Richard Graham Rosser, duly legalised with the Apostille of The Hague Convention dated October 5, 1961 and Mr. Francisco Javier Neira Menéndez, of Spanish nationality, with Spanish identity card number 02531784-J, being duly authorised for this purpose by virtue of a power of attorney granted in his favour in London on 19 December 2007 before the Notary public of London Richard Graham Rosser, duly legalised with the Apostille of The Hague Convention dated October 5, 1961; and

(4)	THE FINANCIAL INSTITUTIONS listed in the signature pages to the Eleventh Amendment Agreement (as defined below) as original lenders (the “Original Lenders”).
Hereinafter:
(i)	The Borrower, the Guarantors (following their accession hereto) and for the purposes of Clauses 18 (Representations), 19 (Information Undertakings), 20 (Financial Covenants), 21 (General Undertakings) and 22 (Events of Default), each of Sogecable and its Subsidiaries (other than Digital +) (upon their accession to this Agreement), Santillana, Media Capital and Unión Radio (whether or not each company is a Guarantor but only if it remains a Subsidiary of Prisa) will be jointly designated the “Obligors”, and each one of them, the or an “Obligor”.

The Parties acknowledge and agree that, for the purposes of Clauses 18 (Representations), 19 (Information Undertakings), 20 (Financial Covenants), 21 (General Undertakings) and 22 (Events of Default), Digital + shall be considered as an “Obligor” in accordance with and subject to, the terms of the Schedule 1, Part A of the Eleventh Amendment Agreement (as defined below);
(ii)	The Original Lender and all entities assuming at each time the status of Lender in this Agreement by virtue and in accordance with that provided for in Clause 1.1 (Definitions) will be jointly designated as the “Lenders” and each one of them, a “Lender”.

(iii)	Banco Español de Crédito, S.A, BNP Paribas, Sucursal en España, Caixa D’Estalvis I Pensions de Barcelona “La Caixa”, Caja de Ahorros y Monte de Piedad de Madrid, HSBC Bank plc and Natixis, Sucursal en España as mandated lead arrangers will be together designated as the “Arranger”.

(iv)	Banco Español de Crédito, S.A, BNP Paribas, Sucursal en España, Caixa D’Estalvis I Pensions de Barcelona “La Caixa”, Caja de Ahorros y Monte de Piedad de Madrid, HSBC Bank plc and Natixis, Sucursal en España as underwriters will be together designated as the “Underwriter”.

(v)	HSBC Sp as agent of the Lenders or any other entity assuming at each time the condition of Agent under this Agreement by virtue of and in accordance with Clause 30 (Notices) will be referred to as the “Agent”.

(vi)	The Lenders, the Arranger, the Underwriter, the Agent and the Offer Guarantee Banks will be jointly designated as the “Finance Parties” and each one of them, a “Finance Party”.

(vii)	The Obligors and the Finance Parties will be jointly designated hereinafter as the “Parties”.
RECITALS
I.	On 28 December 2007, the Borrower filed with the Spanish Securities Market Commission (Comisión Nacional del Mercado do Valores) a voluntary takeover bid for one hundred per cent. (100%) of the share capital (the “Shares”) of Sogecable S.A. (“Sogecable” or the “Target”) for a price (the “Offer Price”) of Euro 28.00 per Share (such takeover bid plus any other take over bid to be launched by the Borrower either voluntary or mandatory (including, but not limited to, any squeeze or sell out) for the acquisition of the Shares being the “Offer”).

II.	The terms and conditions of the Offer are set out in the corresponding prospectus and its annexes (the same, as it may from time to time be amended, added to or revised in accordance with the terms of Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores), the “Prospectus”) has been presented for approval to the CNMV on or about the date of the First Amendment Date. A copy of the draft form of the Prospectus (excluding its Annexes) presented to the CNMV has been delivered to the Agent in accordance with the terms of Clause 4.1 of the Bridge Facilities Agreement.

III.	Whereas on or around the First Amendment Date the Borrower and the Original Offer Guarantee Bank (as defined below) have entered into an agreement relating to the issue of the Offer Guarantees (the “Counter Guarantee Agreement”). A copy of the form of Offer Guarantee which has been deposited with the CNMV is set out in Schedule 1 (Form of Offer Guarantee) of the Counter Guarantee Agreement.

IV.	Whereas HSBC Bank plc (the “Original Offer Guarantee Bank”) will, in accordance with the terms of the Counter Guarantee Agreement, issue a guarantee (the “Initial Offer Guarantee”) which will be deposited with the CNMV within the timeframe required by Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores), for the purposes of securing, as required by Section 15 of Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores) the obligations of the Borrower resulting from the Offer, in the amount of Euro 2,033,569,892.

V.	Whereas HSBC Bank plc (the “Original Offer Guarantee Bank”) will, in accordance with the terms of the Counter Guarantee Agreement, issue a guarantee (the “Squeeze-out Guarantee”) which will be deposited with the CNMV within the timeframe required by Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores), for the purposes of securing, as required by Section 48.4 of Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores) the obligations of the Borrower resulting from the Offer, in the amount of Euro 80,000,000 (the “Squeeze-out Amount”).

VI.	Whereas the Lenders have agreed to make available the Facilities to the Borrower for the purposes of, amongst others, financing the consideration for the Acquisition (as defined below).

VII.	Therefore, in consideration of the above, the Parties (each of which declares that the powers by virtue of which it enters into this Agreement are in full force and effect) agree to enter into this facilities agreement (hereinafter, the “Agreement”), which shall be governed by the following Clauses:

SECTION I. -
DEFINITIONS
1.	DEFINITIONS

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 4 (Form of Accession Letter) or in such other form as may be agreed between the Agent and the Borrower.

“Accession Undertaking” shall have the meaning given to that term in the Counter Guarantee Agreement.

“Account” means the account number 0162-0001-28-0044833002 opened in the name of the Borrower with the Agent as well as such other bank account as may replace it in the future as agreed by the Borrower and the Agent.

“Accounting Principles” means the accounting principles used in the preparation of the Audited Consolidated Annual Financial Statements for the financial year ending on 31 December 2007.

“Acquisition” means the Offer Acquisition or a Market Purchase Acquisition.

“Additional Offer Guarantee Bank” shall have the meaning given to that term in the Counter Guarantee Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Announcement of the Offer” means, in respect of the Offer, the “Anuncio de la oferta” as such term is defined in Section 16 of Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores).

“Audited Consolidated Annual Financial Statements” means the consolidated annual financial statements of the Prisa Group for each financial year, duly audited by the Auditor and those other accounting documents which must be drawn up on an annual basis in accordance with Spanish company law in force at any time.

“Audited Individual Annual Financial Statements” means the annual report of the Borrower for each financial year duly audited by a reputable audit firm and those other accounting documents which must be drawn up on an annual basis in accordance with Spanish company law in force at any time.

“Auditor” means Deloitte, S.L. or any other international audit firm which may be appointed in the future by the Borrower to audit the consolidated financial statements of the Prisa Group from amongst the following audit firms: KPMG, Ernst & Young and PriceWaterhouseCoopers.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):
(a)	its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.
For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Loan under the Revolving Facility only, that Lender’s participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under that Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Availability Period” means:
(a)	in relation to Facility A, the period from and including the date hereof to and including 31 October 2008;

(b)	in relation to Facility B, the period from and including the date hereof to 7 Business Days after the date on which the Senior Agent declares, in accordance with clause 20.2 (Declaracion de la Resolucion Anticipada) of the Existing Senior Facilities Agreement, that all amounts due by the Borrower thereunder are immediately due and payable; and

(c)	in relation to the Revolving Facility, the period from and including the date hereof to and including the date falling one Month prior to the Termination Date.
“Base Case Business Plan” means the base case business plan for the Prisa Group submitted to the Agent during the months of April and May pursuant to the terms of paragraph (c) of Clause 19.1.1 including, but not limited to, evidence which shows a projected Consolidated EBITDA of €735,000,000 for the period of twelve months ending on 31 December 2009.

“Break Costs” means the amount (if any) by which
(a)	the interest (excluding the Margin and Mandatory Costs (if any)) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would, in the opinion of the Agent, had been able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in Madrid for a period starting on the date of receipt or recovery and ending on the last day of such Interest Period, both inclusive.
“Business Day” means a day other than (i) a Saturday, a Sunday or such other day on which banks are not open for general business in Madrid and London, and (ii) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (“TARGET”) is closed or does not operate normally.

“Cashflow” means, in respect of any Financial Year, Consolidated EBITDA for that Financial Year after:

adding back:
(a)	any decrease in the amount of Working Capital;

(b)	any cash receipt in respect of any exceptional or extraordinary item;

(c)	any cash receipt in respect of any Tax rebate; and

(d)	any amount arising from a Disposal to the extent that such amount is taken into account as a loss in the calculation of Consolidated EBITDA;

(e)	any increase in provisions, other non-cash debits and other non-cash charges taken into account in establishing Consolidated EBITDA;
and deducting:
(a)	any amount of Capital Expenditure actually made by any member of the Prisa Group;

(b)	any increase in the amount of Working Capital;

(c)	any cash payment in respect of any exceptional or extraordinary item;

(d)	any amount actually paid or due and payable in respect of Taxes on the profits of any member of the Prisa Group;

(e)	any amount arising from a Disposal to the extent that such amount is taken into account as a gain in the calculation of Consolidated EBITDA; and

(f)	any decrease in provisions and other non-cash credits taken into account in establishing Consolidated EBITDA, and so that no amount shall be included more than once.

“Capital Expenditure” means any expenditure which (in accordance with the Accounting Principles) is treated as capital expenditure.

“Certain Funds Period” means:
(a)	in relation to Facility A, the period starting on the date hereof and ending on the earlier of (1) the date on which the Offer Guarantee Banks have been reimbursed in full for all of their liabilities under the Offer Guarantees in accordance with Clause 5.7 (Utilisations in respect of demands under the Offer Guarantee(s)), (2) the date on which the Offer Guarantees have been released or cancelled in full and (3) the Termination Date; and

(b)	in relation to Facility B, the period starting on the date hereof (inclusive) and ending on 29 February 2008 or such other later date as may be agreed between the Borrower and the Majority Lenders.
“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean Up Period” means the period of 90 days commencing on the Business Day immediately following the last day of the Offer Acceptance Period.

“CNMV” means the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores).

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Revolving Facility Commitment as the context may require.

“Commitment Letter” means the letter dated on 20 December 2007 between, among others, HSBC and the Borrower.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) or in any other form agreed between the Borrower and the Agent.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the LMA form of Confidentiality Undertaking or any other form agreed between the Borrower and the Agent.

“Consolidated EBITDA” has the meaning given to that term in Clause 20.1 (Financial Definitions).

“Consolidated Financial Statements” means the Audited Consolidated Annual Financial Statements and the Management Accounts.

“Control” means the dominant position of a legal entity, individual, or group of individuals or legal entities that act in concert with respect to any other entity or group of entities over which they hold control and which constitutes a decision-making unit pursuant to the terms set out in Section 42 of the Spanish Code of Commerce.

“Controlling Shareholder” means Rucandio S.A., the company which has control over the Borrower within the meaning of Section 42 of the Spanish Code of Commerce.

“Coordinating Banks” means the banks appointed by the Borrower for the purposes of coordinating the arrangement of the refinancing of the Prisa Group’s debt facilities on behalf of (among others) the Lenders.

“Cost Reduction Plan” means the restructuring plan referred to in the Independent Business Review.

“Counter Guarantee Agreement” means the agreement dated the date hereof between, among others, the Borrower and each of the Offer Guarantee Banks relating to the issue of the Offer Guarantees.

“Deep Debt Instruments” shall have the meaning set out in Clause 21.25 (Best Effort Undertaking).

“Deeply Subordinated Indebtedness” shall have the meaning set out in Clause 21.25 (Best Efforts Undertaking).

“Default” means an Event of Default or any event or circumstance which would, with the expiry of a grace period and/or the giving of notice, in each case, under Clause 22 (Events of Default), be an Event of Default.

For the purposes of this Agreement, a Default is “continuing” if it has not been waived in writing by the Agent acting on the instructions of the Majority Lenders.

“Digital +” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Digital + Sale” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Disposal” means a sale, lease, transfer or other disposal (excluding a sale and leaseback of the head office of the Borrower in Madrid, the head office of Diario El País S.A. in Madrid and the head office of Sociedad de Servicios Radiofónicos Unión Radio, S.L. in Barcelona) by a person of any asset or business (whether voluntary or involuntary and whether as a single transaction or a series of transactions).

“DTS” means DTS Distribuidora de Televisión Digital.

“Eleventh Amendment Agreement” means the agreement made on the Eleventh Amendment Date between, amongst others, the Borrower and the Agent pursuant to the terms of which certain amendments are to be made to this Agreement.

“Eleventh Amendment Date” means the date of execution of the Eleventh Amendment Agreement.

“Eleventh Amendment Transaction Costs” means the costs, fees and expenses and stamp, registration, notarial and similar Taxes incurred or recognised by members of the Prisa Group in connection with (i) the negotiation, drafting and execution of the Eleventh Amendment Agreement, the Refinancing Agreement and the Independent Business Review and (ii) the transactions contemplated under the Eleventh Amendment Agreement and the Refinancing Agreement.

“EURIBOR” means, in relation to any Loan or any amount due under this Agreement and in respect of any time period:
(a)	the interest rate which appears on the EURIBOR 01 page of the REUTERS screen or any other screen which may replace it in the future at 11 a.m. (Central European Time) in the morning of the second Business Day immediately prior to the date on which the corresponding time period commences for financing with delivery of funds two (2) Business Days after the day of fixing the rate in accordance with the TARGET calendar for euro deposits for a time period equal to that of the time period concerned; or

(b)	if the corresponding time period has a duration different from the time periods of Euro deposits for which reference rates are determined in accordance with the above paragraph, the EURIBOR applicable during such time period shall be the arithmetical mean of rates which, in accordance with the above paragraph, correspond to the immediately previous and subsequent time periods for which there is a quotation.
The EURIBOR interest rate so calculated shall be increased by the taxes, levies or surcharges imposed at any time on deposits obtained in the European interbank market along with brokerage or fees of intermediaries paid in order to obtain the same and the taxes imposed on such fees or brokerage.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Excess Cash Flow” means, for any Financial Year of the Borrower, Cashflow for that Financial Year after:
(i)	adding back:
(a)	any dividends received by Sogecable or by Prisa from DTS after completion of the Digital + Sale;

(b)	any Financial Indebtedness drawn down to fund Capital Expenditure or Permitted Acquisitions;

(c)	any dividends received by Prisa from Sogecable prior to completion of the Digital + Sale;

(d)	any Disposal Proceeds and any Insurance Proceeds; and
(ii)	deducting:
(a)	Consolidated Net Finance Charges for the relevant Financial Year;

(b)	any dividends or preferred dividends payable in respect of that Financial Year to minority shareholders in Media Capital, Santillana, Digital + and Union Radio after, in each case, the relevant minority disposals described in clause 2 of the Refinancing Agreement have been completed and only to the extent that such dividends are legally or contractually required to be paid under the terms of the agreements entered into in respect of such minority disposals, and any dividends or preferred dividends payable in respect of that Financial Year to the Other Third Party Minority Shareholders to the extent that such dividends are legally or contractually required to be paid;

(c)	any preferred dividends payable in respect of that Financial Year in connection with the “convertible non-voting shares” of the Borrower as such term is defined in the business combination agreement dated 5 March 2010 and entered into by the Borrower and Liberty Acquisition Holdings Corp.;

(d)	any scheduled amortisation repayment of the Facilities, the Senior Facilities and in relation to an Existing Financing made within that Financial Year;

(e)	(i) prior to the date of completion of the Digital + Sale, Cashflow generated by Sogecable and its Subsidiaries and (ii) on or following the date of completion of the Digital + Sale, Cashflow generated by Digital + only;

(f)	any amounts from Disposal Proceeds or Insurance Proceeds that are to be reinvested in accordance with Clause 8.7.2;

(g)	any mandatory and voluntary repayment of the Facilities and the Senior Facilities (plus accrued interest thereon) made within that Financial Year; and

(h)	the aggregate of any consideration paid for or cost of any Permitted Acquisition made or falling due for payment in cash during that Financial Year.
“Existing Bilateral Loans” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Existing Facilities” means the Senior Facilities, the Facilities, the Subordinated Facility and the Target Facilities (and “Existing Facility” means any one of them).

“Existing Financing” means the Prisa Group’s bank debt existing as at 31 March 2010 as listed in Schedule 7 (Existing Bank Debt), together with any extensions of the term or refinancing thereof (provided that such extensions or refinancing do not result in an increase of the amount of such indebtedness).

“Existing Intragroup Financial Indebtedness” means the Financial Indebtedness existing as at 31 March 2010 under loans or credit made by members of the Prisa Group in favour of members of the Prisa Group as listed in Schedule 10 (Existing Intragroup Financial Indebtedness).

“Existing Intragroup Guarantees” means the guarantees and indemnities granted by by members of the Prisa Group in favour of members of the Prisa Group existing as at the Eleventh Amendment Date as listed in Schedule 11 (Existing Intragroup Guarantees).

“Existing Senior Facilities Agreement” means the senior facilities agreement dated 19 May 2006 (as amended and restated on 19 June 2007) between, among others, the Borrower and HSBC Sp as agent.

“Existing Subordinated Facility Agreement” means the subordinated facility agreement dated 20 December 2007 between, among others, the Borrower and HSBC Sp as agent.

“Extended Bilateral Loans” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Extension Effective Date” shall have the meaning given to the term “Second Extension Effective Date” in the Eleventh Amendment Agreement.

“Extension Pledges” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Facility” means a Term Facility and/or the Revolving Facility (and “Facilities” means two or more of them).

“Facility A” means the term loan facility made available under this Agreement as described in sub-clause 2.1.1.

“Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount in Euro for Facility A committed by it as of 20 December 2007 and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Euro for Facility A of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility made available under this Agreement as described in sub-clause 2.1.2.

“Facility B Commitment” means:
(a)	in relation to an Original Lender, the amount in Euro for Facility B committed by it as of 20 December 2007 and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Euro for Facility B of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five

Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters made between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees) or otherwise as agreed between the Arranger and the Borrower.

“Finance Documents” means this Agreement, the Eleventh Amendment Agreement, the Refinancing Agreement, the Commitment Letter, the Mandate Letter, the Syndication Letter, the Counter Guarantee Agreement, any Fee Letter, any Accession Letter, any Accession Undertaking, the Offer Guarantees, any Guarantee, the Security Documents, any interest hedging agreement entered into in relation to this Agreement and any other document designated as a “Finance Document” by the Agent and the Borrower.

“Financial Indebtedness” means any indebtedness (without double counting) for or in respect of:
(a)	moneys borrowed (including overdrafts);

(b)	any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	principal amount owed under any lease or hire purchase contract or other agreement which, in each case, would, in accordance with the Accounting Principles, be treated as a finance or capital lease (being it with or without purchase option);

(e)	any amount owed under any advance deferred purchase agreement (save for those deferred purchase agreements entered into in the ordinary course of trade and upon terms usual for such trade);

(f)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any interest rate, currency exchange rate or price (and, when calculating the value of any derivative transaction, only the marked to market value calculated in accordance with the IAS shall be taken into account);

(h)	any amount paid (either as capital or premium) by the issue of redeemable shares;

(i)	any amount committed for the acquisition of own shares (autocartera), the repurchase of own shares or the sale of own shares under their reasonable market value; and

(j)	bank guarantees or counter-guarantees granted by financial institutions in favour of any member of the Prisa Group for the purpose of securing full and timely compliance with their obligations under any Financial Indebtedness provided that, in order to avoid double counting, when an obligation assumed by any member of the Prisa Group which constitutes Financial Indebtedness is guaranteed or counter-guaranteed by any other member of the Prisa Group, such obligation shall only be computed once.
For the purposes of the definition of “Financial Indebtedness” the following shall be excluded: (a) the Senior Subordinated Debt, although the interest paid or to be paid thereunder shall be included for the purpose of calculating Total Net Interest Costs, (b) Subsidies, (c) amounts owed by members of the Prisa Group to commercial creditors in the ordinary course of business, and (d) amounts received by the issue of redeemable shares for the purposes of implementing any employee’s shares option plan.

The Parties acknowledge and agree that the Lenders will use their best efforts to offer to the Prisa Group the derivative transactions mentioned in paragraph (g) above in such commercial terms that those transactions can qualify as “effective hedging” under the IAS.

“Financial Year” means each period of twelve months ending on 31 December.

“First Amendment Agreement” means the agreement made on the First Amendment Date between the Borrower, HSBC and the Agent pursuant to the terms of which certain amendments are to be made to this Agreement.

“First Amendment Date” means the date of execution of the First Amendment Agreement, being 27 December 2007.

“Fourth Amendment Agreement” means the agreement made on the Fourth Amendment Date between (among others) the Borrower, HSBC Bank plc and the Agent pursuant to the terms of which certain amendments were made to this Agreement.

“Fourth Amendment Date” means the date of execution of the Fourth Amendment Agreement, being 20 June 2008.

“Fifth Amendment Agreement” means the agreement made on or about the Fifth Amendment Date between (among others) the Borrower, HSBC Bank plc and the Agent pursuant to the terms of which certain amendments were made to this Agreement.

“Fifth Amendment Date” means the “Effective Date” as defined in the Fifth Amendment Agreement, being on or about 18 July 2008.

“Guarantee” means the first demand guarantee in the form set out in Schedule 9 (Form of First Demand Guarantee) to be executed before a Public Notary by each Guarantor or, in the case of any Guarantor incorporated in Portugal, an equivalent first demand guarantee governed by Portuguese law in the form agreed by the Agent.

“Guarantee and Security Agreement” means the guarantee and security agreement dated on or about 19th April 2010 entered into between, among others, the Lenders and the Obligors under which certain guarantees have been released, ratified or amended (as applicable).

“Guarantee Proportion” means, in relation to a Lender in respect of any Offer Guarantee, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under Facility A immediately prior to the issue of that Offer Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Guarantor” means any Prisa Subsidiary which accedes to this Agreement as a Guarantor in accordance with Clause 24.2 (Guarantors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IAS” means International Accounting Standards.

“Independent Business Review” means the independent business review of the Prisa Group prepared by KPMG and dated 22 February 2010.

“Individual Annual Financial Statements of the Obligors” means the financial statements (which will include, in any event, the balance sheet, the profit and loss account and the statement of cash-flow) of each of the Obligors for each business year and any other accounting documents which must be prepared by the same on an annual basis in accordance with company legislation in force at any time.

“Initial Financial Model” means the financial model in connection with the Prisa Group for the purposes of the Facilities agreed between the Arranger and the Borrower (for these purposes including the financial projections, forecasts and assumptions provided by the Borrower and used by the Arranger in connection with the preparation of this initial financial model).

“Information Memorandum” means the document which will be prepared by the Arranger in accordance with the model accepted by the Borrower, at its request and on its behalf, containing all information on the Prisa Group and Sogecable which the Arranger and the Borrower consider (on a reasonable basis and provided that the disclosure of such information is not restricted by law or contract) relevant for the primary syndication of the Facilities and which will be distributed by the Arranger, after its approval by the Borrower, to the entities selected for that purpose.

“Information Package” means the Information Memorandum together with the financial model to be prepared by the Arranger in connection with primary syndication of the Facilities (for these purposes including the financial projections, forecasts and assumptions provided by the Borrower and used by the Arranger in connection with the preparation of the financial model) .

“Interest Payment Date” means:
(a)	with respect to any Interest Period during which an Ordinary Rate of Interest applies, the last date of such Interest Period; and

(b)	with respect to any Interest Periods during which any Substitute Interest Rate applies, the date on which the application of such Substitute Interest Rates ceases to be applicable or the date three (3) Months after the date of application of such Substitute Interest Rate.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

“Legal Opinions” means the legal opinions delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) and Clause 24.2 (Guarantors).

“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage” shall have the meaning given to the term “Ratio Deuda Financiera Neta sobre EBITDA” in the Existing Senior Facilities Agreement and shall be calculated in accordance with the terms and conditions set out in the Existing Senior Facilities Agreement for that purpose.

“LMA” means the London Market Association.

“Loan” means a Term Loan or a Revolving Loan.

“Majority Lenders” means:
(a)	(if there are no Loans then outstanding) a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction); or

(b)	(at any other time), a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the aggregate Loans already made at that time.
“Major Breach” means, in respect of the Original Obligors only (and for the avoidance of doubt excluding Sogecable and its Subsidiaries) an outstanding breach of either of Clauses 21.3 (Negative Pledge/Guarantees), 21.8 (Acquisitions), 21.9 (Disposals) or 21.10 (Financial Indebtedness incurred).

“Major Default” means, any outstanding Event of Default in respect of Original Obligors only (and for the avoidance of doubt excluding Sogecable and its Subsidiaries) under any of Clauses 22.1 (Non-payment), 22.2 (Other Obligations) (but only in relation to a Major Breach), 22.3 (Misrepresentation) (but only in relation to a Major Representation), 22.7 (Insolvency), and 22.8 (Creditors’ process).

“Major Representation” means, in respect of the Original Obligors only (and for the avoidance of doubt excluding Sogecable and its Subsidiaries) any of the representations contained in any of Clauses 18.1 (Status), 18.2 (Power and authority), 18.4 (Binding obligations) and 18.5 (Non-conflict with other obligations).

“Management Accounts” means the consolidated financial statements of the Prisa Group for each Financial Quarter, including the cumulative management accounts for the relevant financial year to date.

“Mandate Letter” means the mandate letter dated 18 July 2008 between the Borrower, the Agent, Banco Español de Crédito, S.A, BNP Paribas, Sucursal en España, Caixa D’Estalvis I Pensions de Barcelona “La Caixa”, Caja de Ahorros y Monte de Piedad de Madrid, HSBC Bank plc and Natixis, Sucursal en España.

“Mandatory Cost” means the annual coefficient calculated by the Agent in accordance with Schedule 3 (Mandatory Cost Formulae).

“Margin” means 2.50 per cent.

“Market Purchase Acquisition” means each acquisition of Shares by the Borrower at a purchase price per Share not higher than the Offer Price during the period from the Announcement of the Offer to the end of the Offer Acceptance Period, as permitted pursuant to Section 32.3 of Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores).

“Material Adverse Effect” means any effect, event, matter or circumstance occurred after the date hereof and which (in the opinion of the Majority Lenders (acting reasonably)):
(a)	is or could be expected to be materially adverse to the business, assets, or financial condition of the Prisa Group (taken as a whole) and, as a consequence thereof, the ability of the Obligors to perform any of their obligations under any of the Finance Documents or the Senior Finance Documents; or

(b)	results in any of the Finance Documents or the Senior Finance Documents not being legal, valid and binding on and enforceable against, any Obligor.
“Material Prisa Subsidiary” means, at any time:
(a)	an Obligor; or

(b)	a Prisa Subsidiary which:
(i)	has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) representing 5 per cent. or more of EBITDA; or

(ii)	has gross assets (excluding intra-group items) representing 5 per cent. or more of the Prisa Group Assets; or

(iii)	has a turnover (excluding intra-group items) representing 5 per cent. or more of the Prisa Group Income, in each case calculated on a consolidated basis.
“Media Capital” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Media Capital Sale” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Minimum Equity Proceeds” shall have the meaning given to that term in the Eleventh Amendment Agreement.

“Ninth Amendment Agreement” means the agreement made on or about 13 May 2009 between the Borrower, the Lenders and the Agent pursuant to which certain amendments are to be made to this Agreement.

“Ninth Amendment Date” means the date of execution of the Ninth Amendment Agreement, being 13 May 2009.

“Obligors” shall have the meaning given to that term at the beginning of this Agreement and the term “Obligor” shall be construed accordingly.

“Offer Acceptance Period” means, in respect of the Offer, “Plazo de Aceptación de la Oferta” as such term is defined in Section 23 of Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores).

“Offer Acquisition” means the acquisition of Shares by the Borrower as a result of the Offer.

“Offer Guarantee” means, at any time, any guarantee (being it the Initial Offer Guarantee, the Squeeze-out Guarantee or a Replacement Offer Guarantee(s)) issued by an Offer Guarantee Bank at the request of the Borrower in favour of the shareholders of Target pursuant to the Counter Guarantee Agreement and deposited with the CNMV.

“Offer Guarantee Banks” means each Lender (or Affiliate of a Lender) which is party to the Counter Guarantee Agreement.

“Ordinary Interest Rate” means the interest rate determined in accordance with Clause 9.1 (Calculation of Ordinary Interest Date).

“Other Third Party Minority Shareholder” means each third party minority shareholder in Aldipren, S.A., Diario As, S.L., Districuen, S.L., Distritoledo S.L., Gestión de Marcas Audiovisuales, S.A., Gran Vía Musical de Ediciones, S.A., Grupo Caracol, S.A., Grupo Santillana de Ediciones, S.A., Infotécnia 11824, S.L. and Servicios Radiópolis, S.A. DE C.V..

“Pay-TV Business” means any economic unit (unidad económica) as the same may be established by the board of directors of the Target comprising (i) the satellite pay-TV platform of Canal Satélite Digital and DTS Distribuidora de Televisión Digital operated by the Target, (ii) any common services necessary for the operation of such satellite pay-TV platform and (iii) any ancillary businesses related to such satellite pay-TV platform, as the case may be.

“Permitted Acquisition” means:
(a)	any acquisition by an Obligor or a Material Prisa Subsidiary of either all or a portion of the share capital of another person (the “Acquired Company”) which prior to such acquisition was not a member of the Prisa Group if the amount of the purchase price (including deferred consideration, but deducting costs and expenses incurred on market terms for such transactions, amounts required to be held in escrow pending determination of whether a purchase price adjustment or indemnity or other payment or adjustment will be made, for so long as and to the extent held in escrow and taxes applicable to the relevant transaction)) for (and repayment of existing liabilities or Financial Indebtedness of) the Acquired Company (the “Purchase Price”) when aggregated with the amount of the Purchase Prices in respect of all Acquired Companies purchased in any financial year by Obligors and Material Prisa Subsidiaries do not exceed the Euro amount (or its equivalent in other currency) set out in column 2 opposite that financial year in the table annexed hereto as Schedule 6 (Permitted Acquisitions);

(b)	(if Total Leverage at the date of such proposed acquisition is less than or equal to 3.0:1) any acquisition by an Obligor or a Material Prisa Subsidiary of either all or a portion of the share capital or all or a portion of the business, assets, goodwill and undertaking, in each case, of another person (“Proposed Target”) which prior to such acquisition was not a member of the Prisa Group, provided that:
(i)	the Borrower gives prior written notice to the Agent of the proposed acquisition;

(ii)	no Event of Default has occurred and is continuing or would arise as a result of such acquisition;

(iii)	prior to completion of the relevant acquisition, the Borrower provides to the Agent a certificate (in form and substance satisfactory to the Agent (acting reasonably) (together with supporting calculations set out in reasonable detail and reasonable information to evidence)) certifying that, from the date of the proposed acquisition to the Termination Date, there will be no breach of the financial covenants set out in Clause 20.2 (Financial Condition); and

(iv)	the business of the Proposed Target is the same or substantially the same as, or ancillary to, the business of any of the members of the Prisa Group;
(c)	any Pre-Identified Santillana Acquisition; and

(d)	any acquisition totally funded from the proceeds of either the first or second share capital increase in an aggregate minimum amount of EUR 50,000,000 in Union Radio subscribed by 3i Investments plc.
“Permitted Financial Indebtedness” means Financial Indebtedness which:
(a)	arises under the Finance Documents;

(b)	arises in respect of any Existing Financing;

(c)	is incurred under or in connection with the refinancing of any Permitted Financial Indebtedness to the extent its maturity date does not fall before the Termination Date and the Senior Termination Date;

(d)	is between members of the Prisa Group provided that the aggregate amount of the Financial Indebtedness under loans or credit made by an Obligor in favour of a member of the Prisa Group which is not an Obligor does not exceed EUR 75,000,000 (or its equivalent) at any time;

(e)	arises under or in connection with (i) any bank guarantee line existing as at the date hereof (including, if any, the related counter guarantee agreement(s)) any extension of its term, and any renewal or refinancing thereof, and (ii) any bank guarantee line entered into after the date hereof ((including, if any, the related counter guarantee agreement(s)), provided that the maximum aggregate indebtedness under such bank guarantee lines does not exceed 5% of the Prisa Group Assets from time to time (for the purposes of determining whether the limit in this paragraph (e) has been exceeded any bank guarantee or counter-indemnity obligation in respect of other forms of Permitted Financial Indebtedness shall not be double counted);

(f)	is borrowed by Subsidiaries of Santillana domiciled and/or operating in Latin America and which arises under or in connection with a Permitted Acquisition referred to in paragraph (c) of the definition of Permitted Acquisition up to a maximum aggregate amount of EUR 100,000,000 (or its equivalent in other currency) at any time;

(g)	is provided to a member of the Prisa Group on a bilateral basis on or prior to the Eleventh Amendment Date together with any refinancing of such Financial Indebtedness pursuant to the terms of Clause 21.25 (Best Efforts Undertaking);

(h)	is not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed at any time EUR 100,000,000 (or its equivalent in other currencies) in aggregate for the Prisa Group provided that (1) as a consequence of such Financial Indebtedness there will not be any breach of this Agreement and (2) the Borrower provides evidence to the Agent (in form and substance satisfactory to the Agent (acting reasonably)) that, as a consequence of such Financial Indebtedness, there will not be any breach of the financial covenants set out in Clause 20.2 (Financial Condition);

(i)	is Financial Indebtedness to which the Agent (on the instructions of the Majority Lenders) shall have given prior written consent;

(j)	is Deeply Subordinated Indebtedness;

(k)	is Existing Intragroup Financial Indebtedness; and

(l)	is Subordinated Debt.
For the avoidance of doubt, the Parties agree and acknowledge that the EUR75,000,000 basket referred to in paragraph (d) is in addition to any Existing Intragroup Financial Indebtedness owing to Obligors by members of the Prisa Group not being Obligors (captured under paragraph (k) above).
“Permitted Guarantees” means:
(a)	guarantees or indemnities arising under the Finance Documents and the Senior Finance Documents;

(b)	the Senior Guarantees and, as the case may be, the Guarantees;

(c)	any guarantee which is given in connection with the Permitted Hedging Agreements;

(d)	guarantees or indemnities by a member of the Prisa Group in favour of another member of the Prisa Group provided that the aggregate amount of the Financial Indebtedness under all such guarantees and indemnities given by Obligors in favour of members of the Prisa Group which are not Obligors does not exceed EUR 75,000,000 (or its equivalent) at any time;

(e)	any guarantees or indemnities given in connection with any Permitted Financial Indebtedness provided that any guarantees or indemnities given in connection with the Permitted Financial Indebtedness referred to in paragraph (h) of the definition of Permitted Financial Indebtedness contained in this Clause 1.1 shall only be permitted to the extent that the aggregate of the outstanding principal amounts of the indebtedness in respect of which those guarantees or indemnities are given does not exceed EUR 50,000,000 (or its equivalent) at any time;

(f)	any guarantee provided in the ordinary course of business of the Prisa Group;

(g)	any guarantees or indemnities permitted under sub-clause 21.11.2;

(h)	the Existing Intragroup Guarantees; and

(i)	any guarantees or indemnities given by Santillana in connection with the Permitted Financial Indebtedness referred to in paragraph (f) of the definition of Permitted Financial Indebtedness contained in this Clause 1.1.

For the avoidance of doubt, the Parties agree and acknowledge that the EUR75,000,000 basket referred to in paragraph (d) is in addition to (1) the Financial Indebtedness under any Existing Intragroup Guarantees granted by Obligors in favour of members of the Prisa Group not being Obligors (captured under paragraph (h) above), and (2) the Financial Indebtedness under any guarantees and indemnities referred to in paragraph (i) above.
“Permitted Hedging Agreements” means (a) the existing interest rate hedging agreements of the Obligors on the date hereof (including, but not limited to, the interest rate hedging agreement put in place in respect of the Existing Senior Facilities Agreement) and (b) any other hedging agreements entered into by any of the Obligors on a non-speculative basis for the purposes of hedging their exposure to the interest rate risk arising under any Permitted Financial Indebtedness, provided that the hedging provider under each said agreement is a Lender or a Senior Lender (or an Affiliate of a Lender or, as applicable, a Senior Lender).
“Permitted Security” means any Security created to secure any Permitted Financial Indebtedness where such Security is shared with the Senior Finance Parties or, upon the refinancing in full of the Senior Facilities, the Finance Parties provided that any Security securing the Permitted Financial Indebtedness referred to in paragraph (h) of the definition of Permitted Financial Indebtedness contained in this Clause 1.1 shall only be permitted to the extent that the aggregate of the outstanding principal amounts of the indebtedness secured thereunder does not exceeds EUR 50,000,000 (or its equivalent) at any time.
For the avoidance of doubt, the Parties acknowledge and agree that the Transaction Security shall only be shared with (1) certain of the bilateral lenders under the Permitted Financial Indebtedness referred to in paragraph (g) of the definition of Permitted Financial Indebtedness contained in this Clause 1.1 and (2) the hedge counterparties under any hedging agreements entered into by any of the Obligors on a non-speculative basis for the purposes of hedging the Prisa Group’s exposure to the interest rate risk arising under this Agreement as a replacement of any of the Permitted Hedging Agreements existing as of the Eleventh Amendment Date for such interest risk hedging purposes when the latter are closed-out, in accordance with, and subject to, the terms of the Eleventh Amendment Agreement and the Refinancing Agreement.
“Pre-Identified Santillana Acquisition” means any acquisition of (or any acquisition of an interest in) all or part of the shares of a company, or any acquisition of (or any acquisition of an interest in) a business, provided that:
(a)	either the Borrower or Santillana gives prior written notice to the Agent of the proposed acquisition;

(b)	the company (or the company the shares of which are being acquired) or business is related to the education and/or trade publishing businesses in Spain, Portugal, Brazil, Mexico, the United States of America, or, with the prior written consent of the Agent (following the instructions of the Lenders, which consent shall not be unreasonably withheld or delayed), in any other country requested by the Borrower or Santillana; and

(c)	the company (or the company the shares of which are being acquired) or business being acquired has positive earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) during the twelve Months period prior to such acquisition being completed or, if that is not the case, the Borrower or Santillana delivers to the Agent a certificate signed by its Chief Financial Officer or a director certifying, with the relevant supportive information and calculations, that the company (or the company the shares of which are being acquired) or business being acquired would have had on a pro forma basis positive earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) during the twelve Months period prior to such acquisition being completed taking into account any reasonably projected synergies and cost savings it would have experienced had it been comprised, during such period, within the Prisa Group (and/or within its business).
“Prisa Group” means the Borrower and its Subsidiaries which, at any time, are consolidated in a group (whether on a global, proportional or equivalent (puesta en equivalencia) basis).
“Prisa Group Assets” means the assets of the Prisa Group listed in the Audited Consolidated Annual Financial Statements.
“Prisa Group Income” means the income of the Prisa Group evidenced in the relevant Audited Consolidated Annual Financial Statements.
“Prisa Subsidiary” means each company in which any Obligor holds a direct or indirect Control and which is a member of the Prisa Group.
“Property” means:
(a)	any freehold, leasehold or immovable property; and

(b)	any buildings from time to time situated on or forming part of that freehold, leasehold or immovable property.
“Reference Banks” means the following entities:
- Caixa D’ Estalvis de Catalunya,
- Barclays Bank, S.A., and
- The Royal Bank of Scotland plc.
In the event that any of the mentioned entities merges with or is taken over by another credit entity, it shall be replaced, for the purposes of this Agreement, by the new resulting entity or by the absorbing entity. If, on the contrary, a demerger or spin-off of any of the Reference Banks takes place, all resulting entities which continue to be credit entities will be considered Reference Banks.
In the event that any of the Reference Banks is liquidated or ceases to exist otherwise or becomes a party to this Agreement as a Lender, the relevant entity will cease to be considered a Reference Bank and the Agent shall appoint (after consultation with the Borrower) a new credit entity as a Reference Bank.
“Refinancing Agreement” shall have the meaning given to that term in the Eleventh Amendment Agreement.
“Repeating Representations” means each of the representations set out in Clause 18 (Representations) (save for the representation set out in Clause 18.17 (Controlling Shareholder)).
“Replacement Offer Guarantee” shall have the meaning given to this term in the Counter Guarantee Agreement.
“Revolving Commitment” means:
(a)	in relation to an Original Lender, the amount in Euro set opposite its name under the heading “Revolving Facility Commitment” committed by it as 20 December 2007 and the amount of any other Revolving Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Euro of any Revolving Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Revolving Facility” means the Euro revolving credit facility made available under this Agreement as described in sub-clause 2.1.3.
“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.
“Rollover Loan” means one or more Revolving Facility Loans:
(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid; and

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan.
“Sale” shall have the meaning given to that term in the Eleventh Amendment Agreement.
“Santillana” shall have the meaning given to that term in the Eleventh Amendment Agreement.
“Second Amendment Agreement” means the agreement made on the Second Amendment Date between (among others) the Borrower, HSBC Bank plc and the Agent pursuant to the terms of which certain amendments were made to this Agreement.
“Second Amendment Date” means the date of execution of the Second Amendment Agreement, being 19 February 2008.

“Security” means means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement in rem having a similar effect.
“Security Documents” means each of the share pledges listed in Clause 21.23 (Security and Guarantees), the Extension Pledges and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
“Selection Notice” means a notice substantially in the form set out in Part B of Schedule 2 given in accordance with Clause 10.1 (Selection of Interest Periods).
“Senior Agent” has the meaning given to the term “Agente” in the Existing Senior Facilities Agreement.
“Senior Facilities” means the facilities made available under the terms of the Existing Senior Facilities Agreement.
“Senior Finance Documents” has the meaning given to the term “Documentos Financieros” in the Existing Senior Facilities Agreement.
“Senior Guarantees” has the meaning given to the term “Garantías” in the Existing Senior Facilities Agreement.
“Senior Lenders” shall have the meaning given to the term “Acreditantes” in the Existing Senior Facilities Agreement.
“Senior Obligors” shall have the meaning given to the term “Obligados” in the Existing Senior Facilities Agreement.
“Senior Subordinated Debt” means the “Deuda Subordinada” (as such term is defined in the Existing Senior Facilities Agreement) existing as of the date of this Agreement or otherwise under the terms of the Existing Subordinated Facility Agreement.
“Senior Termination Date” has the meaning given to the term “Fecha de Vencimiento Final” in the Existing Senior Facilities Agreement.
“Sogecuatro” means Sociedad General de Televisión Cuatro, S.A.U.
“Strategic Repositioning Plan” means the strategic repositioning plan for the Prisa Group to be submitted to the Agent prior to 30 June 2009 including, but not limited to, financial projections and a comprehensive description and justification of the strategies to be pursued to leverage globally the capabilities of Prisa and enhance the value of the Prisa Group.
“Subordinated Debt” means indebtedness subordinated to the present and future obligations of (i) the Senior Obligors under the Senior Finance Documents and (ii) the Obligors under this Agreement and (iii) under each of the existing bilateral facilities entered into by Prisa and/or Santillana in accordance with the Refinancing Agreement and furthermore:

(a)	which does not establish obligations to repay the same (except for increases in capital to offset indebtedness) until after the Maturity Date (as defined in the Existing Senior Facilities Agreement) and the Termination Date;

(b)	whose creditors are not entitled to request the acceleration or the early termination thereof until the obligations of (i) the Senior Obligors under the Senior Finance Documents and (ii) the Obligors under this Agreement have been settled in full;

(c)	which is not secured by any type of security or in rem guarantees, unless such guarantee or security is also subordinated; and

(d)	whose subordination and other characteristics described in this definition are granted in favour of (i) the Senior Lenders, the lenders under the bilateral facilities and the counterparties to the Financing Interest Rate Hedging Agreement (as defined in the Existing Senior Facilities Agreement) and (ii) the Lenders either by way of an agreement between creditors or as a stipulation in favour of a third party.
“Subordinated Facility” means the subordinated facility made available under the Existing Subordinated Facility Agreement.
“Subordinated Lenders” means the “Lenders” as such term is defined in the Existing Subordinated Facility Agreement.
“Subsidiary” means, in relation to any company or corporation (a “holding company”), a company or corporation over which a holding company has direct or indirect Control.
“Subsidies” means payments made to members of the Prisa Group by local, regional or national governments or governmental agencies or by the European Union or any of its agencies.
“Substitute EURIBOR” means, in relation to any Loan or any amount due under this Agreement and in respect of any time period, EURIBOR for the time period of closest duration to the relevant time period. For the purposes of this definition, the substitute time period shall be shorter to the relevant period in respect of which Substitute EURIBOR is being calculated.
“Syndication Date” means the date falling 180 days after the date hereof or such earlier date specified by the Arranger as the date on which primary syndication of the Facilities is completed.
“Syndication Letter” means the syndication letter dated 18 July 2008 between the Borrower, the Agent and the Arranger.
“Target Facilities” means the facilities made available under the terms of the Target Facilities Agreement.
“Target Facilities Agreement” means the facilities agreement dated 15 July 2005 between (among others) the Target and HSBC Bank plc, Sucursal en España as agent.

“Target Subordinated Indebtedness” means the indebtedness outstanding from time to time under a subordinated facility between the Target and Telefónica, S.A.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature levied to any person in accordance with the applicable regulations from time to time (and references to “Taxation” shall be construed accordingly).
“Telecinco” means Gestevisión Telecinco S.A.
“Term Facility” means Facility A and Facility B.
“Termination Date” means 19 May 2013.
“Term Loan” means a Facility A Loan or a Facility B Loan.
“Third Amendment Agreement” means the agreement made or to be made on the Third Amendment Date between the Borrower, HSBC and the Agent pursuant to the terms of which certain amendments are made to this Agreement.
“Third Amendment Date” means the date of execution of the Third Amendment Agreement, being on or about 20 May 2008.
“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Revolving Facility Commitments
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being EUR 1,950,000,000.
“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being EUR 2,052,000,000 at the date of this Agreement.
“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments of the Lenders, being EUR 142,000,000 at the date of this Agreement.
“Transaction Costs” means the costs, fees and expenses and stamp, registration, notarial and similar Taxes incurred or recognised by members of the Prisa Group in connection with (i) the negotiation, drafting and execution of this Agreement and the other Finance Documents and (ii) the transactions contemplated under the Finance Documents (including, without limitation, the Offer and the Acquisition).
“Transaction Security” means the Security created or expressed to be created in favour of the Lenders pursuant to the Security Documents.
“Union Radio” shall have the meaning given to that term in the Eleventh Amendment Agreement.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Utilisation Date” means the date on which a Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Part A of Schedule 2 (Requests).
“Working Capital” means, on any date, the difference between (i) the sum of all trade (including accrued customer discounts), inventory and other receivables in respect of operating items of each member of the Prisa Group including sundry debtors (but excluding cash at bank and other equivalent liquid resources) maturing within twelve months from the date of computation and (ii) the aggregate of all trade and other creditors and accrued costs and expenses in respect of, in each case, operating items payable by each member of the Prisa Group falling due within twelve months from the date of computation.
1.2	Refinancing Agreement

This Agreement is subject to the Refinancing Agreement and, in the event of any inconsistency between this Agreement and the Refinancing Agreement, the Refinancing Agreement shall prevail.

SECTION II. -
THE FACILITIES
2.	THE FACILITIES

Subject to the terms of this Agreement, the Lenders make available to the Borrower:
2.1.1	a term loan facility in an aggregate amount equal to the Total Facility A Commitments;

2.1.2	a term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

2.1.3	a revolving credit facility in an aggregate amount equal to the Total Revolving Commitments.
3.	PURPOSE OF THE FACILITIES
3.1	Purpose
3.1.1	The Borrower shall apply all amounts borrowed under Facility A towards funding (a) the consideration for the Offer Acquisition and (b) the Transaction Costs.

3.1.2	The Borrower shall apply all amounts borrowed under Facility B towards refinancing the Senior Facilities and the Subordinated Facility (including, in each case, breakage costs and, if any, hedge close out costs).

3.1.3	The Borrower shall apply all amounts borrowed under the Revolving Facility towards:
(a)	funding the consideration for any Market Purchase Acquisition up to a maximum aggregate amount to be agreed in advance of any Uilisation for such purpose between the Borrower and the Agent (acting on the instructions of the Majority Lenders); and/or

(b)	financing or refinancing the general corporate and working capital purposes of the Prisa Group (including, but not limited to, the Transaction Costs).
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Initial Conditions Precedent

A Utilisation will not be made unless the Agent has received (or is satisfied that it will, contemporaneously with the first Utilisation of the Facilities, receive) all of the documents and other evidence listed in Part A of Schedule 1 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.4 (Certain Funds), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
4.2.1	in the case of a Facility A Loan for the purposes of funding the Offer Acquisition (i) the Agent has received a copy of the CNMV’s notice to the governing body of the relevant stock exchange confirming the Offer has been successful or (ii) a copy of the notice stating the same has been published in the Official Listing Bulletin (Boletín de Cotización) of the relevant stock exchange or (iii) the Agent has received a copy of the notice delivered to the Borrower by the bank appointed in the Prospectus as the Offer settlement agent (Agente Liquidador de la Oferta) for the purposes of settling the consideration for the Offer Acquisition or (iv) in the event of the Offer is launched by means of an squeeze out, the CNMV has publicly announced that the Borrower has decided that (a) the relevant squeeze out is to take place and (b) the date on which such squeeze out will take place, and both (a) and (b) in accordance with Article 48.4 of the Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores);

4.2.2	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

4.2.3	the Repeating Representations to be made by each Obligor are true and accurate in all material respects in each case by reference to the facts and circumstances then subsisting and will remain true and accurate immediately after the Loan is made.
4.3	Maximum number of Utilisations
4.3.1	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(a)	more than 5 Facility A Loans would be outstanding;

(b)	more than 3 Facility B Loans would be outstanding; or

(c)	more than 15 Revolving Facility Loans would be outstanding.
4.4	Certain Funds

Each Lender agrees that, during the Certain Funds Period, it shall not:
4.4.1	have the right to prevent or limit the making of any Term Loan, whether by cancellation, rescission or termination of the Facilities or otherwise; or

4.4.2	make or enforce any claims it may have under the Finance Documents if the effect of such claim or enforcement would prevent or limit the making of any Term Loan; or

4.4.3	otherwise exercise during the Certain Funds Period any right of set-off or similar right or remedy if to do so would prevent or limit the making of any Term Loan; or

4.4.4	cancel or declare any of the Term Facilities immediately due and payable or payable on demand, in each case unless (a) a Major Default has occurred and is continuing or would result from the making of any Loan, (b) a Major Representation is incorrect or misleading when made or deemed to be made, (c) it is entitled to do so by virtue of the provisions of Clause 8.1 (Illegality in respect of a Lender) in respect of the Lender affected or (d) the Controlling Shareholder no longer controls the Borrower and provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements arising under the Finance Documents shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
5.	UTILISATION OF LOANS

5.1	Delivery of a Utilisation Request
5.1.1	The Borrower may utilise Facility A for the purposes of funding the Offer Acquisition, by delivery to the Agent of a duly completed Utilisation Request not later than 11.00 a.m. on the second Business Day prior to the date on which the relevant Utilisation is to be made provided that such date falls within the eight Business Days after the end of the Offer Acceptance Period (or such other time as may be agreed by the Agent and the Borrower).

5.1.2	The Borrower may utilise Facility B by delivery to the Agent of a duly completed Utilisation Request not later than 11.00 a.m. on the fifth Business Day following the date on which the Senior Agent declares, in accordance with clause 20.2 (Declaración de le resolución anticipada) of the Existing Senior Facilities Agreement, that all amounts due thereunder by the Borrower are immediately due and payable (or such other time as may be agreed by the Agent and the Borrower) and the amount of such Utilisation Request shall also be deemed to include the amount necessary to refinance all amounts outstanding under the Subordinated Facility.

5.1.3	The Borrower may utilise a Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11.00 a.m. on the third Business Day prior to the date on which the relevant Utilisation is to be made (or such other time as may be agreed by the Agent and the Borrower).
5.2	Completion of a Utilisation Request
5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	it identifies the Facility to be utilised (and, in the case of Facility A and the Revolving Facility, the purpose);

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the amount of the requested Loan complies with Clause 5.3 (Amount); and

(d)	the proposed Interest Period complies with Clause 10 (Interest Periods).
5.2.2	Only one Loan may be requested in each Utilisation Request.
5.3	Amount
5.3.1	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is (unless otherwise agreed between the Borrower and the Agent):
(a)	in the case of a Facility A Loan, either:
(i)	in the case of an Utilisation to be used for the purposes of funding the Offer Acquisition, an amount equal to the lower of the following figures:
(1)	the Total Facility A Commitments, and

(2)	an amount equal to the number of Shares to be acquired by the Borrower as a result of the Offer multiplied by the Offer Price; or
(ii)	in the case of an Utilisation to be used for the purposes described in paragraph (b) of sub-clause 3.1.1, an amount equal to the Demand Amount (as defined in Clause 5.7 (Utilisations in respect of demands under the Offer Guarantee(s)) below); or

(iii)	in the case of an Utilisation to be used for the purposes described in paragraph (c) of sub-clause 3.1.1 an amount equal to the relevant Transaction Costs provided that the Borrower delivers a certificate to the Agent confirming such amount;
(b)	in the case of a Facility B Loan, an amount equal to the aggregate of all amounts due and unpaid under the Existing Senior Facilities Agreement and the Existing Subordinated Facility Agreement (including, in each case, breakage costs and hedge close out costs); or

(c)	in the case of a Revolving Facility Loan either:
(i)	in the case of an Utilisation to be used for the purposes of funding a Market Purchase Acquisition an amount equal to the number of Shares to be acquired by the Borrower multiplied by the corresponding price per Share (which purchase price per Share shall in no event be higher than the Offer Price provided that at no time the aggregate amounts of all outstanding Revolving Facility Loans used for the purposes of funding a Market Purchase Acquisition shall be higher than the amount agreed in advance of such

Utilisation between the Borrower and the Agent (acting on the instructions of the Majority Lenders)); or

(ii)	in the case of an Utilisation to be used for the purposes of financing the Transaction Costs, an amount equal to the relevant Transaction Costs provided that the Borrower delivers a certificate to the Agent confirming such amount;

(iii)	in the case of any other Utilisation under the Revolving Facility (i.e. to be used for the purposes of financing or refinancing the general corporate and working capital purposes of the Prisa Group other than the Transaction Costs), a minimum of Euro 10,000,000 or, if higher, an integral multiple of Euro 5,000,000 or, if less, the full amount of the Available Facility at such time.
5.4	Lenders’ participation
5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
5.5	Limitation on Utilisations
5.5.1	Any Facility A Commitments, Facility B Commitments or Revolving Facility Commitments which have not been drawn by the end of the Availability Period relating thereto shall be cancelled and the relevant Commitments shall be reduced accordingly.

5.5.2	The Revolving Facility may be utilised in accordance with the terms of paragraphs (c)(i) and (ii) of sub-clause 5.3.1 but otherwise may not be utilised until Facility B has been utilised or unless it will simultaneously be utilised.
5.6	Utilisation in respect of the Offer

The Borrower expressly instructs the Agent, on the relevant Utilisation Date, to directly transfer the amounts of any Loan drawn down for the purpose of the financing of the Offer to (i) the Account or (ii) in the event of a Utilisation in respect of demands under Offer Guarantees (pursuant to Clause 5.7 (Utilisation in respect of demands under Offer Guarantee(s)), to the account notified to the Agent by the Offer Guarantee Banks.

5.7	Utilisations in respect of demands under the Offer Guarantee(s)

Notwithstanding the above, if either (A) the Agent (acting on the instructions of the Majority Lenders) has declared all amounts due and payable pursuant to the terms of Clause 22.14 (Acceleration) (whether during the Certain Funds Period pursuant to its rights under the provisions of Clause 4.4 (Certain Funds) or otherwise) and, as a consequence, a demand has been deemed to be made under each Offer Guarantee or (B) any demand is made by any Offer Guarantee Bank under an Offer Guarantee, whether in respect of the whole of the amount guaranteed by it, or part only and whether in one or any number of demands (the aggregate of such amounts under either (A) or (B) above being the “Demand Amount”), the following provisions shall apply:
5.7.1	If a Facility A Loan has not been requested, the Borrower shall be deemed to have irrevocably requested a Facility A Loan in an aggregate amount equal to the Demand Amount (or, if less, the Available Facility in respect of Facility A). A Facility A Loan shall have been deemed to have been made accordingly in such aggregate amount.

5.7.2	If a Facility A Loan has been requested but has not been made, such Utilisation Request shall be cancelled and a Utilisation Request shall be deemed to have been submitted and a Facility A Loan shall be deemed to have been made in an amount equal to the Demand Amount (any Facility A Loan, whether deemed or actual, made pursuant to sub-clauses 5.7.1 or 5.7.2 being an “Offer Guarantee Utilisation”).

5.7.3	If a Facility A Loan has been requested and made but not yet applied in payment of the consideration for the Shares acquired as a result of the Offer, the amount of such Facility A Loan, to the extent necessary, shall be paid to the Offer Guarantee Banks.

5.7.4	For the purposes of sub-clauses 5.7.1 or 5.7.2, none of the conditions set out in Clauses 4.2 (Further Conditions Precedent) or 4.4 (Certain Funds) shall apply.

5.7.5	The Agent shall immediately notify the Lenders that an Offer Guarantee Utilisation has been made. Upon the occurrence of any of the events referred to in sub-clauses 5.7.1 to 5.7.2 inclusive, the Lenders shall, if applicable, make available their participation to such account notified to the Agent by the Offer Guarantee Banks.

5.7.6	Nothing contained herein shall affect the rights and obligations of the Parties to the Counter Guarantee Agreement.

5.7.7	The making of an Offer Guarantee Utilisation does not prevent the calling of an Event of Default.
5.8	Offer Guarantee Banks Counter-Indemnity

The liability of each Offer Guarantee Bank to make payments under an Offer Guarantee will be counter-indemnified by (i) the Borrower and (ii) the Lenders in respect of Facility A, in the case of the Lenders up to a maximum amount equal to its Guarantee Proportion in accordance with the provisions of Clause 15.4 (Offer Guarantee Banks Counter-Indemnity).

5.9	Communication of Utilisation Requests
5.9.1	Upon receipt by the Agent of an Utilisation Request, and provided that the applicable conditions set out in Clause 4 (Conditions of Utilisation) have been satisfied, the Agent shall promptly (and in any event no later than the next Business Day following receipt of the Utilisation Request) give notice thereof to each Lender, indicating the amount of their respective Commitments in respect of the corresponding Loan and the duration of the Interest Period selected by the Borrower for the first Interest Period for that Loan.

5.9.2	Upon receipt by the Agent of (i) a demand made by the beneficiary under the Offer Guarantees or (ii) a deemed demand pursuant to the terms of paragraph (A) of Clause 5.7 (Utilisations in respect of demands under the Offer Guarantee(s)), the Agent shall promptly on the same Business Day of such receipt deliver a copy of that demand or a certificate confirming the value of the deemed demand to each Lender, indicating the amount of their respective Commitments in respect of the Demand Amount (which shall be proportionate to their Commitments under Facility A).
5.10	Funding of Utilisations
5.10.1	Each Lender shall, before 10.00 a.m. on the corresponding Utilisation Date, make funds available to the Agent in the amount set out in the notice referred to in sub-clause 5.9.1.

5.10.2	Each Lender shall make available to the Agent funds in an amount equal to their respective pro rata Commitments in the Demand Amount (as notified by the Agent under sub-clause 5.9.2) for value on the same date of receipt of either (i) the copy of the demand under the Offer Guarantee or (ii) the certificate confirming the value of the deemed demand delivered in either case by the Agent pursant to sub-clause 5.9.2 (or, due to exceptional circumstances, on value date for the next Business Day).

5.10.3	The Lenders will make funds available to the Agent by means of transfer into the OMF treasury account opened in the name of the Agent with the Bank of Spain (Banco de España), account number 0162 or by means of TARGET. Each Lender shall confirm to the Agent by fax, payment of funds by no later than the required time.

5.10.4	The Borrower acknowledges and accepts that the aforementioned transfers satisfy all the legal requirements for delivery and constitute evidence of payment and creation of debt.
6.	FINANCE PARTIES RIGHTS AND OBLIGATIONS
6.1.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

6.1.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

6.1.3	A Finance Party may only separately enforce its rights under the Finance Documents as a consequence of the occurrence of an Event of Default under Clause 22.1 (Non-payment).

SECTION III -
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	REPAYMENT
7.1	Repayment of Term Loans

Subject to Clause 8 (Prepayment and Cancellation), the Borrower shall repay the Term Loans in full on the Termination Date.

7.2	Repayment of Revolving Loans

The Borrower shall repay each Revolving Loan on the last day of its Interest Period. All Revolving Loans shall be paid in full on the Termination Date.
8.	PREPAYMENT AND CANCELLATION
8.1	Illegality in respect of a Lender

If it becomes unlawful in any applicable jurisdiction for a Lender as a result of any change after the date it became a Lender in any applicable (or in the interpretation, administration or application thereof) law or regulation to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Loan that Lender shall promptly notify the Agent upon becoming aware of that event and upon the Agent notifying the Borrower:
8.1.1	that Lender shall not thereafter be obliged to participate in any Loan and the Commitments of that Lender shall immediately be reduced to zero and cancelled; and

8.1.2	the Borrower shall:
(a)	on such date as the Agent shall have specified, repay that Lender’s participation (or the relevant portion of that Lender’s participation) in the Loans together with accrued interest on and all other amounts owing to that Lender under the Finance Documents (such specified date being no earlier than the last day of any applicable grace period permitted by law); or

(b)	require such Lender to (and such Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or another bank, financial institution, trust, fund or other entity selected by the Borrower (and approved by the Agent, such approval not to be unreasonably withheld) which confirms its willingness to assume and does assume all obligations of the transferring Lender for an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, fees and other amounts payable to that Lender at the time of such transfer. On any prepayment being made to a Lender pursuant to this paragraph (b), its Commitment shall be cancelled in full.
8.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Agent (acting on the instructions of the Majority Lenders) may agree) prior written notice, cancel the whole or any part of any of an Available Facility in a minimum amount of Euro 5,000,000 (or, if higher, an integral multiple of Euro 1,000,000) provided that no such cancellation in respect of Facility A shall be permitted to the extent that it would reduce the Facility A Commitments to an amount which is less than the outstanding aggregate liabilities of the Offer Guarantee Banks under the Offer Guarantees at such time. Any cancellation under this Clause 8.2 shall reduce rateably the Commitments of the Lenders under that Facility.

8.3	Voluntary prepayment of Term Loans
8.3.1	The Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Agent (acting on the instructions of the Majority Lenders) may agree) prior written notice, prepay the whole or any part of a Term Loan (but, if in part, by a minimum amount of Euro 5,000,000 (or, if higher, an integral multiple of Euro 1,000,000) (or, the full amount of the Term Loan at that time).

8.3.2	A Term Loan may only be prepaid after the last day of the relevant Availability Period (or, if earlier, the day on which the relevant Available Facility is zero).
8.4	Voluntary prepayment of Revolving Facility Loans

The Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Agent (acting on the instructions of the Majority Lenders) may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but, if in part, by a minimum amount of Euro 5,000,000 (or, if higher, an integral multiple of Euro 1,000,000) (or, the full amount of the Term Loan at that time).

8.5	Right of repayment and cancellation in relation to a single Lender
8.5.1	If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(b)	any Lender claims indemnification from an Obligor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(c)	any Lender notifies the Agent of any Additional Cost Rate that becomes applicable to it under paragraph 3 of Schedule 3 (Mandatory Cost Formulae), the Borrower may, whilst (in the case of paragraphs (a) and (b) above) the circumstance giving rise to the requirement or indemnification continues or whilst (in the case of paragraph (c) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.
8.5.2	On receipt of a notice from the Borrower referred to in sub-clause 8.5.1, the Commitments of that Lender shall immediately be reduced to zero.

8.5.3	On the last day of each Interest Period which ends after the Borrower has given notice under sub-clause 8.5.1 (or, if earlier, the date specified by the Borrower in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.
8.6	Exit

Upon (i) the Controlling Shareholder ceasing to be the direct or indirect holder of at least 30% of the share capital of the Borrower or (ii) any person other than the Borrower directly or indirectly holds 30% or more of the share capital of the Borrower or (iii) a change of Control of the Controlling Shareholder, the Facilities shall be immediately cancelled in full and the Loans shall be immediately prepaid in full together with interest thereunder and all other amounts accrued and owing by the Obligors under the Finance Documents.

8.7	Mandatory Prepayment; Disposal and Insurance Proceeds
8.7.1	For the purposes of this Clause 8.7:

“Disposal Proceeds” means the net cash consideration received by the Borrower (including any amount received in repayment of intercompany debt) for any Disposal after deducting:
(a)	reasonable out of pocket expenses, costs and liabilities incurred by any member of the Prisa Group under or in connection with such Disposal to person(s) who are not members of the Prisa Group or as a result of the movement of cash intra-group in order to make the prepayment pursuant to paragraph (c) of sub-clause 8.7.2 below;

(b)	VAT and other taxes paid or payable or reasonably reserved by that member of the Prisa Group as a direct result of such Disposal (with any unused portion of any reserved amount to constitute Disposal Proceeds in the event it is not required to pay the relevant tax) or as a result of the movement of cash intra-group in order to make the prepayment pursuant to paragraph (c) of sub-clause 8.7.2 below;

(c)	the amount of any reserve reasonably maintained by the relevant member of the Prisa Group in accordance with the Accounting Principles with respect to warranty or indemnification obligations owing pursuant to the documentation by means of which such Disposal is effected (with any unused portion of such reserve to constitute Disposal Proceeds on the date upon which the warranty or indemnification obligations terminate or such reserve is reduced other than in connection with a payment);

(d)	any amounts required to be held in escrow pending determination of whether a purchase price adjustment or indemnity or other payment or adjustment will be made, for so long as and to the extent held in escrow; and

(e)	any net cash consideration effectively paid under any warranty or indemnity given in respect of the relevant Disposal prior to application pursuant to this Clause 8.7.
“Insurance Proceeds” means the net cash proceeds (after deducting costs and expenses, Taxes incurred or reasonably estimated to be incurred and reserved), of any insurance claim received by the Borrower for loss or damage to property of any member of the Prisa Group (excluding, for the avoidance of doubt, any business interruption insurance proceeds and any proceeds which a member of the Prisa Group is obliged to pay to any third party) after deducting any reasonable costs, liabilities or expenses in relation to that claim which are incurred by any member of the Prisa Group to persons who are not members of the Prisa Group or as a result of the movement of cash intra-group in order to make the prepayment pursuant to paragraph (a) of Clause 8.7.2.
8.7.2	The Borrower shall (and shall ensure that each Obligor or Senior Obligor (as appropriate) shall) ensure that:
(a)	any Insurance Proceeds;

(b)	the net amount received by the Borrower by way of dividends arising from any sale, lease, transfer or other disposal by Prisa Inmobiliaria, S.L. of Property (whether voluntary or involuntary and whether as a single transaction or a series of transactions);

(c)	the Disposal Proceeds from any Disposal;

(d)	the net amount received in respect of the Deeply Subordinated Indebtedness;

(e)	the net amount received by the Borrower by way of dividends arising from any Disposal of all or any part of the Pay-TV Business or a substantial part of the assets of the Target and its Subsidiaries;

(f)	the net amount received by the Borrower by way of dividends or intercompany loan (if legally feasible) arising from any sale, lease, transfer or other disposal by a Subsidiary of the Borrower of any assets; and

(g)	the net amount received by the Borrower by way of dividends (through a distribution of voluntary reserves) or intercompany loan (if legally feasible) arising from any increase of share capital in a Subsidiary of the Borrower (subscribed for by a party other than an existing shareholder of that Subsidiary), shall each be applied in prepayment of the Facilities in accordance with Clause 8.11 (Application of mandatory prepayments).
Notwithstanding the above, if the Total Leverage (as defined in Clause 20.1 (Financial definitions)) (based on the information contained in the Compliance

Certificate to be supplied to the Agent in respect of the last Financial Year) is less than 3.5x, the Borrower may reinvest the amount of any Disposal Proceeds or Insurance Proceeds within 365 days of receipt of such proceeds. Any proceeds not reinvested within 365 days of receipt of such proceeds shall be applied in prepayment of the Facilities in accordance with Clause 8.11 (Application of mandatory prepayments).
8.8	Application of voluntary prepayment

If any of the Term Loans or Revolving Facility Loans are prepaid in accordance with Clause 8.3 (Voluntary prepayment of Term Facility Loans) or Clause 8.4 (Voluntary Prepayment of Revolving Facility Loans), then any such amounts prepaid shall be applied as the Borrower may direct.

8.9	Flotation and public offer for the subscription of securities

For the purposes of this Clause 8.9:

“Flotation” means a listing of all or any part of the share capital of any company in which the Borrower holds a stake on any recognised investment exchange or market of an OECD member country.
8.9.1	On any date on which a Flotation occurs, an amount equal to 100% of the net cash proceeds (net of related fees, costs, liabilities and expenses (including restructuring costs) reasonably incurred and any taxes incurred or reasonably estimated to be incurred) received by the Borrower from the Flotation shall be applied in prepayment of the Facilities in accordance with Clause 8.11 (Application of mandatory prepayments).

8.9.2	On the date on which the Borrower receives the net cash proceeds of any public offer for the subscription of securities made by the Borrower (excluding any increase in capital to implement any employee’s share option plan), an amount equal to 100% of such net cash proceeds (net of related fees, costs, liabilities and expenses (including restructuring costs) reasonably incurred and any taxes incurred or reasonably estimated to be incurred) shall be applied in prepayment of the Facilities in accordance with Clause 8.11 (Application of mandatory prepayments).

8.9.3	On the date on which the Borrower receives the net cash proceeds arising from any increase of share capital in the Borrower (in which the preferential right of subscription has been excluded), such net cash proceeds shall be promptly applied in prepayment of the Facilities in accordance with Clause 8.11 (Application of mandatory prepayments).

8.9.4	On the date on which the Borrower receives the Minimum Equity Proceeds, the balance of such proceeds (after the retention and/or application of the amounts referred to in Clause 21.28 (Application of part of the Minimum Equity Proceeds)) shall be promptly applied in prepayment of the Facilities in accordance with Clause 8.11 (Application of mandatory prepayments).

8.9.5	Subject to Clause 21.27 (Application of the Best Effort Undertaking Proceeds), any net cash proceeds from a Flotation or public offer for the subscription of securities not required to be applied in prepayment of the Facilities in accordance with the terms of Clause 8.11 (Application of mandatory prepayments) shall be considered as free cash flow of the Prisa Group.
8.10	Excess Cash Flow

The Borrower will procure that, within 5 Business Days of delivery pursuant to Clause 19.1 (Financial Information) of the Audited Consolidated Annual Financial Statements for each Financial Year ending after 31 December 2010 (with the first such prepayment being due in respect of the Financial Year ending on 31 December 2011), 50% of the Excess Cash Flow for that Financial Year is applied in prepayment of the Facilities in accordance with Clause 8.11 (Application of mandatory prepayments).

8.11	Application of mandatory prepayments
8.11.1	Unless otherwise stated in any Finance Document (including, without limitation, the Eleventh Amendment Agreement, the Refinancing Agreement, Clause 21.27 (Application of Best Efforts Undertaking Proceeds) and Clause 21.28 (Application of part of the Minimum Equity Proceeds)) prepayments to be made under sub-clause 8.7.2 and Clause 8.9 (Flotation and public offer for the subscription of securities) shall be applied as follows:
(a)	The amounts referred to in (i) paragraphs (a), (b) and (c) of sub-clause 8.7.2, (ii) sub-clause 8.9.1, (iii) sub-clause 8.9.2 and (iv) sub-clause 8.9.4 shall be promptly (and, in any event, within five Business Days) applied in prepayment of the Senior Facilities and the Facilities pro rata.

(b)	The amounts referred to in paragraph (d) of sub-clause 8.7.2 shall be promptly (and, in any event, within five Business Days) applied in the prepayment of the Facilities.

(c)	The amounts referred to in paragraph (e) of sub-clause 8.7.2 shall, following any mandatory prepayment required to be made pursuant to the terms of the financing agreements of the Target, be promptly (and, in any event, within five Business Days) applied in the prepayment of (A) firstly, the Senior Facilities and the Facilities pro rata and (B) secondly (once all amounts outstanding under or in respect of the Senior Facilities and the Facilities have been repaid), the Subordinated Facility.

(d)	The amounts referred to in paragraphs (f) and (g) of sub-clause 8.7.2 and sub-clause 8.9.3 shall be promptly (and, in any event, within five Business Days) applied in prepayment of the Senior Facilities and the Facilities pro rata.

(e)	The amounts referred to in Clause 8.10 (Excess Cash Flow) shall be promptly applied in prepayment of the Facilities pro rata.

(f)	All other amounts obtained from any of the transactions carried out to reduce the debt of the Prisa Group that are required to be applied in prepayment under the Existing Senior Facilities Agreement and this Agreement shall be promptly applied in prepayment of the Senior Facilities and the Facilities pro rata.

(g)	The Senior Facilities shall not be prepaid in full prior to the date on which the Facilities are prepaid in full.
8.11.2	A prepayment made under this Clause 8 shall be applied in prepayment of Term Loans pro rata.

8.11.3	The Agent shall notify the Lenders as soon as possible on becoming aware of any prepayment to be made under this Clause 8.
8.12	Restrictions
8.12.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.12.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.12.3	The Borrower may not re-borrow any part of any Term Facility which is prepaid.

8.12.4	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be re-borrowed in accordance with the terms of this Agreement.

8.12.5	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.12.6	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.12.7	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the Borrower or the affected Lenders, as appropriate.
8.13	Prepayment impediment

All prepayments to be made under paragraphs (b), (e), (f) and (g) of Clause 8.7.2 and Clause 8.10 (Excess Cashflow) are subject to permissibility under applicable law (including, without limitation, financial assistance, corporate benefit restrictions on up streaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant members of the Prisa Group). There will be no requirement to make any prepayment if there is a material Tax or other cost to, or material cash leakage (other than by reason of a requirement to make a pro rata payment to a minority shareholder of the relevant member of the Prisa Group which is not a member of the Prisa Group) from the Prisa Group as a direct result of making such payment and for these purposes the term “material” shall be construed to mean that the amount of the relevant Tax, other cost or leakage exceeds 10 per cent. of the relevant prepayment amount. The Borrower shall ensure that all members of the Prisa Group will use their reasonable endeavours to overcome any restrictions and/or minimise any costs of a prepayment (including, but not limited to, moving funds within the Prisa Group so that any prepayment required under Clause 8.7 (Mandatory Prepayment: Disposal and Insurance Proceeds) and Clause 8.10 (Excess Cashflow) is effectively made) where the aggregate of the Taxes incurred on, and other costs or leakages resulting from, the required movements of funds and such effective prepayment does not exceed the above 10 per cent. threshold). If at any time those restrictions are removed or the costs are reduced so that the payment can be made without material cost any relevant proceeds will be applied in prepayment of the Facilities as soon as is reasonably practicable in accordance with the provisions of this Clause 8.
8.14	Cancellation of the Facility

Where approval of the Offer is refused and such refusal is irrevocable or where the Borrower, where so legally permitted, has withdrawn from making the Offer (notifying the Agent of such facts in writing, with an indication of the laws that permit the Borrower not to make the Offer) and, in both cases, provided that the Offer Guarantees were effective and irrevocably cancelled and returned to the Offer Guarantee Banks, Facility A, and consequently, the obligation of the Lenders in relation thereto, shall be wholly cancelled.

SECTION IV
COSTS OF UTILISATIONS
9.	INTEREST

9.1	Calculation of Ordinary Interest Rate

The Ordinary Interest Rate on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:
9.1.1	the Margin;

9.1.2	EURIBOR for that Loan for that Interest Period; and

9.1.3	Mandatory Cost, if any.
9.2	Calculation of Substitute Interest Rates
9.2.1	Principal Substitute Interest Rate

In the event that the Ordinary Interest Rate on a Loan for a certain Interest Period cannot be determined, the interest rate applicable on such Loan for the Interest Period will be the percentage rate per annum (the “Principal Substitute Interest Rate”) which is the aggregate of:
(a)	the Margin;

(b)	Substitute EURIBOR for that Loan for that Interest Period; and

(c)	the Mandatory Cost, if any.

Any Interest Period during which the Principal Substitute Interest Rate is applied will have a duration equivalent to the time period required for the calculation of the Substitute EURIBOR.
9.2.2	Secondary Substitute Interest Rate

If it is not possible to determine the Substitute EURIBOR on a Loan for a certain Interest Period concerned, the interest rate applicable to such Loan for the Interest Period concerned will be the percentage rate per annum (the “Secondary Substitute Interest Rate” and together with the Principal Substitute Interest Rate, the “Substitute Interest Rates”), which is the aggregate of:
(a)	the arithmetic mean of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market as at 11.00 (Central European Time) on the second Business Day immediately prior to the first day of such Interest Period for the offering of deposits in Euro for a one (1) day period;

(b)	the Margin; and

(c)	the Mandatory Cost, if any.

The Secondary Substitute Interest Rate so determined shall apply on the same day it is calculated, taking into account that, on those days which are non-Business Days, the Secondary Substitute Interest Rate calculated for the immediately preceding Business Day shall apply.

Any Interest Period during which a Secondary Substitute Interest Rate applies will have a duration equivalent to the number of days during which such application has taken place.
9.2.3	Application of Substitute Interest Rates
(a)	The Substitute Interest Rates shall apply so long as the circumstances giving rise to its application continue and therefore, subject to paragraph (b) below, the Ordinary Interest Rate will apply as soon as market circumstances make it possible provided that prior written notice has been given by the Agent to the Borrower and the Lenders.

(b)	In order to apply the Ordinary Interest Rate after the application of any Substitute Interest Rate:
(i)	in the event that the Principal Substitute Interest Rate has been applied, two (2) Business Days prior to the end of the Interest Period during which it has been applied, the Ordinary Interest Rate shall be determined in accordance with Clause 9.1 (Calculation of Ordinary Interest Rate) will begin; and

(ii)	in the event that the Secondary Substitute Interest Rate has been applied, the new Interest Period shall start on the date falling two (2) Business Days after the Agent gives the notice referred to in paragraph (a) above.
9.3	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date applicable to such Loan.

9.4	Default interest
9.4.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 9.4.2, is two per cent higher than the rate which would have been payable if such Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.

9.4.2	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.
9.4.3	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
9.5	Notification of rates of interest
9.5.1	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement and in any event:

9.5.2	the Ordinary Rate of Interest and the Principal Substitute Interest Rate shall be notified by the Agent to the Borrower and the Lenders before 15h00 (Central European Time) of the second Business Day prior to the date on which the corresponding Interest Period is to be commenced; and

9.5.3	the Secondary Substitute Interest Rate shall be notified by the Agent to the Borrower and the Lenders on the day of its determination.
10.	INTEREST PERIODS

10.1	Selection of Interest Periods
10.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

10.1.2	Subject to this Clause 10, the Borrower may select an Interest Period of one Month or three Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

10.1.3	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 am (Central European Time) of the third Business Days prior to the commencement of the Interest Period to which said Selection Notice is referred to.

10.1.4	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with sub-clause 10.1.3, the relevant Interest Period will be one Month.

10.1.5	An Interest Period for a Loan shall not extend beyond the Termination Date.

10.1.6	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of its preceding Interest Period.

10.1.7	A Revolving Facility Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Market disruption
11.1.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on the affected Lender’s or Lenders’ share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin;

(b)	the rate notified to the Agent by each affected Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
11.1.2	In this Agreement “Market Disruption Event” means before close of business in London on the second Business Days prior to the first day of the relevant Interest Period, the Agent receiving notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR (or as applicable, Substitute EURIBOR or the percentage rate per annum referred to in paragraph (a) of sub-clause 9.2.2) other than as a result of that Lender’s creditworthiness.
11.2	Alternative basis of interest or funding
11.2.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

11.2.2	Any alternative basis agreed pursuant to sub-clause 11.2.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
11.3	Break Costs
11.3.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.3.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee
12.1.1	The Borrower shall pay, or procure that there is paid, to the Agent (for the account of each Lender) a fee in Euro computed at the rate of 35% of the Margin (at the time of calculation) per annum on that Lender’s Available Commitment under Facility B and the Revolving Facility for the period from (and including) 1 February 2008 and ending on the last day of the Availability Period in respect of each of Facility B and the Revolving Facility.

12.1.2	The accrued commitment fee is payable:
(a)	on the last day of each successive period of one month which ends during the relevant period for which the applicable fee accrues;

(b)	on the last day of the relevant Availability Period; and

(c)	on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
12.2	Arrangement fee

The Borrower shall pay, or procure there is paid, to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Borrower shall pay, or procure there is paid, to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION V
ADDITIONAL PAYMENT OBLIGATIONS
13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Clause 13:

“Eligible Lender” means:
(a)	a financial institution or fund:
(i)	which is resident for tax purposes in a Suitable State;

(ii)	which does not operate through a territory which has the status of tax haven under Spanish law (as provided by Royal Decree 1080/1991, of 5 July); and

(iii)	which does not operate through a permanent establishment in Spain or outside the European Union; or
(b)	a National Lender.
“National Lender” means (a) a credit institution or financial credit establishment as referred to in sub-section (c) of Section 59 of Royal Decree 1777/2004, of 30 July, promulgating the Corporation Tax Regulations (Reglamento del Impuesto sobre Sociedades); (b) a permanent establishment in Spain of a financial institution not resident in Spanish territory as referred to in the second paragraph of Section 8.1 of Royal Decree 1776/2004, of 30 July, promulgating the Regulations on Non-Resident Income Tax (Reglamento del Impuesto sobre la Renta de No Residentes); or (c) a securitization fund of those referred to in sub-section (k) of Section 59 of Royal Decree 1777/2004, of 30 July, promulgating the Corporation Tax Regulations (Reglamento del Impuesto sobre Sociedades).

“Protected Party” means a Lender which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Suitable State” means (a) a European Union Member State other than Spain, or (b) a State which has entered into and ratified a treaty with Spain for the avoidance of double taxation currently in force which grants residents of such State full exemption from the imposition of any withholding or deduction on account deriving from Spanish tax legislation on interest.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Protected Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person, acting in good faith.
13.2	Tax gross-up
13.2.1
(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	Subject to sub-clause 13.2.1(d) and 13.2.1(e) below, if a Tax Deduction is required by law to be made by any Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (excluding the Spanish Corporate Income Tax, the Non-Resident Income Tax levied on permanent establishments in Spain of non-resident entities or the tax that may replace them in the future, without prejudice to the Tax Deductions under this tax law in accordance with this Clause 13).

(d)	No Obligor is required to make an increased payment to any Protected Party under sub-clause 13.2.1(a) or (c) above for a Tax Deduction in respect of Tax imposed from a payment under this Agreement on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Protected Party without a Tax Deduction if it was an Eligible Lender with respect to that payment, but on that date that Protected Party is not or has ceased to be an Eligible Lender with respect to that payment other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or concession of any relevant taxing authority.

(e)	No Obligor that is a Spanish company shall be required to make an increased payment under sub-clause 13.2.1(a) or (c) above to any Protected Party which is an Eligible Lender, other than a National Lender, who has not provided the Borrower with a certificate of residence issued by the competent tax authorities demonstrating the tax residence of the Eligible Lender in a Suitable State, (a) before the first date of the payment of interest hereunder to such Eligible Lender and (b) provided that those certificates are only valid for one (1) year term, before the date on which such certificate expires; it is the understanding that the delivery of the certificate of residence to the Borrower shall not be required if as a result of a subsequent change in the Spanish law delivery of such certificates is not required to make payments under this Agreement with no withholdings or if withholdings are still applicable such withholdings are of a reduced rate;

(f)	A Lender must co-operate with an Obligor by using its reasonable endeavours to complete any procedural formalities which are necessary for that Obligor to make a payment without a Tax Deduction, to minimise the amount of the Tax Deduction or for the recovery by that Obligor of a Tax Deduction.

(g)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Protected Party entitled to the payment the original payment receipt (or a certified copy) issued by the competent Taxing authority to evidence any appropriate payment made to the relevant Taxing authority.
13.3	Tax indemnity
13.3.1	The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting reasonably) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment under Finance Document.

13.3.2	Sub-clause 13.3.1 above shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated and/or established or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or operating through a permanent establishment; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is (x) an income or franchise Tax imposed on (or measured by) the net income or net profits of the Finance Party, (y) any branch profits tax imposed by the United States of America or any similar tax imposed by another jurisdiction in which the Finance Party is located or (z)

imposed as a result of the Finance Party’s gross negligence or wilful misconduct.
(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in sub-clauses 13.2.1(d) or 13.2.1(e) of Clause 13.2 applied; or
(c)	under the same conditions as set out in sub-clause 13.2.1(d) or 13.2.1(e) above.
13.3.3	A Protected Party making, or intending to make a claim pursuant to sub-clause 13.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower. Any indemnification pursuant to Clause 13.3 shall be made within five Business Days from the date of the Agent’s written demand to the Borrower, including with such demand (x) an identification of the Taxes (together with the amount thereof) with respect to which such demand for indemnification is made and (y) the original or certified copy of a receipt evidencing payment by such Finance Party of the Taxes for which such Finance Party is claiming indemnification or of any written assessment from the relevant governmental authority demanding payment for such Taxes.

13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.
13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
13.4.1	a Tax Credit is attributable to that Tax Payment; and

13.4.2	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp Taxes

The Borrower shall pay and, within five Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes or fees payable in respect of any Finance Document other than in relation to a Transfer Certificate and any Finance Document to be executed in connection with a transfer or assignment by a Finance Party.

13.6	Value Added Tax
13.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT on production of a valid VAT invoice.

13.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
13.7	Option of the Borrower

If the Borrower becomes obliged to make any payment to a Lender under this Clause 13, the Borrower may, not later than 180 days after the Agent makes the relevant claim pursuant to this Clause 13, prepay the whole Commitments of that Lender, together with accrued interest and fees and all other amounts owing to that Lender under the Finance Documents, whereupon that Lender’s Commitment shall be reduced to zero and cancelled in full.

14.	INCREASED COSTS

14.1	Increased costs
14.1.1	Subject to Clause 14.4 (Exceptions) the Borrower shall, within five Business Days of a receipt from the Agent of the certificate referred to in Clause 14.2 (Increased cost claims), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

14.1.2	In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from a Facility or on a Finance Party’s overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
14.2.1	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall give notice to the Agent of the event giving rise to the claim which notice shall be accompanied by the certificate referred to in Clause 14.2 below, following which the Agent shall promptly notify the Borrower.

14.2.2	Each Finance Party shall provide a certificate confirming the amount of its Increased Costs which certificate, except for any manifest error, will be conclusive.
14.3	Requirement to notify
14.3.1	If a Finance Party does not notify the Agent of its intention to claim pursuant to this Clause 14 within ninety days after the date on which that Finance Party becomes aware of the relevant increased cost, reduction, payment or foregone interest or other return, that Finance Party shall not be entitled to claim indemnification for such increased costs, reduction, payment or foregone interest or other return in respect of any period more than ninety days before the date on which that Finance Party does notify the Agent of its intention to make such a claim.

14.3.2	No Finance Party shall be entitled to make any claim pursuant to this Clause 14 on any date falling later than nine months after the discharge of the obligations (both actual and contingent) of the Obligors under this Agreement and the cancellation of the Commitments in full.
14.4	Exceptions
14.4.1	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or of any law or regulation.
14.4.2	In this Clause 14.4 reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).
14.5	Option of the Borrower

If the Borrower becomes obliged to make any payment under this Clause 14, the Borrower may, not later than 180 days after the Lender makes an increased cost claim pursuant to Clause 14.2 (Increased cost claims), prepay the whole Commitment of that Lender (together with accrued interest and fees and other such prepayment that Lender’s Commitment shall be cancelled in full.

15.	OTHER INDEMNITIES

15.1	Currency indemnity
15.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a direct result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	Notwithstanding any provisions in sub-clause 15.1.1 above, any Sum shall be payable by each Obligor exclusively in Euros. Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities
15.2.1	The Borrower shall (or shall procure that an Obligor shall), within three Business Days of demand, indemnify each Finance Party against any cost, loss, expense or liability (excluding loss of profit and any other indirect or consequential damage) incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.2.2	The Borrower shall (or shall procure that an Obligor shall), promptly (and, in any event, within three Business Days) indemnify each Finance Party and in each case each of their Affiliates and each of their respective officers, directors and employees (each, an “Indemnified Party”) from and against any and all costs, losses or liabilities (excluding loss of profit and any other indirect or consequential damage), in each case arising out of or in connection with the Acquisition or the funding of the Acquisition (including, but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition) except to the extent that such cost, loss or liability is caused by such Indemnified Party’s gross negligence or wilful misconduct.
15.3	Indemnity to the Agent

The Borrower shall (or shall procure that an Obligor shall) promptly (and, in any event, within five Business Days) indemnify the Agent against any cost, loss or liability (excluding loss of profits and any other indirect or consequential damage) incurred by the Agent (acting reasonably) as a result of:
15.3.1	investigating any event which it reasonably believes is a Default; or

15.3.2	acting or relying on any notice, request or instruction of any Obligor which it reasonably believes to be genuine, correct and appropriately authorised.
15.4	Offer Guarantee Banks Counter-Indemnity
15.4.1	The Borrower shall immediately on demand indemnify each Offer Guarantee Bank against any cost, loss or liability (excluding loss of profit and any other indirect or consequential damage) incurred by each Offer Guarantee Bank (otherwise than by reason of such Offer Guarantee Bank’s gross negligence or wilful misconduct) in acting as the Offer Guarantee Bank under an Offer Guarantee.

15.4.2	Each Lender shall (according to its Guarantee Proportion) immediately on demand indemnify each Offer Guarantee Bank against any cost, loss or liability incurred by such Offer Guarantee Bank (otherwise than by reason of such Offer Guarantee Bank’s gross negligence or wilful misconduct) in acting as the Offer Guarantee Bank under an Offer Guarantee (save to the extent that such Offer Guarantee Bank has been reimbursed by an Obligor pursuant to a Finance Document) provided that:
(i)	any actual or deemed Utilisation of the Facilities pursuant to Clause 5.7 (Utilisations in respect of Offer Guarantee demands) in relation to the Commitments of each Offer Guarantee Bank or its relevant Affiliate shall be applied first in satisfaction of their respective obligations under each Offer Guarantee; and

(ii)	all other payments made by the Lenders in order to satisfy their respective obligations under this Clause 15.4 shall be divided between the Offer Guarantee Banks in proportion to the percentage amounts of their respective Offer Guarantees set out in clause 2 (The Guarantee) of the Counter Guarantee Agreement, and if, following such payments being made, an Offer Guarantee Bank’s portion of the costs, losses or liabilities referred to above which has not been reimbursed or indemnified (the “unreimbursed loss”) is (other than as a result of its gross negligence or wilful misconduct) greater than its proportion of the percentage amounts of the Offer Guarantees set out in clause 2 (The Guarantee) of the Counter Guarantee Agreement the Offer Guarantee Banks will (without prejudice to the continuing obligations of the other Lenders and Obligors) make payments amongst themselves in order to ensure that each Offer Guarantee Bank bears a proportionate amount of any unreimbursed loss.
15.4.3	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with sub-clause 15.4.2, then that Lender will not be obliged to comply with sub-clause 15.4.2 and shall instead be deemed to have taken, on the date an Offer Guarantee is issued (or if later, on the date the Lender’s participation in the Offer Guarantee is transferred or assigned to such Lender in accordance with the terms of this Agreement), an undivided interest and participation in such Offer Guarantee in an amount equal to its Guarantee Proportion of that Offer Guarantee. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the relevant Offer Guarantee Bank) an amount equal to its Guarantee Proportion of the amount demanded.

15.4.4	The Borrower shall immediately on demand reimburse any Lender for any payment it makes to an Offer Guarantee Bank under this Clause 15.4 in respect of that Offer Guarantee.

15.4.5	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of amounts payable by that Lender in respect of any Offer Guarantee regardless of any intermediate payment or discharge in whole or in part.

15.4.6	Notwithstanding anything to the contrary herein, the obligations of the Lenders under this Clause 15.4 shall be satisfied by the actual or deemed utilisation of the Facility A Loans pursuant to Clause 5.7 (Utilisations in respect of Offer Guarantee demands).
15.5	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 15.

15.6	Settlement Conditional

Any settlement or discharge between a Lender and an Offer Guarantee Bank shall be conditional upon no security or payment to an Offer Guarantee Bank by a Lender or any other person on behalf of a Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, an Offer Guarantee Bank shall be entitled to recover the value or amount of such security or payment from such Lender subsequently as if such settlement or discharge had not occurred.

15.7	Exercise of Rights

An Offer Guarantee Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Lender by this Agreement or by law:

15.7.1	to take any action or obtain judgment in any court against any Obligor;

15.7.2	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

15.7.3	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.
16.	MITIGATION BY THE LENDERS

16.1	Mitigation
16.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality in respect of a Lender), Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs) or paragraph 3 of Schedule 3 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or to another third party pursuant to Clause 23 (Changes to the Lenders).

16.1.2	Sub-clause 16.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
16.2.1	The Borrower will indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party, to do so might be prejudicial to it.
17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly (and in any event not later than ten Business Days after any demand in this respect) pay (or shall procure that an Obligor will pay) the Agent and the Arranger the amount of all reasonable and properly documented costs and expenses previously approved by the Borrower (including legal fees and any value added tax thereon) and all reasonable and properly documented out-of-pocket expenses incurred by any of them at any time in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
17.1.1	this Agreement and any other documents referred to in this Agreement; and

17.1.2	any other Finance Documents executed after the date of this Agreement.
17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse (or procure reimbursement of) the Agent for the amount of all reasonable and properly documented costs and expenses previously approved by the Borrower (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of or the preservation of any rights, powers and remedies under any Finance Document.

17.4	Evidence

Any certificate provided by the relevant Finance Party in respect of the costs referred to in this Clause 17 shall be (save for any manifest error) conclusive.

SECTION VI
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	REPRESENTATIONS

The Borrower and (save where otherwise stated), each other Obligor makes the following representations and warranties to each Finance Party at the times specified in Clause 18.18 (Times on which representations are made):

18.1	Status
18.1.1	It and each Senior Obligor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2	It has the power to own its assets and carry on its business as it is being conducted.
18.2	Power and authority
18.2.1	It has (or, as the case may be, will have prior to the execution thereof) the power to enter into and has taken (or, as the case may be, will take prior to execution thereof) all necessary action to authorise its entry into the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.2.2	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is or will be a party

18.2.3	It has (or, as the case may be, will have prior to the execution thereof) the power to perform and deliver and has taken (or, as the case may be, will take prior to execution thereof) all necessary action to authorise its performance and delivery of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.
18.3	Insolvency

Other than in connection with any solvent reorganisation undertaken with the consent of the Agent (acting on the instructions of the Majority Lenders), no:
18.3.1	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.7 (Insolvency); or

18.3.2	creditors process described in Clause 22.8 (Creditors’ process), has been taken or, to its the knowledge, threatened in relation to itself or the Senior Obligors.
18.4	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party at the date on which this representation is made or deemed made are legal, valid, binding and enforceable obligations.

18.5	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party on the date on which this representation is made or deemed made do not:
18.5.1	conflict with any law, regulation, directive, judgment or order applicable to which it is subject;

18.5.2	contravene its constitutional documents; or

18.5.3	breach in any material respect any material agreement or instrument binding upon it or any of its assets (save for the Existing Senior Facilities Agreement and the Existing Subordinated Facility Agreement).
18.6	No withholding tax

Under Spanish Tax law in force as at the date hereof, no deduction or withholding for or on account of Tax from payment under a Finance Document is required.

18.7	No filing or stamp taxes

Under the laws of its jurisdiction of incorporation in force as at the date hereof it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in each such jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to the raising of this Agreement or any other Finance Document to the status of a Spanish Public Document and which will be made or paid promptly after the date the relevant Finance Document is entered into, and the applicable financial transaction number (número de operación financiera) stamped by the Bank of Spain.

18.8	Financial statements
18.8.1	The Audited Individual Annual Financial Statements of the Borrower for the financial year ending on 31 December 2006 were prepared in accordance with the Accounting Principles consistently applied and give a true and fair view of its financial condition and operations during the relevant financial year.

18.8.2	The Audited Consolidated Annual Financial Statements of the Borrower for the financial year ending on 31 December 2006 give, in accordance with IAS standards, a true and fair view of its financial condition and operations during the relevant financial year.

18.8.3	The unaudited consolidated accounts of the Borrower for the period from 1 January 2007 to 30 September 2007 (both inclusive) fairly represent, in accordance with IAS standards, its financial condition and operations during the relevant period.
18.9	Material Adverse Change

Since the date of the latest Audited Consolidated Annual Financial Statements delivered to the Agent prior to the date hereof, there has been no development or event which has had, or could reasonably be expected to have, a Material Adverse Effect.

18.10	Compliance
18.10.1	It and each Senior Obligor has performed and observed in all material respects any law or regulation applicable to it.

18.10.2	Save for those notified in writing to the Agent prior to the date hereof, no claims are being or are reasonably expected to be asserted against it or against any Senior Obligor with respect to Taxes.
18.11	Licences
18.11.1	Save as described in sub-clause 21.6.2, all material licences required to enable it and each Senior Obligor to carry on its business as presently conducted have been obtained or effected and are in full force and effect and no breach has occurred in respect of the terms and conditions thereof which is reasonably expected to cause a material prejudice to the Borrower or any Obligor which may result in the inability of the Obligors to perform their obligations under the Finance Documents.

18.11.2	No notice has been received by it or any Senior Obligor in respect of any amendment of the terms of the licences each of them holds as at the date hereof which amendment has or could reasonably be expected to have a Material Adverse Effect.

18.11.3	No notice has been received from the competent authorities indicating the absence of material licences or requesting the application for and obtaining of any licence required to enable it or any Senior Obligor to carry on their business as presently conducted.

18.11.4	As at the date hereof, there are no grounds for believing that any material licence required to enable it and each Senior Obligor to carry on their business as presently conducted may be revoked, annulled or cancelled.
18.12	No proceedings pending or threatened

Save as notified in writing to the Agent prior to the date hereof, no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency has been commenced or (to the best of its knowledge and believe) is threatened against it or any Senior Obligor (in respect of the business currently conducted by them or their current assets) which is reasonably likely to be adversely determined and, if so adversely determined, would have a Material Adverse Effect.

18.13	No default No Event of Default has occurred and is continuing. 18.14 Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations (i) mandatorily preferred by operation of law applying to companies generally or (ii) guaranteed and/or secured by Permitted Guarantees and/or Permitted Security.

18.15	Insurances
18.15.1	It and each Senior Obligor has entered into or given effect to insurance policies with a substantial and reputable insurance office against any risks against which any prudent company carrying on the same or substantially the same business would in similar circumstances insure.

18.15.2	It and each Senior Obligor has punctually paid all premiums, calls or other amounts payable in respect of the insurances referred to in sub-clause 18.15.1.
18.16	No misleading information
18.16.1	To the best of its knowledge and belief, having made due and careful enquiry, any information provided by the Borrower contained in the Information Package was true and accurate in all material respects as at the date of the Information Package.

18.16.2	Any financial projections or forecasts contained in the Information Package were prepared on the basis of then recent historical information and on the basis of assumptions considered at the time to be fair and reasonable (in each case as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration (it being acknowledged by the Finance Parties that such projections and forecast are subject to uncertainties and contingencies many of which are beyond the Borrower’s control, and that they may differ from actual results).

18.16.3	All material expressions of opinion or intention provided by or on behalf of a member of the Prisa Group for the purposes of the Information Package were arrived at after careful consideration and were considered at the time to be fair and based on reasonable grounds.

18.16.4	No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in any material factual information contained in the Information Package being untrue or misleading in any material respect.

18.16.5	So far as it is aware, having made due and careful enquiry, any information delivered to the Finance Parties prior to the date hereof (including by its advisers) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

18.16.6	Any information provided by the Borrower for the purposes of the preparation of the Initial Financial Model was true and accurate in all material respects as at the date the Initial Financial Model was agreed and no event or circumstance has occurred or arisen, and no information has been omitted or withheld, since that date that results in any information contained in the Initial Financial Memorandum being untrue in any material respects as at the date hereof.

18.16.7	The representations in this Clause 18.16 are made by the Borrower only.

18.17	Controlling Shareholder

As at the date hereof, the Controlling Shareholder is the direct or indirect holder of 63.915% of the share capital of the Borrower.

18.18	Distribution of dividends

As at the Extension Effective Date, the only contractual obligations on the part of the Obligors to declare and/or pay dividends are those set out in Schedule 12 (Permitted Dividends).

18.19	Times at which representations are made
18.19.1	All the representations and warranties in this Clause 18 are made by each Obligor in respect of itself and its Subsidiaries which are Material Prisa Subsidiaries and, prior to the refinancing in full of the Senior Facilities, are made by the Borrower also in respect of the Senior Obligors.

18.19.2	The Repeating Representations are deemed to be made by each Obligor to each Finance Party on each Utilisation Date and on each Interest Payment Date by reference to the facts and circumstances existing at the date on which the representation or warranty is deemed to be made.

18.19.3	The representations set out in Clause 18.16 (No misleading information) relating to the Information Package are deemed to be made on the date on which the Information Package is approved by the Borrower and on the Syndication Date.
19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Information
19.1.1	Financial Statements
(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as they are available but in any event (i) within 120 days after the end of each Financial Year or (ii) if earlier, on the date on which the annual general shareholders’ meeting of the Borrower for the immediately following Financial Year is called and such financial information is made public, the Audited Consolidated Annual Financial Statements and the Audited Individual Annual Financial Statements for that Financial Year.

(b)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as they are available but in any event (i) within 45 days after the end of each Financial Quarter ending on 31 March or 30 September or (ii) within 60 days after the end of each Financial Quarter ending on 30 June or 31 December, its Management Accounts for the relevant Financial Quarter. For the avoidance of doubt, the Management Accounts shall not include information which is different to that which is submitted by the Borrower to the CNMV for the relevant Financial Quarter.

(c)	The Borrower shall:
(i)	as soon as reasonably practicable and in any event within 5 Business Days of the Ninth Amendment Date, supply to the Agent (in sufficient copies for all the Lenders) the Base Case Business Plan;

(ii)	on a regular (and, in any event, quarterly) basis, supply to the Agent (to the maximum permitted by law) updated information on the progress of the Strategic Repositioning Plan, related financial projections and such other additional information as the Agent (acting on the instructions of the Lenders) may reasonably request (including, but not limited to, quarterly management results in form and substance satisfactory to the Coordinating Banks);

(iii)	as soon as reasonably practicable and in any event prior to 30 May 2009, execute an engagement letter with the Lenders on the one hand and HSBC Bank plc and any other bank agreed among the Lenders and the Borrower as designated Coordinating Banks on the other hand, to confirm their appointment as the Coordinating Banks; and

(iv)	on commercially reasonable terms to be agreed between the Borrower and the Lenders, agree to the appointment by the Lenders of an external advisor to assist the Lenders with their due diligence of the Strategic Repositioning Plan and the Borrower shall provide any such external advisor with access to any additional information, and make available its key personnel and the Prisa Group’s other advisors for meetings and/or presentations, as may be reasonably requested in connection with such due diligence.
19.1.2	Miscellaneous
(a)	The Borrower shall promptly upon request supply to the Agent such financial documentation, information or evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender).

(b)	Each set of Audited Consolidated Annual Financial Statements shall be duly signed by the Chief Financial Officer of the Borrower and certified by the Auditor in accordance with sub-clause 19.2.2.

(c)	Each set of Management Accounts shall be duly signed by the Chief Financial Officer of the Borrower.
19.2	Compliance Certificate
19.2.1	The Borrower shall supply to the Agent simultaneously with the relevant Consolidated Financial Statements provided pursuant to sub-clause 19.1.1 and, in any event, (i) within 45 days of the Relevant Period ending on 31 March or

30 September or (ii) within 60 days after the end of the Relevant Period ending on 30 June or (iii) within 120 days of the Relevant Period ending 31 December (as applicable), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date at which those financial statements were drawn up.

19.2.2	Each Compliance Certificate shall be duly signed by the Chief Financial Officer of the Borrower and, if issued with respect to the Relevant Period ending 31 December, shall be certified by the Auditor on the terms substantially the same as those set out in Annex 5 of the Existing Senior Facilities Agreement.

19.2.3	In no event shall the Borrower send a Compliance Certificate to the Agent before communicating the financial information to the market in accordance with applicable legislation.
19.3	Information: general
19.3.1	The Borrower shall notify the Agent of (i) any Default (and the steps, if any, being taken to remedy it) and (ii) the occurrence of any of the mandatory prepayment events described in Clause 8.6 (Exit), Clause 8.7 (Mandatory Prepayment; Disposal and Insurance Proceeds) and Clause 8.9 (Flotation and Public Offer for the subscription of Securities), promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.3.2	Promptly upon receiving a written request from the Agent (which shall only be entitled to make such request once per calendar year), the Borrower shall certify to the Agent that (i) no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it), or as the case may be (ii) none of the mandatory prepayment events described in Clause 8.6 (Exit), Clause 8.7 (Mandatory Prepayment; Disposal and Insurance Proceeds) and Clause 8.9 (Flotation and Public Offer for the subscription of Securities) have occurred.

19.3.3	On each of 16 August 2010 and 31 December 2011, the Borrower shall supply to the Agent in sufficient copies for all the Lenders a certificate signed by either the Chief Financial Officer or a director of the Borrower providing reasonable detail and information of the amount of the Minimum Equity Proceeds actually applied to that date to the purposes referred to in paragraphs (b) and (c) of sub-clause 21.28.1.
19.4	“Know your client” checks
19.4.1	The Borrower shall promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is, under money laundering legislation applicable from time to time, required to carry out in relation to the transactions contemplated in the Finance Documents.

19.4.2	Sub-clause 19.4.1 shall not apply in respect of any information previously delivered to the Agent or which is public information.

19.4.3	In the event of any prospective New Lender, the delivery of the information contemplated in this Clause 19.4 shall be conditional upon the prior execution by such prospective New Lender and the Borrower of a Confidentiality Undertaking.
19.5	Trading on a secondary market

Whilst the shares of the members of the Prisa Group are listed on a recognised investment exchange or market, the information undertakings of this Clause 19 shall only apply to the extent the disclosure of said information is not (i) fordbidden by law or (ii) conditioned to its general disclosure on the relevant investment exchange or market in accordance with applicable rules.

20.	FINANCIAL COVENANTS

20.1	Financial Definitions

The following terms, ratios and financial amounts shall, in relation to this Agreement, have the meanings hereinafter given, interpreted in accordance with IAS standards unless expressly otherwise indicated, calculated on the basis of the Consolidated Financial Statements:

“Consolidated EBITDA” means the operating profit and loss of the Prisa Group in each Relevant Period as such concept is defined under and expressed in the Audited Consolidated Annual Financial Statements plus provisions for depreciation of fixed assets, variations in trading provisions and deterioration in goodwill.

“Consolidated Net Finance Charges” means the financial and similar expenses of the Prisa Group in each Relevant Period (including the realized marked to market value of any gain or loss in respect of any derivative transaction arising under the definition of paragraph (g) of Financial Indebtedness but excluding the unrealized marked to market value of any gain or loss in respect of any such derivative transaction) after deduction of other interest and similar income, as the same appear in the Audited Consolidated Annual Financial Statements (expressly excluding exchange rate differences (both positive and negative), inflation adjustments and provisions and impairment of the financial assets of the Borrower’s Subsidiaries (provisiones y deterioros procedentes de activos financieros entre empresas vinculadas)).

“Consolidated Total Net Debt” means, in relation to the Prisa Group:
(a)	the Senior Subordinated Debt, plus

(b)	the Deeply Subordinated Indebtedness, plus

(c)	the Target Subordinated Indebtedness, plus

(d)	any liability arising under the arrangements relating to any Disposal which the Auditors determine the Borrower would be required to make a provision against and which is reflected in the Audited Consolidated Annual Financial Statements and the Audited Individual Annual Financial Statements, plus

(e)	long and short term Financial Indebtedness with financial cost, whether to financial institutions or other third parties, plus

(f)	Financial Indebtedness deriving from the issue of bonds, promissory notes, debentures convertible into shares or similar instruments, plus

(g)	guarantees and Security which may be given in favour of third parties and not recorded under liabilities as payment obligations. For clarification the following shall be excluded from the computation:
(i)	commercial or technical guarantees and counter-guarantees or those provided in favour of public authorities in the ordinary course of business to secure obligations which do not constitute Financial Indebtedness;

(ii)	the guarantees and counter-guarantees from one member of the Prisa Group to another member of the Prisa Group; and

(iii)	individual guarantees in amounts less than five hundred thousand euros (€500,000) but up to a maximum limit of twenty million euros (€20,000,000), less
(h)	cash at banks (including, but not limited to, cash and other equivalent liquid resources, but excluding any consideration received by a member of the Prisa Group in respect of any Disposal but only for so long as such amounts are required to be held in escrow pending determination of whether any adjustment to the purchase price, indemnity or other payment or adjustment will be made) and short term financial investments.
“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Interest Cover” means the ratio of Consolidated EBITDA to Consolidated Net Finance Charges.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on each Quarter Date.

“Total Leverage” shall mean the ratio of Consolidated Total Net Debt at any time to Consolidated EBITDA.

20.2	Financial Condition

The Borrower shall ensure that:

20.2.1	Total Leverage: Total Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1 - Relevant Period end date	Column 2 - Ratio
31 December 2010	6.10:1
31 March 2011	6.10:1
30 June 2011	5.80:1
30 September 2011	5.40:1
31 December 2011	5.00:1
31 March 2012	4.85:1
30 June 2012	4.75:1
30 September 2012	4.55:1
31 December 2012	4.40:1
31 March 2013	4.20:1
20.2.2	Interest Cover: Interest Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1 - Relevant Period end date	Column 2
31 December 2010	3.45:1
31 March 2011	3.45:1
30 June 2011	3.70:1
30 September 2011	3.80:1
31 December 2011	3.85:1
31 March 2012	3.90:1
30 June 2012	3.90:1
30 September 2012	3.95:1
31 December 2012	4.00:1
31 March 2013	4.00:1

20.3	Financial Testing
20.3.1	The financial covenants set out in Clause 20.2 (Financial Condition) shall be tested on a rolling twelve month basis by reference to the relevant financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.1 (Financial Information) or Clause 19.2 (Compliance Certificate) (as appropriate).

20.3.2	If, during a Relevant Period, any member of the Prisa Group ceases to Control any other business or company over which, as at the Eleventh Amendment Date, it exercises Control (such business or company being a “Sold Entity”), the earnings before interest, tax, depreciation and amortisation of such Sold Entity (calculated using the principles set out in this Clause 20 for the calculation of Consolidated EBITDA) in respect of the part of the Relevant Period prior to the loss of Control shall be excluded in determining Consolidated EBITDA for that Relevant Period.

20.3.3	The calculation of the financial covenants set out in Clause 20.2 (Financial Condition) shall be carried out in accordance with IAS standards, and in particular those standards used in the Audited Consolidated Annual Financial Statements as at 31 December 2007 and the figures set out therein shall furthermore be interpreted in accordance with the provisions of such standards. If any change takes place in the future to such standards or in the interpretation thereof, the Borrower and the Agent shall agree on an equivalent calculation system which enables the maintenance of enforceability of the financial covenants calculated in accordance with the aforesaid criteria.

20.3.4	In the event of a discrepancy between the financial covenant ratios deriving from the relevant Consolidated Financial Statements and the financial covenants ratios appearing in the corresponding Compliance Certificate, and unless an agreement is reached between the Agent and the Borrower within 20 Business Days of the Borrower or the Agent becoming aware of such discrepancy, the Agent may refer the matter to the Auditor to determine. The expenses associated with the resolution of any dispute by the Auditor shall be for account of the Borrower.
21.	GENERAL UNDERTAKINGS

The undertakings of the Obligors in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Purposes of the Facilities

The Borrower shall only apply the amounts borrowed under the Facilities towards the financing purposes set forth in Clause 3 (Purpose of the Facilities).

21.2	Pari passu ranking

Each Obligor will ensure that its payment obligations under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness mandatorily preferred by operation of law or guaranteed and/or secured by Permitted Guarantees and/or Permitted Security.

21.3	Negative pledge/Guarantees
21.3.1	No Obligor shall create or permit to subsist any Security over any of its present or future assets other than a Permitted Security or where such Security is created by operation of law.

21.3.2	No Obligor will grant or agree to grant or permit to subsist any guarantee other than a Permitted Guarantee or where such guarantee is created by operation of law.

21.3.3	To the extent that any Permitted Financial Indebtedness referred to in paragraph (f) of the definition of Permitted Financial Indebtedness is to be guaranteed by a member of the Prisa Group, the Borrower shall use its best efforts so that any such guarantee is given by Santillana.
21.4	Arm’s length basis

No Obligor shall enter into any transaction with any member of the Prisa Group except on arm’s length terms.

21.5	Compliance with laws

Each Obligor shall comply in all material respects with all laws, rules, regulations and orders to which it may be subject.

21.6	Licences
21.6.1	Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect all material licences required from time to time to enable it to carry on its business as conducted on the date of this Agreement.

21.6.2	Sub-clause 21.6.1 shall not apply in respect of local TV licences save to the extent to which a failure to obtain or maintain such licences would result in the inability of the Obligors to comply with their obligations under this Agreement.
21.7	Insurance
21.7.1	Each Obligor shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for prudent companies carrying on the same or substantially similar business.

21.7.2	The Obligors shall take all necessary action and comply with all requirements which may be applicable to the insurances referred to in sub-clause 21.7.1 (including the payment of any additional premiums or calls) so as to ensure that claims under such insurances are enforceable.
21.8	Acquisitions
21.8.1	Except as permitted under sub-clause 21.8.2 below, no Obligor shall (and the Borrower shall ensure that no company being a Material Prisa Subsidiary as of the date hereof shall) incorporate or acquire a company or acquire (or acquire an interest in) shares or equity securities or a business or assets where the aggregate of the consideration payable for, and indebtedness assumed by the Prisa Group in connection with such acquisition, exceeds in any financial year of the Borrower the amount of EUR 30,000,000 (or its equivalent in any other currency).

21.8.2	Sub-clause 21.8.1 above shall not apply to:
(a)	any Permitted Acquisition;

(b)	acquisitions (or the part thereof) financed out of the consideration received for the disposal of assets of the Prisa Group where the principal business of the company, business or assets being acquired (i) is the same or substantially the same as, ancillary to, that carried on by or with the assets disposed of, or (ii) constitutes any ordinary business or activity carried on by the Prisa Group as at the time of such acquisition; and

(c)	Capital Expenditure of the Prisa Group where the aggregate of the consideration payable for, and Financial Indebtedness assumed by the Prisa Group in connection with, all such Capital Expenditure in any financial year of the Borrower does not exceed (i) EUR 130,000,000 for the financial year ending 31 December 2010 and (ii) EUR 90,000,000 for each financial year thereafter(or, in each case, its equivalent in other currencies).
21.9	Disposals
21.9.1	Except as permitted under sub-clause 21.9.2 below, no Obligor shall make any Disposals.

21.9.2	Sub-clause 21.9.1 above does not apply to the minority disposals referred to in the Refinancing Agreement (to the extent carried out in accordance with the terms thereof) and any Disposal of assets where the net proceeds of such disposal (after deducting costs and expenses incurred on market terms for such transactions, amounts required to be held in escrow pending determination of whether any adjustment to the purchase price, indemnity or other payment or adjustment will be made for so long and to the extent held in escrow and taxes applicable to the relevant transaction) or an equivalent amount are applied in accordance with Clause 8.7 (Mandatory Prepayment; Disposal and Insurance Proceeds).
21.10	Financial Indebtedness incurred
21.10.1	No Obligor shall (and the Borrower shall ensure that no company being a Material Prisa Subsidiary shall) incur or allow to remain outstanding any Financial Indebtedness (save for the Permitted Financial Indebtedness).

21.10.2	The Borrower shall procure that any Subordinated Debt incurred from the Eleventh Amendment Date is subordinated to the Existing Bilateral Loans in similar terms as it is subordinated to the to the present and future obligations of (i) the Senior Obligors under the Senior Finance Documents and (ii) the

Obligors under this Agreement as per the definition of Subordinated Debt contained in Clause 1.1 (Definitions).
21.11	Loans and guarantees
21.11.1	Subject to sub-clause 21.11.2 below, no Obligor shall (and the Borrower shall ensure that no company being a Material Prisa Subsidiary shall):
(a)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(b)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or assume any liability (whether actual or contingent) of any other person.
21.11.2	Sub-clause 21.11.1 above does not apply to:
(a)	any loans, guarantees, indemnities, commercial paper, or letters of credit arisen under or expressly permitted in the Finance Documents;

(b)	a loan, credit or financial accommodation to an employee or director of any member of the Prisa Group if the amount of that loan when aggregated with the amount of all loans to employees and directors granted by the Obligors does not exceed in any financial year 5% of the share capital of the Borrower;

(c)	loans or credit made by a Guarantor in favour of another Guarantor;[1]

(d)	loans or credit made by a Guarantor in favour of a member of the Prisa Group which is not a Guarantor so long as the aggregate amount of the Financial Indebtedness under such loans does not exceed EUR 75,000,000 (or its equivalent) at any time;

(e)	loans or credit made by a member of the Prisa Group which is not a Guarantor in favour of another member of the Prisa Group;

(f)	guarantees or financial accomodation made by a member of the Prisa Group in favour of another member of the Prisa Group to guarantee any Financial Indebtedness;

(g)	loans, credit, guarantees or financial accommodation to non members of the Prisa Group provided that the maximum aggregate amount of the Financial Indebtedness under any such loans, credit, guarantees or financial accommodation made or given by Obligors does not exceed Euro 20,000,000 (or its equivalent in other currency) at any time; and

(h)	credit granted to any buyer in respect of the acquisition price of assets under any deferred purchase agreement entered into by an Obligor as seller.

[1]	Under discussion with Prisa.

21.12	Dividends and other payments
21.12.1	The Borrower shall only declare, make or pay any dividend (whether in cash or in kind) in each case on or in respect of its share capital (or any class of its share capital) if:
(a)	the Borrower provides a certificate to the Agent (together with (based on the Audited Consolidated Annual Financial Statements) supporting calculations set out in reasonable detail and reasonable information as evidence) certifying that Total Leverage (as defined in Clause 20.1 (Financial definitions)) for the Financial Year immediately prior to the date on which said dividend is intended to be declared, made or paid (and calculated on a pro forma basis assuming that dividend has been declared, made or paid) is less than 5.00x;

(b)	the scheduled amortisation instalment corresponding to December 2011 (and any other amortisation instalment which remains unpaid) under the Existing Senior Facilities Agreement has been paid in full;

(c)	no Default has occurred or would arise as a consequence thereof; and

(d)	such dividend is only declared, made or paid after 31 December 2011.
21.12.2	Sub-clause 21.12.1 shall not apply to:
(a)	the distribution by a member of the Prisa Group other than the Borrower; and

(b)	the payment of dividends referred to in paragraphs (ii) (b) and (ii) (c) of the definition of Excess Cash Flow contained in Clause 1.1 (Definitions), which, save as set out above, shall not be restricted.

21.12.3	The Borrower shall only redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, if mandatorily required to do so by operation of law or to the extent that:
(a)	the Borrower provides a certificate to the Agent (together with supporting calculations set out in reasonable detail and reasonable information as evidence) certifying that Total Leverage (as defined in Clause 20.1 (Financial definitions)) for the Financial Year immediately prior to the date on which said redemption, repurchase, defeasement, retirement or repayment is intended to be made is equal to or less than 3.50x;

(b)	the scheduled amortisation instalment corresponding to December 2011 under the Existing Senior Facilities Agreement has been paid in full;

(c)	no Default has occurred or would arise as a consequence thereof; and

(d)	such redemption, repurchase, defeasement, retirement or repayment is only declared, made or paid after 31 December 2011.

For the avoidance of doubt, sub-clause 21.12.3 shall not apply to payments by a member of the Prisa Group other than the Borrower.
21.13	Guarantees

Each Prisa Subsidiary which, in accordance with Clause 21.20 (Guarantor coverage) and Clause 24.2 (Guarantors), is obliged to accede to this Agreement as a Guarantor, shall promptly do all such acts or execute all such documents as may be necessary to create and maintain the full validity and effectiveness of its respective Guarantee in accordance with the terms thereof.

21.14	Audit

The Obligors, where applicable, shall ensure that its consolidated annual accounts and management report are audited by a firm of accountants among the ones listed in the definition of Auditor contained in Clause 1.1 (Definitions).

21.15	Change of business

No substantial change shall be made to the general nature of the business of the Obligors as that is carried on at the date of this Agreement.

21.16	Corporate matters
21.16.1	No Obligor shall amend, or agree to any amendment of, any provision of its articles of association (Estatutos) which could reasonably be expected to cause it to be in breach of any of its obligations under the Finance Documents (save for those amendments required by law).

21.16.2	No Obligor shall, and each Obligor shall procure that none of its Subsidiaries which are, as of the date of this Agreement, Material Prisa Subsidiaries, shall, amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction (any such amalgamation, merger, consolidation, dissolution, liquidation or reconstruction being a “Merger”).

21.16.3	Sub-clause 21.16.2 shall not apply to:
(a)	the transformation of joint stock companies (sociedades anomimas) into private companies (sociedades de responsabilidad limitadas);

(b)	any Merger between Obligors or between an Obligor and a member of the Prisa Group which is not an Obligor provided that (i) such Merger does not (and will not) result in a Material Adverse Effect and (ii) the entity resulting from such Merger becomes an Obligor;

(c)	any Merger or change in the articles of association (Estatutos) required by law or resulting from the amalgamation, merger, consolidation, dissolution, liquidation or reconstruction of Liberty Acquisition Holdings Corp.; and

(d)	the capital in kind of Telecinco to be subscribed by Sogecable through the delivery to Telecinco of all the shares in Sogecuatro.

21.17	Accounting principles

Saves as required by law, no Obligor shall make any change in the Accounting Principles, accounting practices and reference periods used by it in the preparation of its financial statements as at the date of this Agreement.

21.18	Evidence of indebtedness

At the end of the Availability Period in respect of Facility A and at the end of the Availability Period in respect of Facility B, provided that they have been utilised, the Borrower shall, not later than five Business Days after being so requested by the Agent, appear before a public Notary and execute a notarised certificate for the purposes of certifying the amounts due thereunder.

The first copy of such notarial certificate shall be delivered to the Agent within five Business Days after its execution.

21.19	Financial Transaction Number

The Borrower shall apply for a Financial Transaction Number (Numero de Operación Financiera, “NOF”) from the Bank of Spain (Banco de España) when so required according to Spanish regulations.

21.20	Guarantor coverage
21.20.1	The Borrower shall ensure that all Material Prisa Subsidiaries (other than Santillana, Sogecable and its Subsidiaries, Media Capital and Unión Radio (other than as set out in paragraphs (b) and (c) of Clause 21.20.2 below)) as of the Extension Effective Date are Guarantors from (and including) the Extension Effective Date.

21.20.2	The Borrower shall ensure that:
(a)	any member of the Prisa Group which becomes a Material Prisa Subsidiary (other than, in accordance with paragraphs (b) to (d) below, Santillana, Sogecable and its Subsidiaries (other than Digital +), Media Capital, and Unión Radio) after the Extension Effective Date becomes a Guarantor as soon as reasonably practicable and, in any event, within 20 days of it becoming a Material Prisa Subsidiary;

(b)	Unión Radio shall be a Guarantor until the date on which the share capital increase occurs in accordance with Clause 2.1.2 of the Guarantee and Security Agreement; and

(c)	Santillana shall be a Guarantor until the date on which the condition referred to in Clause 4.2 of the Refinancing Agreement (as required under paragraph (b) of Clause 2.1.1 of the Guarantee and Security Agreement) is fulfilled.
21.20.3	The Borrower shall ensure that at all times after the Extension Effective Date, the aggregate unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), aggregate unconsolidated gross tangible assets and aggregate unconsolidated turnover of the Guarantors and the Borrower (calculated on an unconsolidated basis and excluding all intra-group items) is equal to or higher than 90% of Consolidated EBITDA, the Prisa Group Assets and the Prisa Group Income (respectively) (excluding, for these purposes only, Santillana, Media Capital, Sogecable and Subsidiaries and Union Radio but, in the case of Union Radio, Santillana and Media Capital, only to the extent that the relevant Sale has occurred).

21.20.4	This Clause 21.20 shall be applied in accordance with the terms and conditions set forth in sub-clause 19.3.21 (Guarantías Personales) of the Existing Senior Facilities Agreement which the Parties acknowledge and accept and which will be incorporated into this Clause 21.20 by reference with the same effect as if it were reproduced herein in full.
21.21	Offer

The Borrower undertakes that it:
21.21.1	shall not increase the purchase price per Share with respect to the Offer Price save where such increase is fully financed from any of the following (or a combination thereof):
(a)	own resources (fondos propios) or funds borrowed under profit participating loan(s) (préstamo participativo) which are subordinated in all respects to the Senior Facilities (or, after the refinancing in full of the Senior Facilities, the Facilities), where such funds have been previously received by it from its shareholders and provided that they are credited into the Account; and/or

(b)	funds utilised under Permitted Financial Indebtedness, provided that such indebtedness is neither secured nor guaranteed by, the Borrower or any member of the Prisa Group (including, for the avoidance of doubt, promises for the creation of security and/or the granting of guarantees).
21.21.2	will provide the Agent with such information regarding the Offer as the Agent may reasonably request (subject to any confidentiality or other equivalent restrictions under Spanish law); and

21.21.3	will keep the Agent regularly informed as to the status and progress of the Offer.
21.22	Undertaking in respect of the Senior Obligors

The Borrower shall procure that the Senior Obligors comply with their obligations under clause 19 (Obilgaciones de los Obligados) of the existing Senior Facilities Agreement.

21.23	Security Ranking

The Lenders acknowledge that the Transaction Security shall be (A) first ranking in favour of (i) the Senior Lenders (in respect of the Borrower’s payment obligations under the Senior Finance Documents), (ii) the counterparties of any Permitted Hedging Agreements (in respect of the Borrower’s payment obligations under such Permitted Hedging Agreements), (iii) the Lenders (in respect of the Borrower’s payment obligations under this Agreement), and (iv) the lenders of the Extended Bilateral Loans and (B) second ranking in favour of the Subordinated Lenders (in respect of the Borrower’s payment obligations under the Existing Subordinated Facility Agreement).

21.24	Disposal of the Pay-TV Business or other Target Assets

The Borrower shall take all necessary or desirable action and/or pass and/or take all necessary or desirable decisions so that any of its Subsidiaries shall promptly distribute to the Borrower by way of dividends the net proceeds arising from any Disposal of all or any part of the Pay-TV Business or a substantial part of the assets of the Target or its Subsidiaries (after prepayment of the Target Subordinated Indebtedness and the indebtedness under the Target Facilities Agreement).

21.25	Best Efforts Undertaking

The Borrower shall use its best efforts to:
21.25.1	refinance, in accordance with the Refinancing Agreement, certain Existing Bilateral Loans, provided that (1) the relevant refinancing facilities will mature on or after 31 May 2013 and (2) the aggregate amount of Financial Indebtedness in relation to the Existing Bilateral Loans is not increased as a result of such refinancing; and

21.25.2	raise, on or before 31 December 2011, an amount of not less than EUR 500,000,000 from any available source (including, without limitation, Disposals, Flotation, the issuance of further equity and/or deeply subordinated debt or equity-like debt (together with any other amounts of deeply subordinated debt or equity-like debt so raised being the “Deeply Subordinated Indebtedness”)) on the condition that, in respect of the Deeply Subordinated Indebtedness:
(a)	the instruments giving rise to such Deeply Subordinated Indebtedness (the “Deep Debt Instruments”) are subordinated to the Senior Facilities, the Facilities and the Subordinated Facility on terms that comply with the definition of “Subordinated Debt”; and

(b)	the only interest payable on such Deep Debt Instruments is PIK.
21.26	Additional Extension Fee

If:
21.26.1	the Facilities have not been repaid during the period starting on (and including) the Second Extension Effective Date and ending on (and including) 31 December 2011 in an aggregate amount at least equal to the aggregate amount applied in repayment or prepayment of the Senior Facilities during such period multiplied by “A”, where “A” is the ratio of (a) the total outstanding amount remaining due under the Facilities to (b) the total outstanding amount remaining due under the Senior Facilities, calculated as of the Second Extension Effective Date, and

21.26.2	the Total Leverage (as defined in Clause 20.1 (Financial definitions)) as of 31 December 2011 (based on a the information contained in the Compliance

Certificate to be supplied to the Agent in respect of the Financial Year ending on 31 December 2011) exceeds 3.75x, the Borrower shall, as soon as possible but in any event not later than 5 Business Days after the date on which the relevant Compliance Certificate is delivered to the Agent, pay to the Agent (for the account of the Lenders in proportion to each Lender’s Commitment as of 31 December 2011) an additional extension fee computed at the rate of 0.50 per cent. of the total principal amount outstanding under the Facilities as of 31 December 2011.

21.27	Application of the Best Efforts Undertaking Proceeds

The Borrower shall procure that any amounts raised pursuant to the undertaking referred to in sub-clause 21.25.2 of Clause 21.25 (Best Efforts Undertaking), to the extent not required to be applied in accordance with Clause 8.11 (Application of mandatory prepayments), shall be applied as follows:
21.27.1	firstly, in prepayment of the Facilities in an amount equal to the amount of the scheduled amortisation instalment corresponding to December 2011 under the Existing Senior Facilities Agreement, and

21.27.2	thereafter, in prepayment of the Senior Facilities (against scheduled amortisation instalments in chronological order) and the Facilities (first in prepayment of the Term Loans pro rata, and thereafter in permanent prepayment and cancellation of the Revolving Facility) pro rata.
21.28	Application of part of the Minimum Equity Proceeds
21.28.1	Notwithstanding the provisions of Clause 8.11 (Application of mandatory prepayments) and subject to sub-clause 21.28.2 below, the Borrower shall be permitted to retain an amount of not more than EUR 230,000,000 of the Minimum Equity Proceeds provided that any amount so retained shall be applied as follows:
(a)	EUR 75,000,000, to finance or refinance working capital of the Prisa Group;

(b)	EUR 95,000,000 to fund the Cost Reduction Plan; and

(c)	EUR 60,000,000 to finance the Eleventh Amendment Transaction Costs.
21.28.2
(a)	In relation to paragraph (b) of Clause 21.28.1 above (and notwithstanding anything to the contrary herein), the Borrower shall ensure that an amount equal to EUR 95,000,000 is paid into a separate escrow account with the Agent (the “Cost Reduction Account”).

(b)	Amounts shall only be released from the Cost Reduction Account upon the delivery to the Agent of a certificate (in form and substance satisfactory to the Agent (acting reasonably)) signed by a director or the chief financial officer of the Borrower confirming (i) the amounts to be paid and (ii) that these amounts are reflected in the Cost Reduction Plan.

21.28.3	If and to the extent that either (i) the Cost Reduction Plan has not been completed by 31 December 2011 and/or (ii) the Eleventh Amendment Transaction Costs have not been paid by the date falling one month after the date of receipt of the Minimum Equity Proceeds (the “Transaction Costs Payment Date”), any balance remaining on either (1) the Cost Reduction Account or (2) from the amounts retained under paragraph (c) of sub-clause 21.28.1 above shall be applied in prepayment of the Facilities in accordance with paragraph (d) of Clause 8.11.1 as if the remaining balance of those proceeds had been received by the Borrower on, respectively, 31 December 2011 and the Transaction Costs Payment Date (and KPMG shall confirm that the amount to be applied in prepayment from the Cost Reduction Account is correct).
21.29	Compliance with Eleventh Amendment Agreement

The Borrower shall procure that all amounts (including, but not limited to, any consideration and equity proceeds) to be retained by the Prisa Group in accordance with the Eleventh Amendment Agreement for application to certain purposes pursuant to the Eleventh Amendment Agreement are effectively applied for the relevant purpose(s).

21.30	Pledge over DTS

The Borrower shall procure that Sogecable grants a pledge in favour of (among others) the Lenders over its shares in DTS as security for the obligations of the Obligors under the Finance Documents within one Month from the date on which the application of proceeds set out in clause 4.3.1 of the Refinancing Agreement has been made and the Target Facilities Agreement and the Target Subordinated Indebtedness have been fully repaid.

21.31	Sogecable existing indebtedness

The Borrower shall ensure that:
21.31.1	Sogecable shall prepay in full any outstanding amounts under the Target Facilities Agreement and the Target Subordinated Indebtedness with the proceeds received from the disposal of a minority interest in DTS in accordance with the provisions of Clause 2.3 of the Refinancing Agreement; and

21.31.2	copies of the relevant documents evidencing the cancellation of the Target Facilities Agreement, the Target Subordinated Indebtedness and any related guarantees or security shall be provided to the Agent within five (5) Business Days from the date of the prepayment referred to above
21.32	Obligor accession

The Borrower shall ensure that:
21.32.1	Sogecable and each of its Subsidiaries other than Digital + becomes an Obligor within 15 days of the date on which the Target Subordinated Indebtedness and the indebtedness under the Target Facilities Agreement have been repaid in full; and

21.32.2	DTS shall be an Obligor to the extent that this does not result in a default under the Sogecable Facilities Agreement, the sale and purchase agreement entered into with Telefónica, S.A. on 25 November 2009 or the share purchase agreement dated 14th April 2010 and entered into between Telecinco, Sogecable and Prisa and provided that DTS shall cease to be an Obligor as soon as any of the transactions related to DTS and set out in Clause 2.3 of the Refinancing Agreement is completed.
22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 22.1 (Non-Payment) to 22.11 (Cessation or change of business) is an Event of Default.

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within three days of its due date.

22.2	Other obligations
22.2.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 21.25 (Best Efforts Undertaking)).

22.2.2	No Event of Default under sub-clause 22.2.1 above will occur if:
(a)	in relation to Clause 19.1 (Financial Information) or Clause 19.2 (Compliance Certificate), the failure to comply is capable of remedy and is remedied within 7 Business Days; or

(b)	in relation to any other Clause, the failure to comply is capable of remedy and is remedied within 15 Business Days, of the earlier of the Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply, and
(c)	in relation to paragraphs (b) and (c) of sub-clause 21.28.1, the prepayments referred to in sub-clause 21.28.2 are made within the relevant timeframe.
22.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor under Clause 18 (Representations) is or proves to have been materially incorrect or materially misleading when made or deemed to be made unless the circumstances giving rise to that default are capable of remedy and are remedied within 15 Business Days of the earlier of the Agent giving notice to Borrower or the relevant Obligor or the Borrower or any Obligor becoming aware of the relevant matter.

22.4	Cross default
22.4.1	Any Financial Indebtedness (other than any indebtedness incurred under the Finance Documents) of any Obligor against any third party (other than a member of the Prisa Group) is not paid when due or within any originally applicable grace period.

22.4.2	Subject to Clause 22.4.3 below, no Event of Default will occur under this Clause 22.4 if the amount unpaid in respect of any Financial Indebtedness falling within sub-clause 22.4.1 is equal to or less than Euro 20,000,000 (or its equivalent in any other currency or currencies) or, being higher that said figure, is paid within 15 Business Days after its due date (or, where applicable, the end of any originally applicable grace period)

22.4.3	The basket contained in Clause 22.4.2 above shall not apply to any Financial Indebtedness of any Obligor to any of the Lenders which is not paid when due or within any originally applicable grace period.
22.5	Unlawfulness and invalidity

Any obligation of any Obligor under any Finance Documents is not or ceases to be legal, valid, binding or enforceable.
22.6	Material Adverse Change
Any event or circumstance occurs which has or could reasonably be expected to have a Material Adverse Effect unless such event or circumstance is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving notice to Borrower or the relevant Obligor or the Borrower or any Obligor becoming aware of the relevant matter.
22.7	Insolvency
An Obligor or Senior Obligor submits an application for a moratorium or extra-judicial creditors’ arrangement, an application for insolvency or similar procedure or an insolvency or similar procedure has been commenced with respect thereto, or it is subject to judicial administration or any other similar action is carried out, whether judicial or private, which gives rise to similar effects or any other situation arises which evidences the actual or imminent insolvency of an Obligor or Senior Obligor.
22.8	Creditors’ process
22.8.1	Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or Senior Obligor having an aggregate value of at least Euro 20,000,000 (or its equivalent in other currency).
22.8.2	An Obligor or Senior Obligor is unable to generally pay its ordinary debts as they fall due.
22.8.3	An Obligor or Senior Obligor is, pursuant to a final judicial decision or arbitral award, under an obligation to pay amounts to third parties which overall exceed Euro 20,000,000 (or its equivalent in other currency) and which are not insured in whole or in part by insurance policies such that the part payable which is not incurred exceeds the said threshold.
22.9	Guarantor coverage
Any member of the Prisa Group (being or not a Material Prisa Group Subsidiary) which in accordance with Clause 21.13 (Guarantees) and Clause 21.20 (Guarantor coverage) is required to accede hereto as a Guarantor does not accede to this Agreement as a Guarantor within the relevant time period.

22.10	Licences
Any relevant licence required by an Obligor to carry on its business as conducted as at the date of this Agreement is not obtained or is revoked, annulled or cancelled and such circumstance results in the inability of the Obligors to comply with their obligations under the Finance Documents.
22.11	Cessation or change of business
Save as permitted under this Agreement, any Obligor or Senior Obligor (i) ceases to carry on all or a substantial part of its business, (ii) changes all or a substantial part of its business, or (iii) agrees to effect its dissolution or liquidation.
The Parties expressly acknowledge that a Merger between Obligors or Senior Obligors or the capital in kind of Telecinco to be subscribed by Sogecable through the delivery to Telecinco of all the shares in Sogecuatro does not constitute a cessation or change or business for the purposes of this Clause 22.11.
22.12	Clean-Up Period
For the purpose of this Agreement if, during the Clean-Up Period, a matter or circumstance exists in respect of Sogecable (or its Subsidiaries) which would constitute an Event of Default under any of Clauses 22.2 (Other Obligations) to 22.6 (Material Adverse Change) (both inclusive) and 22.9 (Guarantor Coverage) to 22.11 (Cessation or change of Business) (both inclusive), such matter or circumstance will be deemed not to be an Event of Default until after the end of the Clean-Up Period (if such Event of Default is continuing at such time) if and for so long as the matter or circumstances giving rise to the relevant Event of Default (i) are capable of remedy and the Majority Lenders consider that adequate steps are being taken to remedy such Event of Default during the Clean-Up Period and (ii) have not resulted in, or would not result in, a Material Adverse Effect and provided that, if the relevant matter or circumstances are continuing at the end of the Clean-Up Period, there shall be an Event of Default.
22.13	Media Capital Sale
The Media Capital Sale has not been completed on or prior to 31 December 2010 in accordance with the terms of the Refinancing Agreement.
22.14	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may (acting on the instructions of the Majority Lenders), by notice to the Borrower via public Notary:
22.14.1	declare the early termination of the Agreement; or
22.14.2	(event in the event that specific performance has been previously requested but not obtained), declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; or
22.14.3	request specific performance by the Borrower of its obligations under this Agreement.

SECTION VIII
CHANGES TO THE PARTIES
23.	CHANGES TO THE LENDERS
23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:
23.1.1	assign any of its rights and benefits; or

23.1.2	transfer by novation any of its rights, benefits and obligations, to any third party (including asset securitisation funds, as such term is defined under Royal Decree 926/1988) another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial asset (the “New Lender”).
23.2	Conditions of assignment or transfer
23.2.1	An Existing Lender may assign its rights and benefits or transfer its rights, benefits and obligations under this Agreement.
23.2.2	An Existing Lender shall notify the Borrower prior to making any assignment or transfer.
23.2.3	Any transfer or assignment shall be notified to the Agent at least 3 days prior to the effectiveness date of such transfer or assignment (“Transfer Date”). Likewise, any transfer or assignment shall be notified to the Borrower by the Agent within 3 Business Days of receipt the notice from the Existing Lender.
23.2.4	Unless the Borrower otherwise agrees, a transfer or assignment of part of an Existing Lender’s Commitment to a New Lender must be in a minimum amount of EUR 10,000,000 (or, if higher, in an amount multiple of EUR 1,000,000 or, if less, the Existing Lender’s Total Commitment under the Facilities), provided that the participation of any Lender thereafter in the Facilities must be in a minimum amount of EUR 5,000,000.
23.2.5	No additional payment shall be made by the Borrower to a New Lender as a result of circumstances existing on the date on which the assignment or transfer occurs if the Existing Lender would not have been entitled to receive such payment if the assignment or change had not occurred.
23.3	Costs of transfer
Any costs of any transfer or assignment pursuant to this Clause 23 shall be borne by the relevant Lenders.
23.4	Disclosure of information
23.4.1	Save as permitted pursuant to sub-clause 23.4.2 below, no Lender may disclose any information about any Obligor, the Prisa Group and the Finance Documents.

23.4.2	Notwithstanding sub-clause 23.4.1 above, any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;
(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or
(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and
(d)	any Finance Party may disclose to a rating agency,
any information about any Obligor, the Prisa Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.
24.	CHANGES TO THE OBLIGORS

24.1	Changes to the Borrower

Save with the prior written consent of all the Lenders, the Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Guarantors
24.2.1	The Borrower shall ensure that it is in compliance with Clause 21.20 (Guarantor Coverage) and therefore it shall ensure that members of the Prisa Group other than the ones already Guarantors pursuant to this Agreement and any other Finance Document, shall (as soon as reasonable practicable and, in any event, within 20 days of it being in breach of Clause 21.20 (Guarantor Coverage)) become Guarantors as the Agent may require in a number sufficient to ensure compliance with Clause 21.20 (Guarantor Coverage).

24.2.2	A member of the Prisa Group shall become a Guarantor if:
(a)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part B (Conditions Precedent Required to be Delivered by an Additional Guarantor) of Schedule 1 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably); and

(c)	the Borrower delivers to the Agent a Guarantee duly executed by the Guarantor.

24.2.3	The Agent (acting reasonably) shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by a Guarantor) of Schedule 1 (Conditions Precedent).
24.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant member of the Prisa Group that subject to the terms set forth in this Agreement, the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION IX
THE FINANCE PARTIES
25.	ROLE OF THE AGENT

25.1	Appointment of the Agent
25.1.1	Each of the Lenders and the Offer Guarantee Banks appoints the Agent to act as its agent under and in connection with the Finance Documents.

25.1.2	HSBC accepts hereby its appointment as Agent (which the Borrower hereby expressly consents).

25.1.3	Each of the Lenders and the Offer Guarantee Banks authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.1.4	Notwithstanding the several nature of the obligations of the Lenders under the Finance Documents, each of the Lenders authorises the Agent to act in respect of the Finance Document either in its own name and account or in the name and on behalf of the Lenders as each Lenders’ special and irrevocable representative.
25.2	Duties of the Agent
25.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

25.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

25.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

25.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.2.6	The Agent shall not be bound to account for any Lender for any sum or the profit element of any sum received by it for its own account.
25.3	Business with the Prisa Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Prisa Group.

25.4	Rights and discretions
25.4.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
25.4.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-Payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
25.4.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

25.4.4	The Agent may act in relation to the Finance Documents through its personnel and agents. The Agent shall not be liable for the negligence or misconduct of such agents.

25.4.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

25.4.6	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
25.5	Majority Lenders’ instructions
25.5.1	Unless a contrary indication appears in a Finance Document, the Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

25.5.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

25.5.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

25.5.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

25.5.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.6	Responsibility for documentation

The Agent:
25.6.1	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document or the Offer, the Acquisition or any other transaction contemplated in the Finance Documents; or

25.6.2	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
25.7	Exclusion of liability
25.7.1	Without limiting sub-clause 25.7.2 below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct.

25.7.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

25.7.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
25.8	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance

Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.9	Resignation of the Agent
25.9.1	The Agent may resign by giving written notice to the Lenders and the Borrower, in which case the Majority Lenders (with the prior consent of the Borrower (which consent must not be unreasonably withheld and will be deemed given if the Borrower does not give notice to the contrary to the resigning Agent within 10 days after receipt of the notice of resignation referred to in this sub-clause 25.9.1)) may appoint a successor Agent.

25.9.2	If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause 25.9.1 above within 30 days after notice of resignation was given, the Agent (after having notified the Borrower) may appoint a successor Agent.

25.9.3	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

25.9.4	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25.9. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
25.10	Confidentiality
25.10.1	In acting as agent or representative for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

25.10.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall be deemed to have notice of it.

25.10.3	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
25.11	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
25.11.1	the financial condition, status and nature of each member of the Prisa Group;

25.11.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.11.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

25.11.4	the adequacy, accuracy and/or completeness of any information provided by the Agent or by any other person under or in connection with any Finance Document, the Offer, the Acquisition, any other transaction contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.12	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.13	Payments to the Agent

In accordance with the provisions of Section 1.170 of the Spanish Civil Code, in the event that any cheque or note delivered by the Borrower to the Agent were not made, such delivery shall not have the effect of payment and shall not release the Borrower from its obligation towards the Agent and the Agent shall, if it had made the relevant payments to the Lenders, have the right to make a claim against the Lenders for such payments.

Any payment which is made by the Borrower or which the Borrower is required to make pursuant to the Finance Documents shall be deemed to have been received by the Lenders when the amount thereof is delivered to and received by the Agent, which receipt shall release the Borrower from its obligation in respect of such payment as though such amount had been received pro rata by each Lender.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
26.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax (without prejudice to the application of the provisions of Clause 13 (Tax Gross Up and Indemnities), provided, however, that this sub-clause 26.1.3 shall not limit any Finance Party (or any of its employees, representatives or other agents) from making any disclosures authorised by Clause 23.4 (Disclosure of information) hereof.
27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
27.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

27.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

27.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.3 (Partial payments).
27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.3 (Partial payments).

27.3	Recovering Finance Party’s rights
27.3.1	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

27.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause 27.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
27.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

27.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5	Exceptions
27.5.1	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

27.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION X
ADMINISTRATION
28.	PAYMENT MECHANICS

28.1	Distributions to an Obligor

The Agent shall apply any amount received by it for any Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents.

28.2	Clawback
28.2.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that the Agent has actually received that sum.

28.2.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.2.3	All payments to be made by the Borrower (whether in respect of principal, interest, fees, expenses or any other sum) under any Finance Document shall be made before 10.00 A.M. (Central European Time) on the due date, for value that same day according to the valuation rules of the Bank of Spain (Banco de España) (or, in its absence, the European Central Bank), without the necessity of prior notice (in the case of the Borrower), and by means of bank transfer into the Agent’s account notified from time to time by the Agent in writing to the Borrower. In any event, the Borrower irrevocably instructs the Agent to direct debit from the Account any amount due by the Borrower under the Finance Documents.

28.2.4	Any payment to be made by the Borrower shall be deemed to be received by the Lenders once it has been made available to the Agent in the account above mentioned, whereby the Borrower’s obligation in respect of such payment shall be discharged as if the payment had been directly received (in the relevant proportion) by the Lenders.
28.3	Partial payments
28.3.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(a)	first, in or towards payment of Default Interest under this Agreement;

(b)	secondly, in or towards payment of accrued interest (other than Default Interest) due but unpaid under this Agreement;

(c)	thirdly, in or towards payment of fees and commissions under the Finance Documents;

(d)	fourthly, in or towards payment of indemnities and additional costs under the Finance Documents;

(e)	fifth, in or towards payment of judicial costs; and

(f)	sixth, in or towards payment of any principal outstandings due but unpaid under this Agreement.
28.3.2	The Agent, subject to sub-clause 27.4.1, shall apply payments initially in discharge of the oldest debts.

28.3.3	Any partial payment caused by the insufficiency of funds to discharge any Obligor’s obligations will operate as a waiver of the rights of the Finance Parties under the Finance Documents.
28.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.5	Currency of account

Euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Save as otherwise expressly stated, any communication to be made under or in connection with the Finance Documents shall be made by letter, telex, telefax or any other form (including electronic communications) which allows acknowledgement of receipt.

30.2	Addresses

The addresses and other communication details of the Parties are the ones contained in Schedule 8 (Information for Notices). Any substitution in the details contained in Schedule 8 (Information for Notices) shall be notified to the Agent or the Borrower, as applicable, by not less than 5 days’ notice.

31.	CALCULATIONS, CERTIFICATES AND ENFORCEMENT

31.1	For the purposes of the Finance Documents, the Agent, acting in such capacity, will open and record in its ledgers a special account in the name of the Borrower relating to the Facilities, in which the Agent will debit the amount of the principal, ordinary interest, commissions, fees, expenses, default interest, additional costs and other amounts owed by the Borrower under the Finance Documents. In addition the Agent will credit into such special account all the funds it receives to settle amounts owing by the Borrower under the Finance Documents, in such a way that the balance in such account reflects at all times the total amount owed by the Borrower under the Facilities by virtue of Finance Documents.

31.2	In addition to the unified account referred to in Clause 31.1 above, each of the Finance Parties will open and record in their ledgers a special account in the terms described in the preceding paragraph, in which the Finance Party in question will reflect the amounts owed thereto by the Borrower under the Finance Documents, as well as the amounts paid to the Finance Party in question by the Borrower, in such a way that the balance in such account reflects at all times the total amount owed by the Borrower to the Finance Party in question by virtue of the Finance Documents.
31.3	Subject to Clause 22.14 (Acceleration) (according to which the declaration of the early termination of this Agreement and the acceleration of the Facilities require the consent of the Majority Lenders), it is expressly agreed that, in the case of any judicial claims which may arise in relation to the Facilities, in accordance with its terms, any amounts owed to the Agent or to any of the Finance Parties (and reflected in each of the accounts referred to in Clauses 31.1 and 31.2 above) will be considered due, liquid and payable.

31.4	For the purposes of the provisions of Section 572 of the Civil Procedure Act, the parties expressly agree that, subject to Clause 22.14 (Acceleration) (according to which the declaration of the early termination of this Agreement and the acceleration of the Facilities require the consent of the Majority Lenders), enforcement may be made against the Borrower for the amount resulting from the settlement made by the Agent or by the relevant Finance Parties in the manner agreed by the parties to this Agreement, serving prior notice to the Borrower of the amount resulting from the settlement. In order to bring the enforcement action, the Agent or the relevant Finance Parties shall submit the deed of raising to a public document status of this Agreement as well as the certificate issued by the Agent or the relevant Finance Parties setting out the balance resulting from the settlement made and a statement of the debit and credit items and those relating to the application of interest, attaching to the same the certified document evidencing that the settlement was made in the manner agreed in this Agreement.

The settlement set out in the above paragraphs shall include all the concepts or some of them, following the Section 573.3 of the Civil Procedure Act, without implying any resignation to any amount owed by the Borrower by virtue of this Agreement.

32.	VAT, TRANSFER TAX AND STAMP DUTY

The parties declare that this Agreement constitutes a transaction subject to Value Added Tax, but exempt from the same according to section I, number 18.c of Article 20 of Law 37/1992, dated 28 December. This Agreement is not subject to Transfer Tax and Stamp

Duty, in accordance with Articles 7.5 and 31.2 of the revised text of such Tax, approved by Royal Legislative Decree 1/1993, dated 24 September.

33.	CALCULATION OF PERIODS OF TIME

The definitions contained in this Clause, unless stated to the contrary, will apply to calculate the periods of time set out in the Finance Documents.

“Hours” will mean Madrid time, unless otherwise specified.

“Calendar Day” or “day” will mean all the days of the Gregorian calendar. In the case of periods established by days, these will be understood as calendar days, unless otherwise specified.

“Week” will mean the period running from a specific day until the same day of the following week.

“Month” will mean the period running from a specific day until the day with the same number in the following month, unless there is no day with the same number in such following month, in which case this period will end on the last day of this following month.

“Quarter” or “three-month period” will mean the period running from a specific day until the day with the same number in the following third month, unless there is no day with the same number in such third month, in which case this period will end on the last day of this third month.

“Semi-annual” or “six-month period” will mean the period running from a specific day until the day with the same number in the following sixth month, unless there is no day with the same number in such sixth month, in which case this period will end on the last day of this sixth month.

“Year” or “twelve-month period” will mean the period running from a specific day until the day with the same number in the following twelfth month, unless there is no day with the same number in such twelfth month, in which case this period will end on the last day of this twelfth month.

34.	REMEDIES, AMENDMENTS AND WAIVERS

34.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.2	Required consents
34.2.1	Subject to Clause 34.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

34.2.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.
34.3	Exceptions
34.3.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable other than (and subject to paragraph (i) of this sub-clause 34.3.1) a waiver in respect of an Obligor’s obligations under Clause 8.7 (Mandatory Prepayment; Disposal and Insurance Proceeds);

(d)	an increase in or an extension of any Commitment;

(e)	any provision which expressly requires the consent of all the Lenders;

(f)	Clause 6 (Finance Parties rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34;

(g)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(h)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(i)	paragraphs (b), (d) and (e) of sub-clause 8.7.2, together with paragraphs (a), (b) and (c) of sub-clause 8.11.1 to the extent that such paragraphs refer to the same, shall not be made without the prior consent of all the Lenders.

34.3.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Offer Guarantee Banks may not be effected without the consent of the Agent, the Arranger or the Offer Guarantee Banks at such time.
34.4	Right of Replacement of a Single Lender
34.4.1	If at any time any Lender does not agree to a consent, waiver, amendment or any other variation of any provision of the Finance Documents which the Borrower has requested and which is a matter requiring the agreement of all

Lenders and Lenders representing (i) (if there are no Loans then outstanding) more than 85% per cent. of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated more than 85% per cent. of the Total Commitments immediately prior to that reduction), or (ii) (at any other time), Lenders whose participation in the Loans then outstanding aggregate more than 85% per cent. of all the aggregate Loans already made at that time, have consented to such matter, then the Borrower may either (i) prepay at par each dissident Lender’s participation (but not part thereof) in the Facilities (but only to the extent all the rest of the Lenders accept this prepayment) or (ii) require each dissident Lender to (and each dissident Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all of its rights and obligations under this Agreement to a Lender or another bank, financial institution, trust, fund or other entity selected by the Borrower for an amount equal to the outstanding par principal amount of each dissident Lender’s participation in the outstanding Loans and all accrued interest and fees and other amounts payable to each dissident Lender hereunder at the time of such transfer. On any prepayment being made to a dissident Lender pursuant to this Clause 34.4, its Commitment shall be cancelled in full.

34.4.2	The replacement of a Lender pursuant to this Clause 34.4 shall be subject to the following conditions:
(a)	neither the Agent nor any Lender shall have any obligation to the Prisa Group to find a replacement Lender or other such entity; and

(b)	such replacement must take place no later than 30 days after the date the Agent notified the Borrower of the failure to agree to any requested consent, waiver or amendment to the Finance Documents.
SECTION XI
GOVERNING LAW AND JURISDICTION
35.	GOVERNING LAW AND JURISDICTION

35.1	Governing Law

This Agreement will be governed and construed in accordance with Spanish law.

35.2	Jurisdiction

The Parties, expressly waiving any other forum they may be entitled to, irrevocably submit to the jurisdiction of the Spanish Tribunals, particularly of Madrid (city), to the extent that this is legally admissible, for the resolution of any dispute that may arise in the fulfilment or interpretation of this Agreement.

The Parties, stating their full conformity with the contents of this Agreement as drafted, execute this Agreement by signing against their respective name and deliver this Agreement to the Notary for its raising to public document status, on the date and in the place first above written.
Hereafter, at once, the Parties raise this Agreement to public document status by the execution of a public Deed (escritura pública) certified by the Notary of Madrid Mr. Rodrigo Tena, for the purposes of Section 517.2.4 of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), Sections 1.216, 1.865, 1.924.3 and 1.929 of the Spanish Civil Code, Section 90.6 of the Spanish Insolvency Law (Ley Concursal) and any other applicable legal provisions.

SCHEDULE 1
Conditions Precedent
Part A
Conditions precedent to Initial Utilisation
1.	Borrower
(a)	A copy of the deed of incorporation (escritura de constitución) and the by-laws (Estatutos) of the Borrower certified by the Secretary of the board of directors of the Borrower.

(b)	A certificate issued by the President and the Secretary of the board of directors of the Borrower (the signatures of which will be notarised) containing the resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
2.	Finance Documents
(a)	All the Fee Letters executed by all the parties thereto.

(b)	The Commitment Letter executed by all the parties thereto.

(c)	This Agreement executed by all the parties thereto.

(d)	The Counter Guarantee Agreement all the parties thereto.
3.	Legal Opinions

The following legal opinions, each addressed to the Agent and the Original Lenders.
(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in Spain, as to Spanish law in form and substance satisfactory to the Agent.

(b)	A legal opinion of Uría Menéndez Abogados S.L.P., legal advisers to the Borrower as to the capacity of the Borrower in respect of its entry into and the performance of its obligations under, the Finance Documents to which they are a party (in form and substance satisfactory to the Agent, acting reasonably).

4.	Other Documents
(a)	The results of “know your customer” and other similar checks in relation to the Borrower under any applicable laws and regulations being satisfactory in all respects to the Arranger.

(b)	The Audited Individual Annual Financial Statements and the Audited Consolidated Annual Financial Statements of the Borrower for the financial years ending on 31 December 2005 and 31 December 2006.

(c)	The unaudited consolidated accounts of the Borrower for the period between 1 January and 30 September 2007.

(d)	For the Borrower, a financial transaction number (“numero de operación financiera”) form PE-1, PE-2, as appropriate, duly stamped by the Bank of Spain.

(e)	A draft of the Prospectus.

Part B
Conditions Precedent Required to be Delivered by a Guarantor
(a)	An Accession Letter executed by the Guarantor and the Borrower.

(b)	A copy of the deed of incorporation (escritura de constitución) and the by-laws (Estatutos) certified by the Secretary of the board of directors of each Guarantor.

(c)	A certificate issued by the President and the Secretary of the board of directors of each Guarantor (the signatures of which will be notarised) containing the resolution of such Guarantor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(d)	In case the Guarantor is a private limited liability company (sociedad de responsabilidad limitada), a duly notarised copy of a resolution signed by all the holders of the issued shares in said Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(e)	If available, the latest audited financial statements of the Guarantor.

(f)	A legal opinion of Clifford Chance LLP, legal advisers to the Agent in Spain, as to Spanish law in form and substance satisfactory to the Agent.

(g)	A legal opinion of Uría Menéndez Abogados S.L.P., legal advisers to the Obligors as to the capacity of the Guarantor in respect of its entry into and the performance of its obligations under, the Finance Documents to which it is a party (in form and substance satisfactory to the Agent, acting reasonably).

(h)	A Guarantee duly executed by the Guarantor.

SCHEDULE 2
Requests
Part A
Utilisation Request

From:	[Borrower]

To:	[Agent]
Dated:
Dear Sirs
[•] – Facilities Agreement
dated [•] 2007 (the “Facilities Agreement”)
1.	[We wish a Loan to be made on the following terms:

(a) Borrower:	[• ]

(b) Proposed Utilisation Date:	[• ] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised:	[Facility A]/[Facility B]/[Revolving Facility]*

(d) Purpose:	[• ]

(e) Amount:	[• ] or, if less, the Available Facility

(f) Interest Period:	[• ]
5.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) [in the case of a Certain Funds Utilisation during the Certain Funds Period only, subject to Clause 4.4 (Certain Funds)] is satisfied on the date of this Utilisation Request.

6.	[The proceeds of this Loan should be credited to [account]].

7.	This Utilisation Request is irrevocable.

8.	Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.
Yours faithfully

authorised signatory for
[insert name of Borrower]

NOTES:

*	Select the Facility to be utilised and delete references to the other Facilities.

Part B
Selection Notice
Applicable to Term Loans

From:	[Borrower]

To:	[Agent]
Dated:
Dear Sirs
[ • ] – Facilities Agreement
dated [ • ] 2007 (the “Facilities Agreement”)
1.	We refer to the following [Facility A Loan/Facility B Loan] with an Interest Period ending on [ • ].

2.	[We request that the next Interest Period for the above [Facility A Loan/Facility B Loan] is [ • ]].

3.	This Selection Notice is irrevocable.

4.	Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.
Yours faithfully

authorised signatory for
[insert name of Relevant Borrower]

SCHEDULE 3
Mandatory Cost Formulae
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

AB+C(B-D) + E ×0.01 100-(A+C)	per cent. per annum
(b)	in relation to a Loan in any currency other than sterling:

E × 0.01 300	per cent. per annum.
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in sub-clause 9.4.1) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation and/or establishment with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4

Form Of Accession Letter

To:	[•] as Agent

From:	[Member of the Prisa Group] and [the Borrower]
Dated:
Dear Sirs
[      ] – Facilities Agreement
dated [•] 2007 (the “Facilities Agreement”)
1.	[Member of the Prisa Group] agrees to become a Guarantor and to be bound by the terms of the Facilities Agreement and the other Finance Documents as a Guarantor pursuant to Clause 24.2 (Guarantors) of the Facilities Agreement. [Member of the Prisa Group] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ • ].

2.	[Member of the Prisa Group] hereby confirms to each Finance Party that all funds to be made available to it under the Finance Documents will be drawn for its own account and that [Member of the Prisa Group] is the economic beneficiary of such funds.

3.	[Member of the Prisa Group’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This letter is governed by Spanish law.

5.	Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

[the Borrower] [Member of the Prisa Group]
NOTES:
This Accession Letter shall be executed before a Public Notary.

SCHEDULE 5
Form of Compliance Certificate

To:	[•] as Agent

From:	Promotora de Informaciones, S.A.

Dated:	[•]
Dear Sirs
Promotora de Informaciones, S.A.– Bridge Facilities Agreement dated 20 December 2007
(as amended from time to time, the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	By means of this Compliance Certificate, we confirm that we have made the financial covenant calculations in accordance with clause 20 (Financial Covenants) of the Agreement, regarding the [Audited Annual Consolidated Financial Statements]/[Management Accounts] dated [•], a copy of which we attach as an annex to this Compliance Certificate.
(a)	Total Leverage: Total Leverage, as calculated pursuant to the terms of the Consolidated Financial Statements referred to above is [•], and this result arises from the following calculations: [•]. Fulfilment of the said ratio: [YES/NO].

(b)	Interest Cover: Interest Cover, as calculated pursuant to the terms of the Consolidated Financial Statements referred to above is [•], and this result arises from the following calculations: [•]. Fulfilment of the said ratio: [YES/NO].
3.	[We confirm that no Default is continuing.]

Signed:
Chief Financial Officer
of
Borrower

[insert applicable certification language]

for and on behalf of
[Auditors]

SCHEDULE 6
Permitted acquisitions2

1	2
Year	Amount in Euro
(million)

2007	560

2008	9

[2]	Please note that these amounts do not include the consideration to be paid for the Acquisition

SCHEDULE 7
Existing Bank Debt
ANEXO 7 RELACIÓN DE FINANCIACIÓN EXISTENTE MARZO 2010
PÓLIZAS DE CRÉDITO
(miles de euros)

Unidad	Límite		Fecha de
de Negocio	Poliza	Moneda	Vencimiento	Tipo de Cambio	Importe €
Promotora de Informaciones, S.A. (Total Pólizas)	150,000	EUR	Varios	1.0000	150,000.00
Sogecable	41,700	EUR	Varios	1.0000	41,700.00
MEGLO — Media Global, SGPS, S.A.	96,615	EUR	Varios	1.0000	96,615.00
Kimberley Trading SA	35,000	EUR	12-nov-12	1.0000	35,000.00
Tesela P.C. Srl	750	EUR	1-mar-10	1.0000	750.00
Chip Audiovisual	1,000	EUR	Varios	1.0000	1,000.00
Antena 3 de Radio, SA	10,000	EUR	17-nov-09	1.0000	10,000.00
Cronos S.A.	1,250	EUR	28-nov-10	1.0000	1,250.00
Santillana España	18,469	USD	31-mar-10	1.3482	13,698.74
Santillana España	20,000	USD	31-oct-10	1.3482	14,834.59
Santillana España	10,000	USD	31-mar-10	1.3482	7,417.30
Constancia Editores (Portugal)	800	EUR	30-jun-10	1.0000	800.00
Constancia Editores (Portugal)	750	EUR	30-jun-10	1.0000	750.00
Aguilar Argentina	1,000	ARS	28-feb-10	5.4980	181.88
Aguilar Argentina	300	ARS	30-ene-10	5.4980	54.57
Santillana Argentina	500	ARS	28-feb-10	5.4980	90.94
Editora Moderna (Brasil)	10,000	BRL	4-ene-10	2.4011	4,164.76
Editora Moderna (Brasil)	20,000	BRL	31-mar-10	2.4011	8,329.52
Editora Moderna (Brasil)	19,900	BRL	31-mar-10	2.4011	8,287.87
Editora Moderna (Brasil)	12,000	BRL	31-jul-10	2.4011	4,997.71
Editora Objetiva (Brasil)	500	BRL	28-feb-10	2.4011	208.24
Agular Chilena de Ediciones	50	USD	13-ene-10	1.3482	37.09
Santillana del Pacífico	1,918,264	CLP	13-ene-10	707.0770	2,712.95
Editorial Santillana s.a. de c.v. (México)	25,000	MXN	30-ene-10	16.8494	1,483.73
Richmond Publishing s.a de c.v. (México)	10,000	MXN	30-ene-10	16.8494	593.49
Editorial Nuevo México	3,000	MXN	30-ene-10	16.8494	178.05
Santillana Ediciones Generales s.a. de c.v. (México)	12,000	MXN	30-ene-10	16.8494	712.19
Santillana Venezuela	3,000	VEB	21-nov-09	5.7973	517.48
Santillana Venezuela	4,000	VEB	3-dic-09	5.7973	689.98
Santillana Venezuela	10,000	VEB	6-nov-09	5.7973	1,724.94
Santillana Venezuela	5,000	VEB	17-dic-09	5.7973	862.47
Santillana Venezuela	5,000	VEB	18-feb-10	5.7973	862.47
EDUCTRADE	500	USD	6-mar-10	1.3482	370.86
IUP	1,000	EUR	26-jul-10	1.0000	1,000.00
Santillana Colombia	1,290	COP	31-oct-09	2.5931	497.47
Santillana Colombia	1,100	COP	30-nov-09	2.5931	424.20
Santillana Colombia	3,000	COP	13-feb-10	2.5931	1,156.92
Richmond Colombia	500	COP	20-mar-10	2.5931	192.82
Richmond Colombia	2,000	COP	13-feb-10	2.5931	771.28
Richmond Colombia	3,000	COP	6-abr-10	2.5931	1,156.92
Dagata Colombia	1,210	COP	31-oct-09	2.5931	466.62
Nota: Los tipos de cambio de las diferentes divisas han sido tomados a la fecha de cierre del mes de Marzo 2010.

PRESTAMOS
(miles de euros)

Unidad			Fecha de
de Negocio	Importe	Moneda	Vencimiento	Tipo de Cambio	Importe €
Promotora de Informaciones, S.A.	1,717,305	EUR	19-may-13	1.0000	1,717,305.00
Promotora de Informaciones, S.A.	1,835,837	EUR	31-mar-10	1.0000	1,835,837.07
Promotora de Informaciones, S.A.	134,000	EUR	19-may-13	1.0000	134,000.00
Sogecable	450,000	EUR	31-dic-11	1.0000	450,000.00
Sogecable	300,000	EUR	31-dic-11	1.0000	300,000.00
Tesela Producciones Cinematográficas, S.L.	570	EUR	12-dic-12	1.0000	570.00
Tesela Producciones Cinematográficas, S.L.	285	EUR	10-ago-12	1.0000	285.00
Tesela Producciones Cinematográficas, S.L.	879	EUR	3-jul-05	1.0000	879.00
Promotora de Emisoras de Televisión, S.A.	3,333	EUR	7-ene-11	1.0000	3,333.00
Promotora de Emisoras de Televisión, S.A.	12,000	EUR	30-abr-11	1.0000	12,000.00
RADIO DIFUSORA NAVARRA	295	EUR	16-abr-23	1.0000	295.40
SOCIEDAT DE COMUNICACIO I PUBLICITAT	89	EUR	30-ago-14	1.0000	88.85
Grupo Latino de Publicidad Colombia	988	COP	15-dic-10	2.5931	381.15
Merchandising on Stage, S.L.	8	EUR	5-jun-10	1.0000	7.50
Nota: Los tipos de cambio de las diferentes divisas han sido tomados a la fecha de cierre del mes de Marzo 2010.

OTRA DEUDA FINANCIERA
(miles de euros)

Unidad			Fecha de
de Negocio	Saldo	Moneda	Vencimiento	Tipo de Cambio	Importe €
Sogecable	1,821	EUR	8-nov-11	1.0000	1,821.17
Sogecable	5,026	EUR	3-may-13	1.0000	5,025.90
Television de Oviedo	129	EUR	30-nov-12	1.0000	129.00
Television de Oviedo	73	EUR	30-nov-12	1.0000	73.00
DISTRITOLEDO, S.L.	14	EUR	27-sep-12	1.0000	14.00
Santillana del Pacífico (Chile)	159	UF	1-nov-11	1.3482	117.94
Santillana Puerto Rico	31	USD	31-oct-09	1.3482	22.99
Santillana Puerto Rico	51	USD	31-dic-10	1.3482	37.83
Santillana Puerto Rico	70	USD	9-jun-13	1.3482	51.92
MCE Media capital edicoes LDA	18	EUR	1-ene-12	1.0000	18.00
MCE Media capital edicoes LDA	17	EUR	5-feb-12	1.0000	17.00
MEDIA CAPITAL – Editora Multimédia, S.A.	12	EUR		1.0000	11.56
MEDIA CAPITAL – Editora Multimédia, S.A.	7	EUR		1.0000	6.84
MEDIA CAPITAL – Editora Multimédia, S.A.	10	EUR		1.0000	9.62
EMAV Empresa de Meios Audiovisuais Lda.	5	EUR	5-ago-07	1.0000	4.62
EMAV Empresa de Meios Audiovisuais Lda.	5	EUR	25-jul-07	1.0000	4.61
EMAV Empresa de Meios Audiovisuais Lda.	100	EUR	2-jun-09	1.0000	100.45
TVI – Televisão Independente, S.A.	395	EUR	15-ago-08	1.0000	394.88
TVI – Televisão Independente, S.A.	124	EUR	15-ago-08	1.0000	124.14
TVI – Televisão Independente, S.A.	261	EUR	15-sep-08	1.0000	260.79
TVI – Televisão Independente, S.A.	120	EUR	15-oct-08	1.0000	119.52
TVI – Televisão Independente, S.A.	176	EUR	1-nov-08	1.0000	175.58
TVI – Televisão Independente, S.A.	192	EUR	15-nov-08	1.0000	192.35
TVI – Televisão Independente, S.A.	42	EUR	20-may-09	1.0000	41.95
TVI – Televisão Independente, S.A.	239	EUR	20-may-09	1.0000	238.86
TVI – Televisão Independente, S.A.	131	EUR	2-jun-09	1.0000	130.69
Plural Entertainment Portugal S.A.	1	EUR	7-mar-07	1.0000	0.67
Plural Entertainment Portugal S.A.	3	EUR	7-abr-07	1.0000	2.73
Plural Entertainment Portugal S.A.	2	EUR	15-abr-07	1.0000	1.75
Plural Entertainment Portugal S.A.	6	EUR		1.0000	5.68
Plural Entertainment Portugal S.A.	23	EUR	11-dic-07	1.0000	22.96
Plural Entertainment Portugal S.A.	72	EUR	26-dic-07	1.0000	72.41
Plural Entertainment Portugal S.A.	11	EUR	26-dic-07	1.0000	11.45
Plural Entertainment Portugal S.A.	14	EUR	26-dic-07	1.0000	13.72
Plural Entertainment Portugal S.A.	3	EUR	26-dic-07	1.0000	2.64
Plural Entertainment Portugal S.A.	21	EUR	26-dic-07	1.0000	20.87
Plural Entertainment Portugal S.A.	9	EUR	2-jun-09	1.0000	8.98
Grupo Media Capital SGPS, S.A.	20	EUR		1.0000	19.80
Nota: Los tipos de cambio de las diferentes divisas han sido tomados a la fecha de cierre del mes de Marzo 2010.

SCHEDULE 8
Information for Notices
(1)	For the Borrower and the rest of Obligors:

Promotora de Informaciones S.A.

Address:	Gran Vía 32. 28013 Madrid

Phone:	+ 34 91 330 10 12

Fax:	+ 34 91 330 10 70

Attention:	Secretario General

C/c:	Dirección Financiera

Phone:	+34 91 330 11 18

Fax:	+34 91 330 10 88
(2)	For the Agent:

HSBC Bank plc, Sucursal en España

Address:	Torre Picasso planta 33. Plaza de Pablo Ruiz Picasso s/n. 28020 Madrid

Phone:	+ 34 91 456 6175

Fax:	+ 34 91 456 6113

E-mail:	francisconeira@hsbc.com / javierrubio@hsbc.com

Attention:	Francisco Neira / Javier Rubio
(3)	For the Original Lenders:

HSBC Bank plc

Address:	Level 3, 8 Canada Square, London E14 5HQ

Phone:	+ 44 (0)20 7991 1458

Fax:	+ 44 (0)20 7992 4989

E-mail:	graham.tufts@hsbcib.com; rachel.c.watson@hsbcib.com

Attention:	Graham Tufts/ Rachel Watson
(4)	For the Original Offer Guarantee Bank:

HSBC Bank plc

Address:	Level 3, 8 Canada Square, London E14 5HQ

Phone:	+ 44 (0)20 7991 1458

Fax:	+ 44 (0)20 7992 4989

E-mail:	graham.tufts@hsbcib.com; rachel.c.watson@hsbcib.com

Attention:	Graham Tufts/ Rachel Watson

SCHEDULE 9
Form of First Demand Guarantee3
Capitalised terms used in this guarantee shall have the same meaning as in the bridge facilities agreement dated [ ] between Promotora de Informaciones S.A. as borrower and others relating to facilities in an aggregate amount of up to Euro [ ], a copy of which is annexed hereto as Schedule [ ] (Bridge Facilities Agreement) (hereinafter, the “Bridge Facilities Agreement”).

1)	Notwithstanding the unlimited personal liability of the Borrower, each of the Guarantors hereby constitutes in favour of the Finance Parties, each of which accept the same, a first demand guarantee (Garantía a Primer Requerimiento) guaranteeing, jointly and severally, performance by the Borrower of its payment obligations under the Finance Documents (including principal, accrued interest, fees, expenses and any other unpaid sum), on the same terms and conditions established for the Borrower in the Finance Documents.

2)	This guarantee (i) is a continuing guarantee, (ii) will extend to the ultimate balance of amounts payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part, or any extension, renewal, novation or amendment (however fundamental and whether express or tacit) of a Finance Document, and therefore (iii) will continue in full force and effect until the payment obligations of the Borrower under the Finance Documents have been fully and irrevocably paid or discharged and the Total Commitments reduced to nil.

3)	Each of the Guarantors expressly acknowledges that this guarantee is constituted as a first demand guarantee (Garantía a Primer Requerimiento) and not as a bond such as established in Sections 1822 et seq. of the Spanish Civil Code, and therefore the benefits of order, division and surety are not applicable.

4)	As a consequence of the above, the obligations of each Guarantor under this guarantee are of an autonomous and abstract nature, will continue in full force and effect and will not be affected by any unenforceability, illegality or invalidiy of any obligation of any Obligor under any Finance Document, in which case each of the Guarantors jointly and severally shall indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party.

Moreover, each of the Guarantors expressly declares that its obligations under this Guarantee will not be affected by any act of any of the Finance Parties in respect of the agreement which, as the case may be, might arise as a result of insolvency proceedings relating to the Borrower (including, for the avoidance of doubt, the approval of such agreement by any Finance Party).

Any claims arising under this guarantee will be made by the Agent in the name and on behalf of the affected Finance Parties.

[3]	This Guarantee shall be executed before a Public Notary

Any claim made under this guarantee only requires specification in respect of the amount claimed and a statement that the Borrower has breached its payment obligations under the Finance Documents, which breach has not been remedied within the applicable cure period, and upon such claim the Guarantor shall immediately pay that amount.
Each of the Guarantors expressly waives the right to carry out any investigation, seek any confirmation from any other person, make any challenge or claim any compensation or set-off of any nature whatsoever against the Finance Parties, except for any challenge or claim based on the actual payment of the guaranteed obligations.
If a Guarantor fails to pay immediately on demand any amount payable by it under the guarantee constituted herein, interest shall accrue on the overdue amount from the due date up to the date of actual payment in accordance with the provisions of Clause 9.4 (Default Interest) of the Bridge Facilities Agreement.
The guarantee of each Guarantor shall continue in full force and effect until the payment obligations of the Borrower have been fully and irrevocably paid or discharged and the Total Commitments reduced to nil, regardless of any intermediate claim made by the Finance Parties thereunder. This guarantee of each Guarantor is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
For the purposes of determining the amounts the Finance Parties may claim from time to time under this guarantee each Guarantor expressly acknowledges and ratifies Clause 31 (Calculations, Certificates and Enforcement) of the Bridge Facilities Agreement.
Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
a)	to be indemnified by an Obligor;
b)	to claim any contribution from any other Guarantor of any Obligor’s obligations under the Finance Documents; and/or
c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
The liability of each Spanish Guarantor under this guarantee shall not include any obligation or liability which could cause the financial assistance limitations provided, where the Spanish Guarantor is a Joint Stock Company (Sociedad Anonima) in Section 81 of the Spanish Law on Joint Stock Companies (Ley de Sociedades Anónimas) or, where the Spanish Guarantor is a Limited Liability Company (Sociedad de Responsabilidad Limitada), Section 40 of the Spanish Law on Limited Liability Companies (Ley de Sociedades de Responsabilidad Limitada) to be breached.

Notwithstanding the provisions above, this guarantee shall be automatically cancelled with respect to any Guarantor that ceases to be: (i) a Prisa Subsidiary (provided that any Disposal of a Prisa Subsidiary shall comply with Clause 21.9 (Disposals) of the Bridge Facilities Agreement); or (ii) a Material Prisa Subsidiary (as calculated by reference to the most recent Audited Consolidated Annual Financial Statements).
Likewise, this guarantee shall be automatically cancelled with respect to a certain Guarantor, upon the written notice of the Borrower to the Agent identifying such Guarantor which notice shall provide a certificate (together with supportive calculations set out in reasonable detail and reasonably information to evidence) certifying that after the relase of such Guarantor from its obligations under this guarantee, Clause 21.20 (Guarantor Coverage) of the Bridge Facilities Agreement shall be complied with.

SCHEDULE 10
Existing Intragroup Financial Indebtedness

Mill. €
PRISA TO MEDIA CAPITAL	26.1

PRISA TO UNIÓN RADIO	2.8

PRISA TO DÉDALO [•]	92.4

SCHEDULE 11
Existing Intragroup Guarantees

Mill. €
PRISA TO DÉDALO [•]	130.0

PRISA TO [IBERBANDA]	28.8

SCHEDULE 12
Permitted Dividend Payments
- Grupo Santillana: Distribution of a 7% of the investment made by DLJSAP.
- Unión Radio: Distribution of the highest of: (i) 50% of the net profit; and (ii) 30% of the earnings before taxes.
- New shareholder: At least a 7% of the amount of the preferred shares on an annual basis.
- Digital+: At least a 50% of the annual distributable profit and losses.

SIGNATURES
Borrower: PROMOTORA DE INFORMACIONES S.A.
By: Mr. Juan Luis Cebrián Echarri
Agent: HSBC BANK PLC SUCURSAL EN ESPAÑA
By: Mr. Francisco Javier Neira Menéndez and Mr. Mark Hall
Arranger: HSBC BANK PLC
By: Mr. Francisco Javier Neira Menéndez and Mr. Mark Hall
Underwriter: HSBC BANK PLC
By: Mr. Francisco Javier Neira Menéndez and Mr. Mark Hall
Original Offer Guarantee Bank: HSBC BANK PLC
By: Mr. Francisco Javier Neira Menéndez and Mr. Mark Hall